As filed with the Securities and Exchange Commission on March 1, 2005

Registration No.

Registration No. 333-109727

Registration No. 333-119753

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3 REGISTRATION STATEMENT

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3

REGISTRATION STATEMENT

POST-EFFECTIVE AMENDMENT NO. 6 TO FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

NEW CENTURY FINANCIAL CORPORATION (Exact name of registrant as specified in its charter)	NEW CENTURY TRS HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Maryland	Delaware
(State of other jurisdiction of incorporation or organization)	(State of other jurisdiction of incorporation or organization)

56-2451736	33-0683629
(I.R.S. Employer Identification No.)	(I.R.S. Employer Identification No.)

18400 Von Karman Avenue, Suite 1000

Irvine, California 92612

(949) 440-7030

(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Brad A. Morrice

Vice Chairman, President and Chief Operating Officer

New Century Financial Corporation

18400 Von Karman, Suite 1000

Irvine, California 92612

(949) 440-7030

Copies to:

Peter T. Healy, Esq.

O’Melveny & Myers LLP

275 Battery Street, 26th Floor

San Francisco, California 94111

(415) 984-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, or the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of shares to be registered	Amount to be registered		Proposed maximum offering price	Amount of registration fee
3.50% Convertible Senior Notes Due 2008 of New Century TRS Holdings, Inc. (the “notes”)	N/A	(1)	N/A(1)	N/A	(1)
New Century Financial Corporation common stock, par value $0.01 per share	N/A	(2)	N/A(2)	N/A	(2)
Guarantees of the notes by New Century Financial Corporation	$5,500,000	(3)	$5,500,000(3)	$647.35	(3)

(1)	A registration fee of $19,092 was paid in connection with the Registration Statement (333-109727) on Form S-3 of New Century TRS Holdings, Inc. (formerly known as New Century Financial Corporation), a Delaware corporation (“New Century TRS”), as filed with the Securities and Exchange Commission on October 15, 2003.
(2)	A registration fee of $54,001 was paid in connection with Registration Statement (333-119753) on Form S-3 of New Century Financial Corporation (formerly known as New Century REIT, Inc.), a Maryland corporation (“New Century Financial”), as filed with the Securities and Exchange Commission on October 14, 2004. The shares of New Century Financial common stock issuable upon conversion of the notes and registered pursuant to such registration statement were registered for resale only. No additional shares of New Century Financial common stock are being registered hereby.
(3)	The guarantees registered pursuant to this registration statement are being registered for resale only.

Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement is a combined prospectus and relates to this registration statement and two other registration statements (Registration Nos. 333-109727 and 333-119753), the latter two of which were filed in order to, among other things, register the notes and the resale of the shares of New Century Financial Corporation common stock issuable upon conversion of the notes by selling securityholders from time to time.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Registration Statement on Form S-3, Post-Effective Amendment No. 2 to the Second Registration Statement (as defined below) and Post-Effective Amendment No. 6 to the Original Registration Statement (as defined below) is being filed under the Securities Act of 1933, as amended (the “Securities Act”), jointly by New Century Financial Corporation, a Maryland corporation (“New Century Financial”), and New Century TRS Holdings, Inc., a Delaware corporation (“New Century TRS”).

On October 15, 2003, New Century TRS initially filed Registration Statement (333-109727) on Form S-3 (the “Original Registration Statement”) with the Securities and Exchange Commission, registering the $210,000,000 principal amount of 3.50% convertible senior notes issued by New Century TRS (the “notes”), and the shares of common stock of New Century TRS (“New Century TRS common stock”) issuable upon conversion of the notes.

On October 1, 2004, New Century TRS became a wholly-owned subsidiary of New Century Financial through the merger of a wholly-owned subsidiary of New Century Financial with and into New Century TRS, and each then-outstanding share of New Century TRS common stock was converted into one share of common stock of New Century Financial (“New Century Financial common stock”). As a result of the merger, the notes became convertible into shares of New Century Financial common stock. Also in connection with the merger, New Century Financial, New Century TRS and the trustee under the indenture governing the notes entered into a supplemental indenture whereby New Century Financial agreed to, among other things, issue New Century Financial common stock upon conversion of the notes.

On October 14, 2004, New Century Financial filed Registration Statement (333-119753) on Form S-3 (the “Second Registration Statement”) to, among other things, register for resale the shares of New Century Financial common stock issuable upon conversion of the notes by selling securityholders from time to time.

On November 22, 2004, New Century TRS commenced an offer to convert all of the notes for cash and shares of New Century Financial common stock (the “note conversion offer”). Upon completion of the note conversion offer, which expired December 23, 2004, $204.5 million, or approximately 97.4%, of the $210 million principal amount of the notes then outstanding were tendered and accepted for payment.

On February 14, 2005, New Century Financial, New Century TRS and the trustee under the indenture governing the notes entered into a second supplemental indenture pursuant to which New Century Financial agreed to fully and unconditionally guarantee the due and punctual payment of the notes (the “guarantees”).

This Registration Statement on Form S-3 registers the resale of the guarantees of the notes by the selling securityholders from time to time. This Post-Effective Amendment No. 2 to the Second Registration Statement and Post-Effective Amendment No. 6 to the Original Registration Statement revises the applicable registration statements to reflect the consummation of the note conversion offer and the issuance of the guarantees.

PROSPECTUS

NEW CENTURY TRS HOLDINGS, INC.

$5,500,000

3.50% Convertible Senior Notes Due 2008

Fully and Unconditionally Guaranteed by

New Century Financial Corporation

NEW CENTURY FINANCIAL CORPORATION

Up to 194,301 Shares of

Common Stock Into Which the Notes May Be Converted

In connection with the plan to restructure the operations of New Century Financial Corporation, or New Century Financial, in order to allow it to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, on October 1, 2004, New Century TRS Holdings, Inc., or New Century TRS, became a wholly-owned subsidiary of New Century Financial through a merger transaction in which each outstanding share of New Century TRS common stock was converted into the right to receive one share of New Century Financial common stock. In connection with the merger, the 3.50% Convertible Senior Notes due July 3, 2008 issued by New Century TRS became convertible into shares of New Century Financial common stock.

On November 22, 2004, New Century TRS commenced an offer to convert all of the notes for cash and shares of New Century Financial common stock. Upon completion of the note conversion offer, which expired December 23, 2004, $204.5 million, or approximately 97.4%, of the $210 million principal amount of the notes then outstanding were tendered and accepted for payment.

The notes are fully and unconditionally guaranteed by New Century Financial.

This prospectus relates to the resale by the selling securityholders from time to time of the notes and the associated guarantees and the shares of New Century Financial common stock into which the notes may be converted. The notes and associated guarantees are convertible at any time prior to maturity into shares of New Century Financial common stock at a conversion price of approximately $34.03 per share (subject to certain adjustments). This is equivalent to a conversion rate of approximately 29.3862 shares per $1,000 principal amount of the notes. Upon conversion, New Century TRS will have the right to deliver cash in lieu of shares of New Century Financial common stock or to deliver a combination of cash and shares of New Century Financial common stock. The notes are the general unsecured obligations of New Century TRS, ranking on a parity in right of payment with all of New Century TRS’s existing and future unsecured senior indebtedness and its other general unsecured obligations, and senior in right of payment to all its future subordinated indebtedness. The associated guarantees constitute New Century Financial’s unsecured and unsubordinated obligations and rank on parity with all other present and future unsecured and unsubordinated obligations of New Century Financial.

The interest rate on the notes is an annual rate of 3.50% of the principal amount. Interest on the notes is payable in cash on January 3 and July 3 of each year until maturity. At maturity, on July 3, 2008, New Century TRS will have the right to redeem the notes at their principal amount.

You may require New Century TRS to repurchase all or a portion of your notes, subject to specified exceptions, upon the occurrence of a fundamental change as described herein under “Description of Notes-Repurchase of Notes at a Holder’s Option Upon a Fundamental Change.”

The notes and associated guarantees are not listed on any national securities exchange or quoted on any over-the-counter market. New Century Financial’s common stock is quoted on the New York Stock Exchange, or NYSE, under the symbol “NEW.” The last reported bid price of New Century Financial common stock on February 28, 2005 was $50.72 per share.

Investing in the notes or New Century Financial common stock involves risks.

See “ Risk Factors” beginning on page 10.

Neither New Century TRS nor New Century Financial will receive any proceeds from the sale of the notes and the associated guarantees or the shares of New Century Financial common stock into which the notes may be converted by any selling securityholders. The notes and the associated guarantees and New Century Financial common stock may be offered in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. In addition, the shares of New Century Financial common stock may be offered from time to time through ordinary brokerage transactions on the NYSE. The selling securityholders may be deemed to be “underwriters” as defined in the Securities Act of 1933, as amended, or the Securities Act. If the selling securityholders use any broker-dealers, any commission paid to broker-dealers and, if broker-dealers purchase any notes or shares of New Century Financial common stock as principals, any profits received by such broker-dealers on the resale of the notes and the associated guarantees or shares of New Century Financial common stock, may be deemed to be underwriting discounts or commissions under the Securities Act.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2005

SUMMARY

This summary contains basic information about us and this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the notes thereto, which are incorporated into this prospectus by reference, before making an investment in the notes or New Century Financial common stock. As used in this prospectus, except where the context otherwise requires or as otherwise indicated, “New Century Financial,” “company,” “we,” “our,” and “us” refer to New Century Financial Corporation and our subsidiaries, including New Century TRS.

New Century Financial Corporation

Our Business

We are a REIT and one of the nation’s largest subprime mortgage finance companies. We originate, purchase, retain, sell and service primarily first mortgage products to borrowers nationwide. We focus on lending to individuals whose borrowing needs are generally not fulfilled by traditional financial institutions because they do not satisfy the credit, documentation or other underwriting standards prescribed by conventional mortgage lenders and loan buyers, such as Fannie Mae and Freddie Mac. We originate and purchase loans on the basis of the borrower’s ability to repay the mortgage loan, the borrower’s historical pattern of debt repayment and the amount of equity in the borrower’s property (as measured by the borrower’s loan-to-value ratio, or LTV). We have been originating and purchasing subprime loans since 1996 and believe we have developed a comprehensive and sophisticated process of credit evaluation and risk-based pricing that allows us to effectively manage the potentially higher risks associated with this segment of the mortgage industry.

Recent Developments

The REIT conversion

On April 5, 2004, the board of directors of New Century TRS, formerly known as New Century Financial Corporation, approved a plan to change its capital structure to enable it to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes. The decision to convert to a REIT was based on several factors, including the potential for increased stockholder return, tax efficiency and ability to achieve growth objectives. On April 19, 2004, the board of directors of New Century TRS approved certain legal and financial matters related to the proposed REIT conversion.

On April 12, 2004, New Century TRS formed New Century Financial Corporation, a Maryland corporation formerly known as New Century REIT, Inc. On September 15, 2004, the stockholders of New Century TRS approved and adopted the merger agreement which implemented the restructuring of New Century Financial in order for it to qualify as a REIT.

Pursuant to the merger agreement, (i) a wholly-owned subsidiary of New Century Financial merged with and into New Century TRS, with New Century TRS as the surviving corporation, (ii) each outstanding share of common stock of New Century TRS was converted into the right to receive one share of New Century Financial common stock, (iii) New Century TRS became a wholly-owned subsidiary of New Century Financial and (iv) New Century REIT, Inc. changed its name to New Century Financial Corporation. The merger was consummated and became effective on October 1, 2004.

As part of the REIT conversion transactions, on October 6, 2004, New Century Financial consummated a public offering of 13,500,000 shares of its common stock at $58.00 per share, for gross proceeds of approximately $783.0 million. Concurrent with closing of the public offering, New Century Financial sold 636,885 shares of its common stock in a private placement transaction to Friedman, Billings, Ramsey Group, Inc. for gross proceeds of approximately $35.0 million. New Century Financial agreed to register for resale shares purchased by Friedman, Billings, Ramsey Group, Inc. in the private placement. The registration rights agreement requires that New Century Financial file a registration statement 180 days after the closing of the private placement but no later than 210 days after such date. We intend to use the net proceeds of the public offering and the concurrent private placement for general working capital purposes, substantially all of which will be used to build a portfolio of self-originated mortgage loans and, if necessary to maintain our REIT status, to purchase mortgage-related assets from third parties.

Effect of the merger and related transactions on the notes and the related call option and warrant

The notes became convertible into shares of common stock of New Century TRS on March 17, 2004 under the terms of the indenture governing the notes. As a result of the merger, the notes became convertible into shares of New Century Financial common stock at the same conversion rate as in effect on the date of the merger, subject to further adjustments upon the occurrence of certain events. On September 30, 2004, New Century Financial, New Century TRS and the trustee under the indenture governing the notes entered into a supplemental indenture pursuant to which New Century Financial will be obligated to issue its common stock upon conversion of the notes and New Century TRS will remain responsible for all other obligations under the indenture governing the notes.

In connection with the original issuance of the notes, New Century TRS entered into two agreements to simultaneously purchase a call option and sell a warrant on its common stock. The purpose of the call option and warrant was to reduce the economic dilution of the conversion premium under the notes. The call option granted to New Century TRS the right to purchase from an affiliate of Bear Stearns & Co. Inc., or Bear Stearns, at any time up to approximately 6.034 million shares of New Century TRS common stock at a strike price of $34.80. The warrant granted to the affiliate of Bear Stearns the right to purchase from New Century TRS up to approximately 6.034 million shares of New Century TRS common stock for a limited period of time upon maturity of the notes at a price of $47.59 per share, subject to certain anti-dilution and other customary adjustments. Like the notes, the call option and warrant became exercisable for shares of New Century Financial common stock, rather than New Century TRS common stock, as a result of the merger.

Offer to convert the New Century TRS notes and termination of the related call option and warrant

On November 22, 2004, New Century TRS commenced an offer, upon the terms and subject to the conditions described in the prospectus relating to the offer and the accompanying letter of transmittal, to convert all the notes for shares of New Century Financial common stock and cash. We refer to this as the note conversion offer. The note conversion offer expired at midnight, New York City time, on December 23, 2004. On December 24, 2004, New Century TRS accepted for payment $204.5 million, or approximately 97.4%, of the $210 million aggregate principal amount of the notes then outstanding, which constituted all of the notes validly tendered and not withdrawn, including notices subject to satisfactory delivery by notice of guaranteed delivery. Holders who tendered their notes for conversion in the note conversion offer received for each $1,000 principal amount a total of:

•	28.7366 shares of New Century Financial common stock issuable on conversion of the notes in accordance with their terms;

•	an additional 1.7594 shares of New Century Financial common stock; and

•	accrued and unpaid interest from July 3, 2004 payable in cash.

In the aggregate, such holders received 6,236,451 shares of New Century Financial common stock and $3.4 million in cash.

In order to enable New Century TRS to deliver shares of New Century Financial common stock to tendering note holders in the note conversion offer, New Century TRS entered into a purchase agreement with New Century Financial pursuant to which New Century TRS agreed to purchase, for cash, that number of shares of New Century Financial common stock as was necessary for New Century TRS to satisfy its share delivery obligations under the note conversion offer. The purchase agreement also provided that New Century TRS would purchase, for cash, that number of shares of New Century Financial common stock as is necessary for New Century TRS to satisfy its obligations under the indenture governing the notes to issue shares of New Century Financial common stock upon conversion of the notes. All such sales and purchases were and will be effected in an arm’s-length manner for the then-fair market value of such shares of New Century Financial common stock. To the extent that such purchases cause New Century TRS to exceed the 9.8% restriction on beneficial ownership in value or in number of shares of New Century Financial common stock contained in New Century Financial’s charter, the board of directors of New Century Financial has granted New Century TRS a waiver from such restriction. Under the terms of the purchase agreement, New Century Financial agreed to register the shares of New Century Financial common stock that New Century TRS delivered pursuant to the note conversion offer.

On December 17, 2004, New Century TRS and the affiliate of Bear Stearns agreed to terminate the call option and warrant. New Century TRS received a cash payment of approximately $29.8 million from the affiliate of Bear Stearns in connection with the termination of the call option and warrant.

Distribution for Fourth Quarter 2004

On January 31, 2005, New Century Financial paid its first quarterly cash distribution as a REIT at the rate of $1.50 per share to its stockholders of record at the close of business on January 15, 2005.

Issuance of New Century Financial Guarantees

On February 14, 2005, New Century Financial, New Century TRS and the trustee under the indenture governing the notes entered into a second supplemental indenture pursuant to which New Century Financial agreed to fully and unconditionally guarantee the due and punctual payment of the notes.

Changes in our business as a result of the merger

As a result of merger and the related public offering, we expect that over time a significant source of our revenue will be interest income generated from our portfolio of mortgage loans held by New Century Financial and its qualified REIT subsidiaries. We also expect to generate revenue from the sale of loans, servicing income and loan origination fees, all of which we initially expect to be generated by New Century Financial’s taxable REIT subsidiaries. We expect the primary components of our expenses to be interest expense on our warehouse lines and other borrowings and our securitizations, general and administrative expenses, and payroll and related expenses arising from our origination and servicing businesses.

We intend to continue to sell loans through New Century Financial’s taxable REIT subsidiaries and generate gain on sale, or GOS, income, origination fees and servicing income through those subsidiaries. Subject to the limitations imposed by applicable REIT tax rules, we expect to retain some or all of the after-tax earnings of the taxable REIT subsidiaries in such subsidiaries, enabling us to increase our capital and provide for future growth.

As a result of the merger and the related transactions, we expect that we will make certain changes to our business operations, some of which are described below:

•

Loan origination, acquisition and servicing. We will continue to originate, underwrite, process, fund and service a majority of loans through one or more of New Century TRS’s taxable REIT subsidiaries, including New Century Mortgage Corporation, our indirect subsidiary, in accordance with our existing policies, procedures and underwriting guidelines. In addition, we expect to be able to originate mortgage loans in a majority of states through us or one or more of our qualified REIT subsidiaries, including New Century Credit Corporation, or New Century Credit. Over time, we expect that we and/or one or more of our qualified REIT subsidiaries will become authorized to originate mortgage loans in the remaining states in which we or they are not currently authorized.

•	Loan sales. Prior to the merger, New Century TRS sold most of its loans through whole loan sales or securitizations through NC Capital Corporation, our indirect subsidiary. We now intend to conduct non-real estate mortgage investment conduit, or REMIC, collateralized mortgage obligation, or CMO, securitization activities in one of our qualified REIT subsidiaries, such as New Century Mortgage Securities LLC, or NCMS. Non-REMIC CMOs are treated as debt for both generally accepted accounting principles and tax purposes, thereby resulting in no GOS being recognized for either generally accepted accounting principles or income tax purposes. The non-GOS treatment creates portfolio earnings for both financial reporting pursuant to generally accepted accounting purposes and tax purposes. We have and will continue to purchase loans from New Century TRS or one or more of its taxable REIT subsidiaries in arm’s-length transactions at fair market value in order to enable us to meet the asset and income tests applicable to REITs. We will determine fair market value based on prevailing market prices for similar whole loan sale and securitization transactions executed with unaffiliated third parties.

•	Short-term financing. In connection with our conversion to a REIT, we and our qualified REIT subsidiaries have structured some of our existing financing facilities to allow our qualified REIT subsidiaries and our taxable REIT subsidiaries to share the facilities as co-borrowers. In addition, we expect to add new short-term financing facilities to originate loans. Ultimately, these loans will be financed through longer-term securitizations.

•	Long-term financing. We expect to continue financing our loan portfolio for the long-term through securitizations. If we or one of our qualified REIT subsidiaries were to securitize mortgage assets on a regular basis (other than through the issuance of non-REMIC CMOs), there is a substantial risk that the securities could be “dealer property” and that all of the profits from such sales would be subject to tax at the rate of 100% as income from prohibited transactions. We expect to securitize such mortgage assets through the issuance of non-REMIC CMOs, whereby we retain the equity interests in the mortgage-backed assets used as collateral in the securitization transaction.

•	Hedging. We currently use various derivative financial instruments to attempt to mitigate interest rate risks. When interest rates change, we expect the gain or loss on derivatives to be offset by a related but inverse change in the value of the assets that we hold or the amount of future interest payments on the related liabilities. We expect to continue this hedging strategy; however, REIT qualification tests will limit the amount of income we can receive from financial derivatives in New Century Financial. As a result, we may be required to conduct some hedging activities through one or more of New Century Financial’s taxable REIT subsidiaries, which will subject the related hedging income to corporate income tax and, in some circumstances, may impair our ability to mitigate interest rate risk.

Our Corporate Information

New Century Financial was formed as a Maryland corporation in April 2004. New Century Financial’s common stock has been listed on the NYSE under the symbol “NEW” since October 1, 2004. New Century TRS was formed as a Delaware corporation in 1995. Prior to October 1, 2004, New Century TRS’s common stock was quoted on The Nasdaq National Market under the symbol “NCEN”; those shares are no longer listed on any national securities exchange or quoted on any over-the-counter market. Our principal executive offices are located at 18400 Von Karman Avenue, Suite 1000, Irvine, California 92612, our telephone number at that location is (949) 440-7030 and our Internet website is www.ncen.com. The contents of our website are not part of this prospectus.

Terms of the Notes

Issuer	New Century TRS Holdings, Inc.

Seller	One or more of the selling securityholders. See “Selling Securityholders.” Neither we nor New Century TRS are selling any of the securities.

Securities Offered	$5,500,000 principal amount of 3.50% Convertible Senior Notes due July 3, 2008 issued by New Century TRS.

Shares of common stock of New Century Financial into which the notes may be converted.

Issue Price	100% of the principal amount.

Maturity Date	July 3, 2008.

Interest

3.50% per year on the principal amount at maturity, payable semiannually in arrears on January 3 and July 3 of each year, beginning on January 3, 2004, calculated semiannually on the basis of a 360-day year comprised of twelve 30-day months.

Guarantee	New Century Financial has fully and unconditionally guaranteed the notes. See “Description of Notes—The Guarantees.”

Ranking

The notes are general unsecured obligations of New Century TRS, ranking on a parity in right of payment with all of its existing and future unsecured senior indebtedness, and senior in right of payment with all its future subordinated indebtedness. The notes are effectively subordinated to the claims of all creditors of New Century TRS’s subsidiaries. The associated guarantees are general unsecured and unsubordinated obligations of New Century Financial, ranking on parity with all other present and future unsecured and unsubordinated obligations of New Century Financial. See “Description of Notes—Ranking.”

Conversion Rights	Holders may convert the notes prior to stated maturity, in multiples of $1,000 principal amount, at any time at the option of the holder under the following circumstances:

(i)	if the closing sale price of New Century Financial common stock for at least 20 trading days in the 30 trading day period ending on the last day of the preceding calendar quarter is greater than or equal to 110% of the conversion price per share of common stock, after which the notes will remain convertible until maturity;

(ii)	during the 5 consecutive trading day period after any 10 consecutive trading day period in which the price of the notes for each day of such period was less than 105% of the conversion value (as described herein) and the conversion value for each day of such period was less than 90% of the principal amount per note, which we refer to as the “note price conditions”;

(iii)	if the notes are rated subsequent to their issuance, during any period in which the credit rating initially assigned to the notes by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services is downgraded by two or more rating levels or cease to be rated, provided that we have no obligation to have the notes rated; or

(iv)	upon the occurrence of specified corporate transactions described in this prospectus under “Description of Notes—Conversion of Notes.”

We refer to the number of shares of New Century Financial common stock into which each note is convertible as the “conversion rate.” The conversion rate is subject to adjustment under certain circumstances and has been equitably adjusted to account for the effects of New Century TRS’ three-for-two stock split effected through a stock dividend paid on July 11, 2003.

Upon a conversion of a note following satisfaction of the conditions in paragraph (ii) above, New Century TRS will deliver, at its election, a number of shares of New Century Financial common stock equal to the lesser of (a) the conversion rate of the note, or (b) the quotient obtained by dividing the principal amount of such note by the closing price of New Century Financial common stock on the trading day immediately before the date of conversion, subject to New Century TRS’ right to pay cash in lieu of issuing shares of New Century Financial common stock or to deliver a combination of New Century Financial common stock and cash.

Upon a conversion of a note following satisfaction of the conditions in paragraphs (i), (iii) or (iv) above, New Century TRS will deliver, at its election, either a number of shares of New Century Financial common stock equal to the conversion rate of the note, cash in lieu of issuing shares or a combination of New Century Financial common stock and cash in an amount equal to the conversion rate of the note.

The notes became convertible into shares of New Century TRS common stock on March 17, 2004 pursuant to paragraph (i) above. As a result of the merger, the notes became convertible into shares of New Century Financial common stock and will remain convertible until maturity. The notes are currently convertible prior to maturity at a rate of 29.3940 shares of New Century Financial common stock per $1,000 principal amount of the notes (equivalent to a conversion price of approximately $34.03 per share), subject to New Century TRS’ right to pay cash in lieu of issuing shares of New Century Financial common stock or to deliver a combination of cash and shares of New Century Financial common stock.

Sinking Fund	None.

Optional Redemption	The notes are not subject to redemption at New Century TRS’ option prior to maturity.

Repurchase of Notes at Your Option Upon a Fundamental Change

Upon the occurrence of a fundamental change, as described in this prospectus, holders of the notes will have the right to require New Century TRS to repurchase for cash all or a portion of the notes at a price equal to 100% of their principal amount plus accrued and unpaid interest (including additional amounts). See “Description of Notes—Repurchase of Notes at a Holder’s Option Upon a Fundamental Change.”

Use of Proceeds	Neither New Century Financial nor New Century TRS will receive any proceeds from the sale of the notes or the shares of New Century Financial common stock offered by this prospectus.

Trading

The notes issued in the initial private offering are eligible for trading on Nasdaq’s screen-based automated trading system known as PORTAL, “Private Offerings, Resale and Trading through Automated Linkages.” However, notes sold under this prospectus will not be eligible for trading in the PORTAL market. The notes and associated guarantees are not currently listed and neither we nor New Century TRS intend to list the notes or the associated guarantees on any national securities exchange or have them quoted on any over-the-counter market. We can give no assurance as to the liquidity of or trading market for the notes or the associated guarantees. The common stock of New Century Financial is traded on the NYSE under the symbol “NEW.”

Risk Factors

Investment in the notes and the associated guarantees or New Century Financial common stock involves significant risks. You should carefully consider the information under “Risk Factors” and all other information included in this prospectus or incorporated herein by reference before investing in the notes and the associated guarantees or New Century Financial common stock.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Statements regarding the following subjects contained or incorporated by reference in this prospectus are forward-looking by their nature:

•	our business strategy;

•	our understanding of our competition;

•	market trends;

•	projected sources and uses of funds from operations;

•	potential liability with respect to legal proceedings; and

•	potential effects of proposed legislation and regulatory action.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and are applicable only as of the date on the cover of this prospectus or, in the case of forward-looking statements incorporated by reference, as of the date of the filing that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our stockholders or our noteholders. Such factors include, but are not limited to:

•	those identified under “Risk Factors”;

•	those identified from time to time in our or New Century TRS’s public filings with the Securities and Exchange Commission;

•	the negative impact of economic slowdowns or recessions;

•	the effect of changes in interest rates;

•	our limited experience managing a REIT;

•	the condition of the secondary markets for our products;

•	our access to funding sources and our ability to renew, replace or add to our existing repurchase arrangements and existing credit facilities on terms comparable to the current terms;

•	the assumptions underlying our residual values and repurchase allowances;

•	the impact of new state or federal legislation or court decisions on our operations;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

•	an increase in the prepayment speed or default rate of our borrowers;

•	the effect of competition from finance and mortgage banking companies and from Internet-based lending companies;

•	our ability to adequately hedge our residual values;

•	the initiation of a margin call under our credit facilities;

•	the ability of our servicing operations to maintain high performance standards;

•	our ability to expand origination volume while maintaining low overhead;

•	our ability to attract and retain qualified employees, including, in particular, our senior executives;

•	our ability to adapt to and implement technological changes;

•	the stability of residential property values;

•	our ability to close our forward sale commitments;

•	management’s ability to manage our growth and planned expansion; and

•	the outcome of litigation or regulatory actions pending against us.

We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, even if subsequent events cause us to become aware of new risks or cause our expectations to change regarding the forward-looking matters discussed in this prospectus. We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors” as well as in our or New Century TRS’s most recent Annual Report on Form 10-K, as amended, all of which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

This prospectus contains market data, industry statistics and other data that have been obtained from, or compiled from, information made available by third parties. We have not independently verified their data.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our results of operations, financial condition and business prospects could be harmed by any of these risks. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus and in documents incorporated by reference into this prospectus. The trading price of the notes and the associated guarantees or the New Century Financial common stock into which the notes may be converted could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to the Notes and the Guarantees

The notes and the guarantees are subordinated to all of New Century TRS’s and New Century Financial’s secured indebtedness and effectively subordinated to indebtedness of New Century TRS and New Century Financial’s other subsidiaries.

The notes are unsecured senior obligations of New Century TRS. Accordingly, the notes will be junior to all of New Century TRS’s current and future secured indebtedness. Even though New Century Financial has guaranteed the full and punctual payment of the notes, the guarantees constitute New Century Financial’s unsecured obligations and rank equally and ratably with all other present and future unsecured obligations of New Century Financial. Accordingly, New Century Financial’s obligations under the guarantees will be junior in right of payment to all of New Century Financial’s existing and future secured indebtedness. As of September 30, 2004, after giving pro forma effect to the merger and the conversion of the notes pursuant to the completed note conversion offer, New Century Financial and its subsidiaries would have had approximately $14.6 billion of secured debt.

All of New Century TRS’s business is conducted through its subsidiaries. New Century TRS’s right to receive any distribution of assets of any subsidiary upon that subsidiary’s liquidation, reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent New Century TRS is also recognized as a creditor of that subsidiary. Further, several of New Century TRS’s warehouse and repurchase facilities are structured such that the obligation is of New Century TRS’s Delaware business trust subsidiaries, which would protect the lender’s interest in the collateral in the event of a liquidation or reorganization of the issuer. As a result, the notes are effectively subordinated to the claims of such creditors.

There are no restrictive covenants in the indenture governing the notes relating to New Century TRS’s or New Century Financial’s ability to incur future indebtedness.

Although New Century TRS is subject to restrictive covenants under instruments governing certain of its other existing indebtedness, the indenture governing the notes does not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness, transactions with affiliates, incurrence of liens or the issuance or repurchase of securities by us or any of our subsidiaries, including New Century TRS. New Century TRS and New Century Financial may therefore incur additional debt, including secured indebtedness senior to the notes, or indebtedness at the subsidiary level to which the notes would be structurally subordinated.

A higher level of indebtedness increases the risk that New Century TRS and New Century Financial may default on its debt obligations. New Century TRS and New Century Financial cannot assure you that they will be able to generate sufficient cash flow to pay the interest on their debt or that future working capital, borrowings or equity financing will be available to pay or refinance such debt. The indenture governing the notes contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except to the extent described under “Description of Notes—Repurchase of Notes at a Holder’s Option Upon a Fundamental Change.”

Upon conversion of the notes, New Century TRS will have the right to pay cash in lieu of issuing shares of New Century Financial common stock.

New Century TRS has the right to elect to satisfy its conversion obligation to holders by issuing either New Century Financial common stock into which the notes are convertible, the cash value of the New Century Financial common stock into which the notes are convertible, or a combination thereof. Accordingly, upon conversion of a note, the holder might not receive any shares of New Century Financial common stock, or the holder might receive fewer shares of New Century Financial common stock relative to the conversion value of the note. Further, New Century TRS’s liquidity may be reduced to the extent it chooses to deliver cash rather than shares of New Century Financial common stock upon conversion of notes.

New Century TRS is a holding company, and it may not have access to the cash flow and other assets of its subsidiaries that may be needed to make payment on the notes.

Although all of New Century TRS’s business is conducted through its subsidiaries, none of its subsidiaries is obligated to make funds available to New Century TRS for payment on its indebtedness, including the notes. Accordingly, New Century TRS’s ability to make payments on the notes is dependent on the earnings and the distribution of funds from its subsidiaries. New Century TRS’s subsidiaries are permitted under the terms of New Century TRS’s indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by New Century TRS’s subsidiaries to New Century TRS. We cannot assure you that the agreements governing the current and future indebtedness of New Century TRS’s subsidiaries will permit its subsidiaries to provide New Century TRS with sufficient dividends, distributions or loans to fund payments on the notes when due.

New Century Financial’s substantial indebtedness and its obligation to pay dividends may limit its cash flow available to invest in the ongoing needs of its business, which could prevent it from fulfilling its guarantee obligations under the notes.

New Century Financial has substantial debt service obligations. As of September 30, 2004, after giving pro forma effect to the merger and the completion of the note conversion offer, New Century Financial would have had approximately $14.6 billion of total indebtedness outstanding, which includes approximately $3.8 billion outstanding under our warehouse and aggregation credit facilities and our asset-backed commercial paper facility.

In addition, in order to qualify as a REIT under the Internal Revenue Code of 1986, as amended, which we refer to as the Internal Revenue Code, New Century Financial generally is required each year to distribute to its stockholders at least 90% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). As a result, those earnings will not be available to New Century Financial to pay its guarantee obligations under the notes in the event New Century TRS fails to make payment on the notes.

New Century Financial’s substantial indebtedness and its obligation to pay dividends in order to qualify as a REIT could have important consequences, including the following:

•	make it more difficult for New Century Financial to satisfy its guarantee obligations under the notes;

•	limit New Century Financial’s ability to obtain additional financing in the future for loan originations, working capital, capital expenditures, acquisitions and other general corporate purposes;

•	reduce the funds available to New Century Financial for its operations because a significant portion of its cash flow from operations must be dedicated to the payment of principal and interest on its debt and the payment of dividends;

•	result in higher interest expense on New Century Financial’s debt in the event of increases in interest rates as some of its debt is, and will continue to be, at variable rates of interest;

•	limit New Century Financial’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates;

•	potentially place New Century Financial at a competitive disadvantage to the extent it is more highly leveraged than some of its competitors; and

•	make New Century Financial more vulnerable to a further downturn in the economy or a downturn in its business.

New Century Financial expects to obtain the money to pay its expenses and to satisfy its guarantee obligations under the notes (in the event New Century TRS fails to make payment on the notes) and other debt from cash flow from its operations. New Century Financial cannot be certain that its cash flow will be sufficient to allow it to pay principal and interest on its debt, including the notes, in the event New Century TRS fails to pay, and meet its other obligations. If New Century Financial does not have sufficient funds, it may be required to refinance all or part of its existing debt, sell assets or borrow more money. New Century Financial cannot guarantee that it will be able to do so on terms acceptable to it, if at all. In addition, the terms of existing or future debt agreements may restrict New Century Financial from pursuing any of these alternatives.

New Century TRS or New Century Financial, as guarantor of the notes, may not have the funds necessary to purchase the notes upon a fundamental change or other purchase date, as required by the indenture governing the notes.

Holders may require New Century TRS or New Century Financial, as guarantor of the notes, to purchase their notes upon a fundamental change as described under “Description of Notes—Repurchase of Notes at a Holder’s Option Upon a Fundamental Change.” If New Century TRS or New Century Financial do not have access to sufficient funds to repurchase the notes, then they would not be able to repurchase the notes. Further, New Century Financial’s warehouse credit facilities may not allow the repurchases. Additionally, a change in control (as defined in the indenture governing the notes) is an event of default under all of New Century Financial’s warehouse credit facilities, which would permit the warehouse lenders to accelerate the debt, which also would cause an event of default under the indenture governing the notes. If a change of control occurred but New Century TRS and New Century Financial did not have sufficient funds to pay the purchase price for all of the notes tendered by the holders of the notes, the failure would constitute an event of default under the indenture governing the notes. Therefore, a change of control at a time when New Century TRS and New Century Financial could not pay for the notes tendered by the holders of the notes as a result of the change of control could result in the holders of the notes receiving substantially less than the principal amount of the notes. In addition, the change of control covenant in the indenture governing the notes does not cover all corporate reorganizations, mergers or similar transactions and may not provide you with protection in a highly leveraged transaction.

If an active trading market does not develop for the notes and the associated guarantees, holders may not be able to resell them.

We cannot assure you that an active trading market will develop or be sustained for the notes and the associated guarantees or that you will be able to sell your notes and the associated guarantees. Neither we nor New Century TRS intend to list the notes and the associated guarantees on any national securities exchange or to seek the admission of the notes and the associated guarantees for trading on the NYSE or any other national or regional securities exchange or over-the-counter market. In addition, while the notes issued in the initial private offering have been designated for trading in the PORTAL market, notes and the associated guarantees sold using this prospectus will no longer be eligible for trading in the PORTAL market.

In addition, under the registration rights agreement New Century TRS entered into in connection with its sale of the notes to the initial purchasers, New Century TRS is permitted to suspend the use of the registration statement containing this prospectus for specific periods of time for certain reasons.

Further, even if a public market for the notes and the associated guarantees develops, the notes and the associated guarantees could trade at prices that may be lower than the price at which you purchased your notes depending on many factors, including prevailing interest rates and the market for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and the trading market for, the notes and the associated guarantees may be harmed by general declines or disruptions in the market for non-investment grade debt.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustments for certain events, including but not limited to the issuance of stock dividends on New Century Financial common stock, the issuance of rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, extraordinary cash dividends and issuer tender or exchange offers as described under “Description of Notes—Conversion of Notes.” The conversion rate will not be adjusted for other events, such as third party tender or exchange offers, that may harm the trading price of the notes or the New Century Financial common stock into which such notes may be convertible. The conversion rate of the notes has been equitably adjusted to account for the effects of New Century TRS’s three-for-two stock split effected by a stock dividend paid on July 11, 2003. After giving effect to the stock split and the dividend for the fourth quarter of 2004, the conversion rate is 29.3862 shares of common stock per $1,000 principal amount of the notes (equivalent to a conversion price of approximately $34.03 per share).

The notes may not be rated by one or more rating agencies or may receive a lower rating than anticipated.

One or more rating agencies may rate the notes. If one or more rating agencies assign the notes a rating lower than expected by investors, or do not rate the notes, the market price of the notes and New Century Financial common stock would be harmed.

The guarantees may be unenforceable due to fraudulent conveyance statutes.

The guarantees may be subject to a challenge under state or federal fraudulent transfer laws. In general, under fraudulent conveyance laws, a court can subordinate or void an obligation such as a guarantee if it determines that the obligation was incurred with actual intent to hinder, delay or defraud creditors or if the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and:

•	was insolvent or rendered insolvent as a result of the guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

In addition, a court could void any payment by us pursuant to the guarantees and require that payment to be returned to us, or to a fund for the benefit of our creditors.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally an entity is insolvent if:

•	the sum of its debts including contingent or unliquidated debts, is greater than all of its property at a fair valuation; or

•	the present fair saleable value of its assets is less than the amount required to pay its probable liability on existing debts as they become due.

Risks Related to Our Business

We are dependent on external sources of financing, and if we are unable to maintain adequate financing sources, our earnings and our financial position will suffer and jeopardize our ability to continue operations.

Our ability to make payments on indebtedness, including the notes and the associated guarantees, and to refinance indebtedness when necessary will depend on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors and other factors beyond our control.

To qualify as a REIT under the Internal Revenue Code, we generally are required each year to distribute to our stockholders at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. We conduct a substantial amount of our business through our taxable REIT subsidiaries. We cannot assure you that we will have access to funds to meet the REIT distribution and other qualification requirements. We may be required to borrow funds from one of our corporate subsidiaries or a third party on a short-term basis or liquidate investments to meet the distribution requirements that are necessary to qualify as a REIT, even if management believes that it is not in our best interests to do so. If we do not have access to the necessary funds, we may have to raise capital at inopportune times or borrow funds on unfavorable terms.

In addition, we require substantial cash to support our operating activities and growth plans in our taxable REIT subsidiaries. As part of our growth plan, we intend to obtain financing by accessing the capital markets. Our primary sources of cash for our loan origination activities are our warehouse and aggregation credit facilities, our asset-backed commercial paper facility and the proceeds from the sales and securitizations of our loans. From time to time, we finance our residual interests in securitization transactions through the sale of net interest margin securities, or NIMS; however, we have not recently relied on NIMS financing as much as we have in prior years. As of September 30, 2004, we had nine short-term warehouse and aggregation credit facilities and our asset-backed commercial paper facility providing us with approximately $8.7 billion of committed and $1.9 billion of uncommitted borrowing capacity to fund loan originations and purchases pending the pooling and sale of such loans. If we cannot maintain or replace these facilities on comparable terms and conditions, we may incur substantially higher interest expense that would reduce our profitability.

During volatile times in the capital and secondary markets, access to warehouse, aggregation and residual financing as well as access to the securitization and secondary markets for the sale of our loans has been severely constricted. Subject to the limitations imposed by REIT tax rules, our taxable REIT subsidiaries are permitted to retain the after-tax income they generate. We may, at some point in the future, borrow funds from one or more of our corporate subsidiaries upon terms that are similar to those that a third-party lender would require, or actually obtain a third-party loan for some portion of the required financing amount and then replicate the third-party loan terms in the intercompany borrowing. However, if we are unable to maintain adequate financing or other sources of capital are not available, we would be forced to suspend or curtail our operations, which would harm our results of operations, financial condition and business prospects and our ability to make payment on the notes and the associated guarantees. Similarly, we may be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities.

Our management has limited experience operating a REIT and we cannot assure you that our management’s past experience will be sufficient to successfully manage our business as a REIT.

The requirements for qualifying as a REIT are highly technical and complex. We have only recently begun to operate as a REIT and our management has limited experience in complying with the income, asset and other limitations imposed by the REIT provisions of the Internal Revenue Code. Those provisions are complex and the failure to comply with those provisions in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. In such event, our net income would be reduced and we could incur a loss, which could harm our results of operation, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

If we are unable to accumulate sufficient REIT qualifying assets such that the value of our investment in our taxable REIT subsidiaries is not more than 20% of the value of our total assets at the close of any taxable quarter, we will not qualify as a REIT.

To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter. As of September 30, 2004, substantially all of our assets were REIT qualifying assets. However, for a variety of reasons, we may be unable to accumulate sufficient REIT qualifying assets such that the value of our investment in our taxable REIT subsidiaries is not more than 20% of the value of our total assets at the close of any taxable quarter. For example:

•	we may not have enough capital, including net proceeds from the public offering and the concurrent private placement and borrowings under our credit facilities, to acquire REIT qualifying assets;

•	the value of our taxable REIT subsidiaries may be greater than our current expectations; or

•	there may be insufficient REIT qualifying assets available for purchase on reasonable terms.

If the Internal Revenue Service determines that the value of our investment in New Century TRS and other taxable REIT subsidiaries is more than 20% of the value of our total assets at the close of any calendar quarter, we could lose our REIT status. See also “Tax risks related to our status as a REIT—We may not qualify as a REIT if the value of our investment in our taxable REIT subsidiaries exceeds 20% of the value of our total assets at the close of any calendar quarter.”

If we do not have enough capital to acquire sufficient REIT qualifying assets, we may need to access the capital markets in order to raise additional capital by making additional offerings of debt and/or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. We may have to raise capital at inopportune times or borrow funds on unfavorable terms. Also, we could become more highly leveraged as a result, resulting in an increase in debt service obligations that could increase the risk of default on our obligations.

A prolonged economic slowdown or a lengthy or severe recession could harm our operations, particularly if it results in a decline in the real estate market.

The risks associated with our business are more acute during periods of economic slowdown or recession because these periods may be accompanied by decreased demand for consumer credit and declining real estate values. Declining real estate values reduce the ability of borrowers to use home equity to support borrowings because they reduce the LTV of the home equity collateral. In addition, because we make a substantial number of loans to credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on these loans could be higher during economic slowdowns. Any sustained period of increased delinquencies, foreclosures or losses could harm our ability to sell loans, the prices we receive for our loans, or the values of our mortgage loans held for investment or our residual interests in securitizations, which could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

Our earnings may decrease because of increases or decreases in interest rates.

Our profitability may be directly affected by changes in interest rates. The following are some of the risks we face related to an increase in interest rates:

•

When we securitize loans, the value of the residual interests we retain and the income we receive from the securitizations structured as financings are based primarily on the London Inter-Bank Offered Rate, or LIBOR. This is because the interest on the underlying mortgage loans is based on fixed rates payable on the underlying loans for the first two or three years from origination while the holders of the applicable securities are generally paid based on an adjustable LIBOR-based yield. Therefore, an increase in LIBOR reduces the net income we receive from, and the value of, these mortgage loans and residual interests.

•	Our adjustable-rate mortgage loans have periodic and lifetime interest rate caps above which the interest rate on the loans may not rise. In the event of general interest rate increases, the rate of interest on these mortgage loans could be limited, while the rate payable on the senior certificates representing interests in a securitization trust into which these loans are sold may be uncapped. This would reduce the amount of cash we receive over the life of the loans in securitizations structured as financings and our residual interests, and could require us to reduce the carrying value of our residual interests.

•	An interest rate increase may harm our earnings by reducing the spread between the interest we receive on our mortgage loans and our funding costs.

•	A substantial and sustained increase in interest rates could harm our loan origination volume because refinancings of existing loans, including cash-out refinancings and interest rate-driven refinancings, would be less attractive and qualifying for a purchase loan may be more difficult. Lower origination volume may harm our earnings by reducing origination income, net interest income and gain on sale of loans.

•	During periods of rising interest rates, the value and profitability of our loans may be harmed between the date of origination or purchase until the date we sell or securitize the loans.

•	A substantial and sustained increase in interest rates could increase the delinquency and default rates on the adjustable-rate mortgage loans that we originate and hold because the borrowers’ monthly payments under such loans may increase beyond the borrowers’ ability to pay. High delinquencies or losses may decrease our cash flows or impair our ability to sell or securitize loans in the future, which could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

We are also subject to risks from decreasing interest rates. For example, a significant decrease in interest rates could increase the rate at which loans are prepaid, which also could require us to reduce the carrying value of our residual interests. Moreover, if prepayments are greater than expected, the cash we receive over the life of our residual interests would be reduced. Higher-than-expected prepayments could also harm the value of our servicing portfolio. Therefore, any such changes in interest rates could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

Our reliance on cash-out refinancings as a significant source of our origination volume increases the risk that our earnings will be harmed if the demand for this type of refinancing declines.

During the nine months ended September 30, 2004, approximately 54% of our loan production volume consisted of cash-out refinancings. Our reliance on cash-out refinancings as a significant source of our origination volume increases the risk that our earnings will be harmed if interest rates rise and the prices of homes decline, which would reduce the demand and production volume for this type of refinancing. A substantial and sustained increase in interest rates could significantly reduce the number of borrowers who would qualify or elect to pursue a cash-out refinancing and result in a decline in that origination source. Similarly, a decrease in home prices would reduce the amount of equity available to be borrowed against in cash-out refinancings and result in a decrease in our loan production volume from that origination source. Therefore, our reliance on cash-out refinancings as a significant source of our origination volume could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

The loans we originate and hold are subprime, rather than prime, and generally have delinquency and default rates higher than prime loans, which could result in higher loan losses.

Subprime mortgage loans generally have higher delinquency and default rates than prime mortgage loans. Delinquency interrupts the flow of projected interest income from a mortgage loan, and default can ultimately lead to a loss if the net realizable value of the real property securing the mortgage loan is insufficient to cover the principal and interest due on the loan. Also, our cost of financing and servicing a delinquent or defaulted loan is generally higher than for a performing loan. We bear the risk of delinquency and default on loans beginning when we originate them. In whole loan sales, our risk of delinquency typically only extends to the first payment, but when we securitize any of our loans, we continue to be exposed to delinquencies and losses through our residual interests and the loans underlying our on-balance sheet securitization transactions. We are required to establish reserves based on our anticipated delinquencies and losses. We also re-acquire the risks of delinquency and default for loans that we are obligated to repurchase. We attempt to manage these risks with risk-based loan pricing and appropriate underwriting policies and loan collection methods. However, we cannot assure you that such management policies will be successful and, if such policies and methods are insufficient to control our delinquency and default risks and do not result in appropriate loan pricing and appropriate loss reserves, our business, financial condition, liquidity, results of operations and our ability to make payments on the notes and the associated guarantees could be harmed. As of September 30, 2004, the delinquency rate on mortgage loans that were 60 days or more past due and that we previously securitized in either on- or off-balance sheet transactions was 2.99%. The expected cumulative loss rate on these loans as of September 30, 2004 is approximately 3.89% on mortgage loans underlying our residual interests in securitizations and serviced by others, and 2.78% on our mortgage loans held for investment, which we service on our own platform. The expected cumulative loss rate is determined as the historical cumulative loss rates of more aged loans plus the expected cumulative loss rates on newer loans, which have experienced immaterial losses through September 30, 2004.

The geographic concentration of our mortgage loan originations increases our exposure to risks in those areas, especially California.

Over-concentration of our loan originations in any one geographic area increases our exposure to the economic and natural hazard risks associated with that area. For example, in the nine months ended September 30, 2004, approximately 41.3% of the aggregate principal amount of our mortgage loans were secured by property located in California. Certain parts of California have experienced an economic downturn in the past and have suffered the effects of certain natural hazards. Declines in the residential real estate markets in which we are concentrated may reduce the values of the properties collateralizing our mortgages, increase the risk of delinquency, foreclosure, bankruptcy, or losses and could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

Furthermore, if borrowers are not insured for natural disasters, which are typically not covered by standard hazard insurance policies, then they may not be able to repair the property or may stop paying their mortgages if the property is damaged. A natural disaster that results in a significant number of delinquencies would cause increased foreclosures and decrease our ability to recover losses on properties affected by such disasters and would harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

Likewise, the secondary market pricing for pools of loans that are not geographically diverse is typically less favorable than for a diverse pool. Our inability to originate or purchase geographically diverse pools of loans could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

An interruption or reduction in the securitization and whole loan markets would harm our financial position.

We are dependent on the securitization market for the sale of our loans because we securitize loans directly and many of our whole loan buyers purchase our loans with the intention to securitize them. The securitization market is dependent upon a number of factors, including general economic conditions, conditions in the securities market generally and conditions in the asset-backed securities market specifically. In addition, poor performance of our previously securitized loans could harm our access to the securitization market. Accordingly, a decline in the securitization market or a change in the market’s demand for our loans could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

If we make any acquisitions, we will incur a variety of costs and may never realize the anticipated benefits.

If appropriate opportunities become available, we may attempt to acquire businesses that we believe are a strategic fit with our business. We currently have no agreements to consummate any material acquisitions. If we pursue any such transaction, the process of negotiating the acquisition and integrating an acquired business may result in operating difficulties and expenditures and may require significant management attention that would otherwise be available for ongoing development of our business, whether or not any such transaction is ever consummated. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt, contingent liabilities and/or amortization expenses related to goodwill and other intangible assets, which could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

Our earnings from holding mortgage-backed securities or government securities may be harmed by changes in the level of interest rates, changes to the difference between short and longer term interest rates, changes to the difference between interest rates for these securities compared to other debt instruments, and an absence of or reduction in the availability, at favorable terms, of repurchase financing and other liquidity sources typically utilized by mortgage REITs.

From time to time, we may purchase mortgage-backed securities or government securities from third parties in order to comply with the income and asset tests necessary to maintain our REIT status. The value of, and return on, the mortgage-backed securities and government securities we hold will be affected by changes in the marketplace for such securities, as well as prepayment speeds in the case of mortgage-backed securities, and may be volatile and significantly different than projected. The securities that we hold may produce large losses instead of the income incorporated into our projections. The impact of changes in the marketplace for these securities on our results may be magnified because these holdings could be highly leveraged. Additionally, much of the financing we will use to hold these securities may be cancelable by our lenders on short notice. If our lenders cease providing financing to us on favorable terms, we would be forced to liquidate some or all of these securities, possibly at a substantial loss, which could harm our financial condition, results of operations and business prospects and our ability to make payments on the notes and the associated guarantees.

A material difference between the assumptions used in the determination of the value of our residual interests and our actual experience could harm our financial position.

As of September 30, 2004, the value on our balance sheet of our residual interests from securitization transactions was $207.3 million. The value of these residuals is a function of the delinquency, loss, prepayment speed and discount rate assumptions we use. It is extremely difficult to validate the assumptions we use in valuing our residual interests. In the future, if our actual experience differs materially from these assumptions, our cash flow, financial condition, results of operations and business prospects and our ability to make payments on the notes and the associated guarantees could be harmed.

New legislation could restrict our ability to make mortgage loans, which could harm our earnings.

Several states and cities are considering or have passed laws, regulations or ordinances aimed at curbing predatory lending practices. The federal government is also considering legislative and regulatory proposals in this regard. In general, these proposals involve lowering the existing federal Homeownership and Equity Protection Act thresholds for defining a “high-cost” loan, and establishing enhanced protections and remedies for borrowers who receive such loans. However, many of these laws and rules extend beyond curbing predatory lending practices to restrict commonly accepted lending activities, including some of our activities. For example, some of these laws and rules prohibit any form of prepayment charge or severely restrict a borrower’s ability to finance the points and fees charged in connection with the borrower’s loan. In addition, some of these laws and regulations provide for extensive assignee liability for warehouse lenders, whole loan buyers and securitization trusts. Because of enhanced risk and for reputational reasons, many whole loan buyers elect not to purchase any loan labeled as a “high cost” loan under any local, state or federal law or regulation. Accordingly, these laws and rules could severely constrict the secondary market for a significant portion of our loan production. This would effectively preclude us from continuing to originate loans that fit within the newly defined thresholds. For example, after the October 1, 2002 effective date of the Georgia Fair Lending Act, our lenders and secondary market buyers refused to finance or purchase our Georgia loans. As a result, we were forced to cease providing mortgages in Georgia until the law’s amendment a few months later. Similar laws have gone into effect in New Jersey, New Mexico and Massachusetts, that have impacted our ability to originate loans in those states. Moreover, some of our competitors who are national banks or federally chartered thrifts may not be subject to these laws and may, therefore, be able to capture market share from us and other lenders. For example, the Office of the Comptroller of the Currency recently issued regulations effective January 7, 2004 that preempt state and local laws that seek to regulate mortgage lending practices by national banks. Passage of such state and local laws could increase compliance costs and reduce fee income and origination volume, all of which would harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

We are no longer able to rely on the Alternative Mortgage Transactions Parity Act to preempt certain state law restrictions on prepayment penalties, which could harm our earnings.

The value of a mortgage loan depends, in part, upon the expected period of time that the mortgage loan will be outstanding. If a borrower pays off a mortgage loan in advance of this expected period, the holder of the mortgage loan does not realize the full value expected to be received from the loan. A prepayment penalty payable by a borrower who repays a loan earlier than expected helps offset the reduction in value resulting from the early payoff. Consequently, the value of a mortgage loan is enhanced to the extent the loan includes a prepayment penalty, and a mortgage lender can offer a lower interest rate and/or lower loan fees on a loan which has a prepayment penalty. Prepayment penalties are an important feature used to obtain value on the loans we originate.

Certain state laws restrict or prohibit prepayment penalties on mortgage loans and, until July 2003, we relied on the federal Alternative Mortgage Transactions Parity Act, or the Parity Act, and related rules issued in the past by the Office of Thrift Supervision, or OTS, to preempt state limitations on prepayment penalties. The Parity Act was enacted to extend to financial institutions, like us, which are not federally chartered depository institutions, the federal preemption that federally chartered depository institutions enjoy. However, in September 2002, the OTS released a rule that reduced the scope of the Parity Act preemption and, as a result, we are no longer able to rely on the Parity Act to preempt state restrictions on prepayment penalties. The elimination of this federal preemption has required us to comply with state restrictions on prepayment penalties. These restrictions prohibit us from charging any prepayment penalty in six states and limit the amount or other terms and conditions of our prepayment penalties in several other states. This places us at a competitive disadvantage relative to financial institutions that will continue to enjoy federal preemption of such state restrictions. Such institutions are able to charge prepayment penalties without regard to state restrictions and, as a result, may be able to offer loans with interest rate and loan fee structures that are more attractive than the interest rate and loan fee structures that we are able to offer. This competitive disadvantage could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

The scope of our lending operations exposes us to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the federal, state and local levels.

Because we are authorized to originate mortgage loans in all 50 U.S. states, we must comply with the laws and regulations, as well as judicial and administrative decisions, for all of these jurisdictions, as well as an extensive body of federal law and regulations. The volume of new or modified laws and regulations has increased in recent years, and individual cities and counties have begun to enact laws that restrict subprime loan origination activities in those cities and counties. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with these laws and regulations.

Our failure to comply with these laws can lead to:

•	civil and criminal liability;

•	loss of licensure;

•	damage to our reputation in the industry;

•	inability to sell or securitize our loans;

•	demands for indemnification or loan repurchases from purchasers of our loans;

•	fines and penalties and litigation, including class action lawsuits; or

•	administrative enforcement actions.

Any of these results could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

If warehouse lenders and securitization underwriters face exposure stemming from legal violations committed by the companies to whom they provide financing or underwriting services, this could increase our borrowing costs and harm the market for whole loans and mortgage-backed securities.

In June 2003, a California jury found a warehouse lender and securitization underwriter liable in part for fraud on consumers committed by a lender to whom it provided financing and underwriting services. The jury found that the investment bank was aware of the fraud and substantially assisted the lender in perpetrating the fraud by providing financing and underwriting services that allowed the lender to continue to operate, and held the bank liable for 10% of the plaintiff’s damages. This is the first case we know of in which an investment bank was held partly responsible for violations committed by the bank’s mortgage lender customer. If other courts or regulators adopt this theory, investment banks may face increased litigation as they are named as defendants in lawsuits and regulatory actions against the mortgage companies with which they do business. Some investment banks may exit the business, charge more for warehouse lending or reduce the prices they pay for whole loans in order to build in the costs of this potential litigation. This could, in turn, harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

If lenders are prohibited from originating loans in the State of Illinois with fees in excess of 3% where the interest rate exceeds 8%, this could force us to curtail operations in Illinois.

In March 2004, an Illinois Court of Appeals found that the Illinois Interest Act, which caps fees at 3% for loans with an interest rate in excess of 8%, is not preempted by federal law. This ruling contradicts the view of the Federal Circuit Courts of Appeal, most state courts, the OTS and the Illinois Office of the Attorney General. In November 2004, the Illinois Supreme Court decided to consider an appeal to this case. If this ruling is not overturned, we may reduce operations in Illinois since it will reduce the return we and our investors can expect on higher risk loans. Moreover, as a result of this ruling, plaintiffs are filing actions against lenders, including us, seeking various forms of relief as a result of any fees received in the past which exceeded the applicable thresholds. Any such actions, if decided against us, could harm our results of operations, financial condition and business prospects and our ability to make payment on the notes and the associated guarantees.

High delinquencies or losses on the mortgage loans in our securitizations may decrease our cash flows or impair our ability to sell or securitize loans in the future.

Loans we make to lower credit grade borrowers, including credit-impaired borrowers, entail a higher risk of delinquency and higher losses than loans we make to borrowers with better credit. Most of our loans are made to borrowers who do not qualify for loans from conventional mortgage lenders. No assurance can be given that our underwriting criteria or methods will afford adequate protection against the higher risks associated with loans made to lower credit grade borrowers. We continue to be subject to risks of default and foreclosure following the sale of loans through securitization. To the extent such losses are greater than expected, the cash flows we receive through residual interests and from our securitizations structured as financings would be reduced. Increased delinquencies or losses may also reduce our ability to sell or securitize loans in the future. Any such reduction in our cash flows or impairment in our performance could harm our results of operations, financial condition and business prospects and our ability to make payment on the notes and the associated guarantees.

Our interest only loans may have a higher risk of default than our fully-amortizing loans.

During the nine months ended September 30, 2004, originations of interest only loans totaled $5.7 billion, or 18.6%, of total originations. These interest only loans require the borrowers to make monthly payments only of accrued interest for the first 24, 36 or 120 months following origination. After such interest only period, the borrower’s monthly payment is recalculated to cover both interest and principal so that the mortgage loan will amortize fully prior to its final payment date. The interest only feature may reduce the likelihood of prepayment during the interest only period due to the smaller monthly payments relative to a fully-amortizing mortgage loan. If the monthly payment increases, the related borrower may not be able to pay the increased amount and may default or may refinance the related mortgage loan to avoid the higher payment. Because no principal payments may be made on such mortgage loans for an extended period following origination, if the borrower defaults, the unpaid principal balance of the related mortgage loan will be greater than otherwise would be the case, increasing the risk of loss in that situation.

The loss of our exemption under the Investment Company Act would harm us and the market price of our shares of common stock and our ability to make distributions to our stockholders.

We are not currently regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and we intend to operate so as to not become regulated as an investment company under the Investment Company Act. For example, we intend to qualify for an exemption under the Investment Company Act that is available to companies that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we intend to invest at least 55% of our assets in mortgage loans or mortgage-related assets securities that represent the entire ownership in a pool of mortgage loans and at least an additional 25% of our assets in mortgages, mortgage-related assets securities, securities of REITs and other real estate-related assets. As of September 30, 2004, 69% of our assets consisted of mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans and another 26% of our assets were invested in mortgages, mortgage-related assets, securities of REITs and other real estate-related assets.

If we fail to qualify for that exemption, we may be required to restructure our activities. For example, if the market value of our investments in equity securities were to increase by an amount that caused less than 55% of our assets to be invested in mortgage loans or mortgage-related assets that represent the entire ownership in a pool of mortgage loans, we might have to sell equity securities in order to qualify for an exemption under the Investment Company Act. In the event we must restructure our activities, our results of operations, financial condition and business prospects, and our ability to make payment on the notes and the associated guarantees, could be harmed.

Our inability to realize cash proceeds from loan sales and securitizations in excess of the loan acquisition cost could harm our financial position.

The net cash proceeds received from loan sales consist of the premiums we receive on sales of loans in excess of the outstanding principal balance, plus the cash proceeds we receive from securitizations structured as sales, minus the discounts on loans that we have to sell for less than the outstanding principal balance. If we are unable to originate loans at a cost lower than the cash proceeds realized from loan sales, our results of operations, financial condition and business prospects, and our ability to make payments on the notes and the associated guarantees, could be harmed.

Our credit facilities are subject to margin calls based on the lender’s opinion of the value of our loan collateral. An unanticipated large margin call could harm our liquidity.

The amount of financing we receive under our credit facilities depends in large part on the lender’s valuation of the mortgage loans that secure the financings. Each such facility provides the lender the right, under certain circumstances, to reevaluate the loan collateral that secures our outstanding borrowings at any time. In the event the lender determines that the value of the loan collateral has decreased, it has the right to initiate a margin call. A margin call would require us to provide the lender with additional collateral or to repay a portion of the outstanding borrowings. Any such margin call could harm our liquidity, results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

We face intense competition that could harm our market share and our revenues.

We face intense competition from finance and mortgage banking companies and from Internet-based lending companies. In addition, certain government-sponsored entities, such as Fannie Mae and Freddie Mac, are also expanding their participation in the subprime mortgage industry. These government-sponsored entities have a size and cost-of-funds advantage that allows them to purchase loans with lower rates or fees than we are willing to offer. While the government-sponsored entities presently do not have the legal authority to originate mortgage loans, including subprime loans, they do have the authority to buy loans. A material expansion of their involvement in the market to purchase subprime loans could change the dynamics of the industry by virtue of their sheer size, pricing power and the inherent advantages of a government charter. In addition, if as a result of their purchasing practices, these government-sponsored entities experience significantly higher-than-expected losses, such experience could harm the overall investor perception of the subprime mortgage industry.

Certain large finance companies and conforming mortgage originators also originate subprime mortgage loans to customers similar to the borrowers we serve. Competitors with lower costs of capital have a competitive advantage over us. In addition, establishing a wholesale lending operation such as ours requires a relatively small commitment of capital and human resources. This low barrier to entry permits new competitors to enter our markets quickly and compete with our wholesale lending business. If these competitors are able to attract some of our key employees and disrupt our broker relationships, it could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

Some thrifts, national banks and their operating subsidiaries are also expanding their subprime mortgage lending activities. By virtue of their charters, these institutions are exempt from complying with many of the state and local laws that affect our operations. For example, they are permitted to offer loans with prepayment charges in many jurisdictions where we cannot. If more of these federally chartered institutions are able to use their preemptive ability to provide more competitive pricing and terms than we can offer, it could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees. We may also be forced to expand our operations at a pace that does not allow us to attract a sufficient number of employees with the capability to ensure we are in compliance with the numerous complex regulations applicable to our business as well as to enable us to provide high quality customer service and this could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

In addition, to the extent we must purchase mortgage loans or mortgage-related assets from third parties, we must compete with other REITs, investment banking firms, savings and loan associations, banks, insurance companies, other lenders and other entities that purchase mortgage loans or mortgage-backed securities, many of which have greater financial resources than we do. As a result, we may not be able to acquire sufficient mortgage-related assets with favorable yields over our borrowing costs, which could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

The intense competition in the subprime mortgage industry has also led to rapid technological developments, evolving industry standards and frequent releases of new products and enhancements. As mortgage products are offered more widely through alternative distribution channels, such as the Internet, we may be required to make significant changes to our current wholesale and retail structures and information systems to compete effectively. Our inability to continue enhancing our current Internet capabilities, or to adapt to other technological changes in the industry, could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

Our hedging strategies may not be successful in mitigating our risks associated with interest rates.

We use various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect us completely. When rates change, we expect to record a gain or loss on derivatives, which would be offset by an inverse change in the value of loans or residual interests. Additionally, from time to time, we may enter into hedging transactions in connection with our holdings of mortgage-backed securities and government securities with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps and floors, options to purchase these items, and futures and forward contracts. Currently, we intend to primarily use Euro Dollar Futures contracts and interest rate swap agreements to manage the interest rate risk of our portfolio of adjustable-rate mortgages; however, our actual hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from our currently anticipated hedging strategy. Any significant decrease in interest rates could result in a significant margin call, which would require us to provide the counterparty with additional cash collateral. Any such margin call could harm our liquidity, results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

We cannot assure you that our use of derivatives will offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will incur losses after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies or improperly executed transactions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses, and such losses could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

Complying with REIT requirements may limit our ability to hedge interest rate risk effectively.

The existing REIT provisions of the Internal Revenue Code substantially limit our ability to hedge mortgage-backed securities and government securities and related borrowings. Under these provisions, our aggregate gross income from qualified hedges (which generally include certain financial instruments used to hedge indebtedness incurred or to be incurred to acquire or carry “real estate assets”), together with any other income from certain non-qualifying sources, is limited to not more than 25% of our annual gross income. In addition, we must limit our aggregate gross income from non-qualified hedges, fees, and certain other non-qualifying sources to not more than 5% of our annual gross income. We must meet certain additional identification and other requirements for hedges to be qualified hedges, and qualified hedges generally will be excluded from income in applying the foregoing 5% test. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through a taxable REIT subsidiary. This could increase the cost of our hedging activities or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear, which could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

A decline in the quality of servicing could lower the value of our residual interests and our ability to sell or securitize loans and could harm the cash flows from our on-balance sheet securitizations.

In March 2001, we sold to Ocwen Federal Bank FSB the servicing rights on $4.8 billion of our servicing portfolio, which consisted of 25 separate asset-backed securities. In October 2002, we reestablished our servicing platform. However, Ocwen continues to service the mortgage loans underlying our residual interests in transactions closed prior to 2003. Poor servicing and collections by third-party servicers could harm the value of our residual interests and our ability to sell or securitize loans, which could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees. Likewise, poor servicing by our own servicing operation could harm the cash flows from our on-balance sheet securitizations, could hamper our ability to sell or securitize loans and could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

The complex federal, state and municipal laws governing loan servicing activities could increase our exposure to the risk of noncompliance.

We service loans originated on a nationwide basis. Therefore, we must comply with the laws and regulations, as well as judicial and administrative decisions, of all relevant jurisdictions pertaining to loan servicing, as well as an extensive body of federal laws and regulations. The volume of new or modified laws and regulations has increased in recent years and, in addition, some individual municipalities have begun to enact laws that restrict loan servicing activities. The laws and regulations of each of these jurisdictions are different, complex and, in some cases, in direct conflict with each other. As our servicing operations continue to grow, it may be more difficult to comprehensively identify, to accurately interpret and to properly program our technology systems and effectively train our personnel with respect to all of these laws and regulations, thereby potentially increasing our exposure to the risks of noncompliance with the laws and regulations pertaining to loan servicing. Our failure to comply with these laws could lead to, among other things: (i) civil and criminal liability, including potential monetary penalties; (ii) legal defenses delaying or otherwise harming the servicer’s ability to enforce loans, or giving the borrower the right to rescind or cancel the loan transactions; (iii) class action lawsuits; and (iv) administrative enforcement actions. This could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

We are subject to losses due to fraudulent and negligent acts on the part of loan applicants, mortgage brokers, other vendors and our employees.

When we originate mortgage loans, we rely heavily upon information supplied by third parties, including the information contained in the loan application, property appraisal, title information and employment and income documentation. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the loan applicant, the mortgage broker, another third party or one of our employees, we generally bear the risk of loss associated with the misrepresentation. A loan subject to a material misrepresentation is typically unsaleable or subject to repurchase if it is sold prior to detection of the misrepresentation, and the persons and entities involved are often difficult to locate and it is often difficult to collect any monetary losses that we have suffered from them.

We have controls and processes designed to help us identify misrepresented information in our loan origination operations. We cannot assure you, however, that we have detected or will detect all misrepresented information in our loan originations.

We may be subject to fines or other penalties based upon the conduct of our independent brokers.

The mortgage brokers from which we obtain loans have parallel and separate legal obligations to which they are subject. While these laws may not explicitly hold the originating lenders responsible for the legal violations of mortgage brokers, increasingly federal and state agencies have sought to impose such liability on parties that take assignments of such loans. Recently, for example, the United States Federal Trade Commission, or FTC, entered into a settlement agreement with a mortgage lender where the FTC characterized a broker that had placed all of its loan production with a single lender as the “agent” of the lender. The FTC imposed a fine on the lender in part because, as “principal,” the lender was legally responsible for the mortgage broker’s unfair and deceptive acts and practices. The United States Justice Department in the past has sought to hold a subprime mortgage lender responsible for the pricing practices of its mortgage brokers, alleging that the mortgage lender was directly responsible for the total fees and charges paid by the borrower under the Fair Housing Act even if the lender neither dictated what the mortgage broker could charge nor kept the money for its own account. Accordingly, we may be subject to fines or other penalties based upon the conduct of our independent mortgage brokers.

Changes in the volume and cost of loans originated by our Wholesale Division may decrease our loan production and decrease our earnings.

We depend primarily on independent mortgage brokers and, to a lesser extent, on correspondent lenders for the origination and purchase of our wholesale mortgage loans, which constitute the majority of our loan production. These independent mortgage brokers have relationships with multiple lenders and are not obligated by contract or otherwise to do business with us. We compete with these lenders for the independent brokers’ business on pricing, service, loan fees, costs and other factors. Competition from other lenders and purchasers of mortgage loans could negatively affect the volume and pricing of our wholesale loans, which could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

If many of our borrowers become subject to the Servicemembers Civil Relief Act of 2003, our cash flows from our residual securities and our securitizations structured as financings may be harmed.

Under the Servicemembers Civil Relief Act, which in 2003 re-enacted the Soldiers’ and Sailors’ Civil Relief Act of 1940, a borrower who enters military service after the origination of the borrower’s mortgage loan generally may not be charged interest above an annual rate of 6% during the period of the borrower’s active duty status. The Act also applies to a borrower who was on reserve status and is called to active duty after origination of the mortgage loan. A prolonged, significant military mobilization as part of the war on terrorism or the war in Iraq could increase the number of the borrowers in our securitized pools who are subject to the Act and thereby reduce the interest payments collected from those borrowers. To the extent the number of borrowers who are subject to the Act is significant, the cash flows we receive from loans underlying our on-balance sheet securitizations and from our residual interests would be reduced, which could cause us to reduce the carrying value of our residual interests and would decrease our earnings. In addition, the Act imposes limitations that would impair the ability of the servicer to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three month period thereafter. Any such reduction in our cash flows or impairment in our performance could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

The inability to attract and retain qualified employees could significantly harm our business.

We depend on our wholesale account executives and retail loan officers to attract borrowers by, among other things, developing relationships with financial institutions, other mortgage companies and brokers, real estate agents, borrowers and others. We believe that these relationships lead to repeat and referral business. The market for skilled account executives and loan officers is highly competitive and historically has experienced a high rate of turnover. In addition, if a manager is no longer employed by us, there is an increased likelihood that other members of his or her team will leave our employ as well. Competition for qualified account executives and loan officers may lead to increased hiring and retention costs. If we are unable to attract or retain a sufficient number of skilled account executives at manageable costs, we will be unable to continue to originate quality mortgage loans that we are able to sell for a profit, which would harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

An interruption in or breach of our information systems may result in lost business.

We rely heavily upon communications and information systems to conduct our business. Any failure or interruption or breach in security of our information systems or the third-party information systems on which we rely could cause underwriting or other delays and could result in fewer loan applications being received, slower processing of applications and reduced efficiency in loan servicing. We are required to comply with significant federal and state regulations with respect to the handling of customer information, and a failure, interruption or breach of our information systems could result in regulatory action and litigation against us. We cannot assure you that such failures or interruptions will not occur or if they do occur that they will be adequately addressed by us or the third parties on which we rely. The occurrence of any failures or interruptions could harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

The success and growth of our business will depend upon our ability to adapt to and implement technological changes.

Our mortgage loan origination business is currently dependent upon our ability to effectively interface with our brokers, borrowers and other third parties and to efficiently process loan applications and closings. The origination process is becoming more dependent upon technological advancement, such as the ability to process applications over the Internet, accept electronic signatures and provide process status updates instantly and other customer-expected conveniences that are cost-efficient to our process. In addition, we have recently implemented a new loan origination system. Becoming proficient with the new loan origination system and other new technology will require significant financial and personnel resources. There is no guarantee that the implementation of our new loan origination system or other new technology will be successful. To the extent that we become reliant on any particular technology or technological solution, we may be harmed to the extent that such technology or technological solution (i) becomes non-compliant with existing industry standards, (ii) fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, (iii) becomes increasingly expensive to service, retain and update, or (iv) becomes subject to third-party claims of copyright or patent infringement. Any failure to acquire technologies or technological solutions when necessary could limit our ability to remain competitive in our industry and could also limit our ability to increase the cost-

efficiencies of our operating model, which would harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

We may be required to repurchase mortgage loans or indemnify investors if we breach representations and warranties, which could harm our earnings.

When we sell loans, we are required to make customary representations and warranties about such loans to the loan purchaser. Our whole loan sale agreements require us to repurchase or substitute loans in the event we breach a representation or warranty given to the loan purchaser or make a misrepresentation during the mortgage loan origination process. In addition, we may be required to repurchase loans as a result of borrower fraud or in the event of early payment default on a mortgage loan. Likewise, we are required to repurchase or substitute loans if we breach a representation or warranty in connection with our securitizations. The remedies available to a purchaser of mortgage loans are generally broader than those available to us against the originating broker or correspondent. Further, if a purchaser enforces its remedies against us, we may not be able to enforce the remedies we have against the sellers. The repurchased loans typically can only be financed at a steep discount to their repurchase price, if at all. They are also typically sold at a significant discount to the unpaid principal balance. Significant repurchase activity could harm our cash flow, results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

We are exposed to risk of environmental liabilities with respect to properties to which we take title.

In the course of our business, we may foreclose and take title to residential properties and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation, and cleanup costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our cash flow, results of operations, financial condition and business prospects, and our ability to make payments on the notes and the associated guarantees, could be harmed.

If we do not manage our growth effectively, our financial performance could be harmed.

In recent years, we have experienced rapid growth that has placed, and will continue to place, certain pressures on our management, administrative, operational and financial infrastructure. As of December 31, 2000, we had approximately 1,500 employees and by September 30, 2004, we had approximately 4,900 employees. Many of these employees have a limited understanding of our systems and controls. The increase in the size of our operations may make it more difficult for us to ensure that we originate quality loans and that we service them effectively. We will need to attract and hire additional sales and management personnel in an intensely competitive hiring environment in order to preserve and increase our market share. At the same time, we will need to continue to upgrade and expand our financial, operational and managerial systems and controls.

Various factors may cause the market price of New Century Financial common stock to become volatile, which could harm our ability to access the capital markets in the future.

The market price of New Century Financial common stock may experience fluctuations that are unrelated to our operating performance. In particular, the market price of New Century Financial common stock may be affected by general market price movements as well as developments specifically related to the consumer finance industry and the financial services sector. These could include, among other things, interest rate movements, quarterly variations or changes in financial estimates by securities analysts, or a significant reduction in the price of the stock of another participant in the consumer finance industry. This volatility may make it difficult for us to access the capital markets through additional secondary offerings of New Century Financial common stock, regardless of our financial performance, and such difficulty may preclude us from being able to take advantage of certain business opportunities or meet our obligations, which could, in turn, harm our results of operations, financial condition and business prospects and our ability to make payments on the notes and the associated guarantees.

We may change our policies in ways that harm our financial condition or results of operations.

Our investment and financing policies and our policies with respect to other activities, including our growth, debt capitalization, distributions, REIT status and operating policies are determined by our board of directors. Our board of directors may change these policies at any time without a vote of our stockholders or our noteholders. Moreover, the indenture governing the notes does not restrict us in this regard. A change in these policies might harm our financial condition, results of operations or business prospects and our ability to make payments on the notes and the associated guarantees.

Compliance with the Sarbanes-Oxley Act of 2002 and proposed and recently enacted changes in securities laws and regulations are likely to increase our costs.

The Sarbanes-Oxley Act of 2002 and rules and regulations promulgated by the Securities and Exchange Commission and the NYSE have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices for public companies, including ourselves. These rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

Risks Related to New Century Financial Common Stock

The stock price of New Century Financial common stock and trading volume may be volatile, which could result in substantial losses for stockholders.

The market price of New Century Financial common stock into which the notes will be convertible may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in New Century Financial common stock may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of New Century Financial common stock include:

•	general market and economic conditions;

•	actual or anticipated changes in our future financial performance;

•	changes in market interest rates;

•	competitive developments, including announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships or capital commitments;

•	the operations and stock performance of our competitors;

•	developments in the mortgage lending industry or the financial services sector generally;

•	the impact of new state or federal legislation or court decisions restricting the activities of lenders or suppliers of credit in our market;

•	fluctuations in our quarterly operating results;

•	changes in financial estimates by securities analysts;

•	additions or departures of senior management and key personnel; and

•	actions by institutional stockholders.

We cannot assure you that the market price of New Century Financial common stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations.

We have not established a minimum distribution level and we may not have the ability to make distributions to you in the future.

We intend to make quarterly distributions to New Century Financial stockholders and to distribute to New Century Financial stockholders all or substantially all of our REIT taxable income, without regard to the dividends paid deduction and excluding net capital gains, in each year. We have not established a minimum distribution level and we may not be able to make distributions. In addition, some of our distributions may include a return of capital. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We cannot predict our ability to make distributions to you in the future.

Future sales of shares of New Century Financial common stock, including shares of common stock by our insiders, may depress the price of New Century Financial common stock.

Any sales of a substantial number of shares of New Century Financial common stock, or the perception that those sales might occur, may cause the market price of New Century Financial common stock to decline. We are unable to predict whether significant numbers of shares will be sold in the open market in anticipation of or following a sale by insiders.

Our board of directors may authorize the issuance of additional shares that may cause dilution and may depress the price of New Century Financial common stock.

Our charter permits our board of directors, without your approval, to:

•	authorize the issuance of additional common or preferred stock in connection with future equity offerings, acquisitions of securities or other assets of companies; and

•	classify or reclassify any unissued common stock or preferred stock and to set the preferences, rights and other terms of the classified or reclassified shares, including the issuance of shares of preferred stock that have preference rights over the common stock with respect to dividends, liquidation, voting and other matters or shares of common stock that have preference rights over your common stock with respect to voting.

The issuance of additional shares of New Century Financial common stock could be substantially dilutive to your shares and may depress the price of New Century Financial common stock.

Future offerings of debt securities, which would be senior to New Century Financial common stock in liquidation, or equity securities, which would dilute our existing stockholders’ interests and may be senior to New Century Financial common stock for the purposes of distributions, may harm the market price of New Century Financial common stock.

In the future, we will seek to access the capital markets from time to time by making additional offerings of debt and/or equity securities, including commercial paper, medium-term notes, senior or subordinated notes, preferred stock or common stock. We will not be precluded by the terms of our charter documents from issuing additional indebtedness. Accordingly, we could become more highly leveraged, resulting in an increase in debt service that could harm our ability to make expected distributions to stockholders and in an increased risk of default on our obligations. If we were to liquidate, holders of our debt and lenders with respect to other borrowings will receive a distribution of our available assets before the holders of our common stock. Additional equity offerings by us may dilute your interest in us or reduce the market price of your shares of New Century Financial common stock, or both. Our preferred stock, if issued, could have a preference on distribution payments that could limit our ability to make a distribution to you. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the market price of your shares of New Century Financial common stock and diluting your interest in us.

The stock ownership limit imposed by New Century Financial’s charter may inhibit market activity in New Century Financial stock and may restrict our business combination opportunities.

In order for us to maintain our qualification as a REIT under the Internal Revenue Code, not more than 50% in value of the outstanding shares of New Century Financial’s capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) at any time during the last half of each taxable year after our first REIT taxable year. New Century Financial’s charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT and provide that, unless exempted by our board of directors, no person may beneficially own more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our capital stock. Our directors also have authority under our charter to impose a similar ownership limitation as to any separate class or series of preferred stock we may issue in the future. Our board of directors may grant an exemption from that ownership limit in its sole discretion, subject to such conditions, representations and undertakings as it may determine that are consistent with ensuring compliance with the REIT provisions of the Internal Revenue Code. New Century Financial’s charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

•	will consider the transfer to be null and void;

•	will not reflect the transaction on our books;

•	may institute legal action to enjoin the transaction;

•	will not pay dividends or other distributions with respect to those shares;

•	will not recognize any voting rights for those shares; and

•	will consider the shares held in trust for the benefit of a charitable beneficiary as designated by us.

The trustee shall sell the shares held in trust and the owner of the excess shares will be entitled to the lesser of:

(1)	the price paid by the transferee;

(2)	if the transferee did not purchase the excess shares, the closing price for the shares on the national securities exchange on which New Century Financial’s common stock is listed or quoted on the day of the event causing the shares to be held in trust; or

(3)	the price received by the trustee from the sale of the shares.

This ownership limit could delay or prevent a transaction or a change in our control that might involve a premium price for New Century Financial common stock or otherwise be in your best interest and may result in the entrenchment of our board of directors and management regardless of performance.

Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control of New Century Financial.

Certain provisions of Maryland law and New Century Financial’s charter and bylaws could have the effect of discouraging, delaying or preventing transactions that involve an actual or threatened change in control of us, and may have the effect of entrenching our management and members of our board of directors, regardless of performance. These provisions include the following:

•	Classified board of directors. New Century Financial’s board of directors is divided into three classes with staggered terms of office of three years each. The classification and staggered terms of office of New Century Financial’s directors make it more difficult for a third party to gain control of New Century Financial’s board of directors. At least two annual meetings of stockholders, instead of one, generally would be required to effect a change in a majority of New Century Financial’s board of directors.

•	Removal of directors. Under New Century Financial’s charter, subject to the rights of one or more classes or series of preferred stock to elect one or more directors, a director may be removed only for cause and only by the affirmative vote of at least two-thirds of all votes entitled to be cast by its stockholders generally in the election of directors.

•	Number of directors, board vacancies, term of office. Under New Century Financial’s bylaws, New Century Financial has elected to be subject to certain provisions of Maryland law which vest in the board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board of directors even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholder as would otherwise by the case, and until his or her successor is elected and qualified.

•	Limitation on stockholder requested special meetings. New Century Financial’s bylaws provide that stockholders of New Century Financial have the right to call a special meeting only upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast by the stockholders at such meeting.

•	Advance notice provisions for stockholder nominations and proposals. New Century Financial’s bylaws require advance written notice for stockholders to nominate persons for election as directors at, or to bring other business before, any meeting of its stockholders. This bylaw provision limits the ability of New Century Financial’s stockholders to make nominations of persons for election as directors or to introduce other proposals unless we are notified in a timely manner prior to the meeting.

•	Exclusive authority of our board to amend our bylaws. New Century Financial’s bylaws provide that the board of directors has the exclusive power to adopt, alter or repeal any provision of the bylaws or to make new bylaws. Thus, New Century Financial’s stockholders may not effect any changes to New Century Financial’s bylaws.

•	Preferred stock. Under New Century Financial’s charter, the board of directors has authority to issue preferred stock from time to time in one or more series and to establish the terms, preferences and rights of any such series of preferred stock, all without approval of stockholders.

•

Duties of directors with respect to unsolicited takeovers. Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (1) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (2) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholders rights plan, (3) make a determination under the Maryland Business Combination Act or the Maryland Control Share Acquisition Act, or (4) act or fail to act solely because of the effect of the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under Maryland law the act of the directors of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.

•	Ownership limit. In order to preserve its status as a REIT under the Internal Revenue Code, New Century Financial’s charter generally prohibits any single stockholder, or any group of affiliated stockholders, from beneficially owning more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of the outstanding shares of any class or series of our common stock unless the board of directors waives or modifies this ownership limit.

•	Maryland Business Combination Act. The Maryland Business Combination Act provides that unless exempted, a Maryland corporation may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling, directly or indirectly, 10% or more of the voting power of the outstanding stock of a Maryland corporation. New Century Financial’s board of directors has adopted a resolution exempting it from this statute. However, New Century Financial’s board of directors may repeal or modify this resolution in the future, in which case the provisions of the Maryland Business Combination Act will be applicable to business combinations between New Century Financial and other persons.

•	Maryland Control Share Acquisition Act. Maryland law provides that “control shares” of a corporation acquired in a “control share acquisition” shall have no voting rights except to the extent approved by a vote of two-thirds of the votes eligible to be cast on the matter under the Maryland Control Share Acquisition Act. “Control shares” means shares of stock that, if aggregated with all other shares of stock previously acquired by the acquiror, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of the voting power: one tenth or more but less than one third, one third or more but less than a majority or a majority or more of all voting power. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. If voting rights or control shares acquired in a control share acquisition are not approved at a stockholders’ meeting, then subject to certain conditions and limitations, the issuer may redeem any or all of the control shares for fair value. If voting rights of such control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. New Century Financial’s bylaws contain a provision exempting acquisitions of its shares from the Maryland Control Share Acquisition Act. However, New Century Financial’s board of directors may amend its bylaws in the future to repeal or modify this exemption, in which case any control shares acquired in a control share acquisition will be subject to the Maryland Control Share Acquisition Act.

Tax Risks Related to Our Status as a REIT

Your investment has various federal income tax risks.

Although the provisions of the Internal Revenue Code relevant to your investment are generally described in “Material U.S. Federal Income Tax Consequences,” we strongly urge you to consult with your own tax advisor concerning the effects of federal, state and local income tax law on an investment in the notes and the associated guarantees and on your individual tax situation.

We may be unable to comply with the requirements applicable to REITs or compliance with such requirements could harm our financial condition.

We intend to qualify as a REIT under the Internal Revenue Code, which will afford us significant tax advantages. The requirements for this qualification, however, are highly technical and complex and our management has limited experience in operating a REIT. Even a technical or inadvertent mistake could jeopardize our REIT status. The determination that we qualify as a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 75% of our gross income must come from real estate sources and 95% of our gross income must come from real estate sources and certain other sources that are itemized in the REIT tax laws, mainly interest and dividends. We are subject to various limitations on our ownership of securities, including a limitation that the value of our investment in taxable REIT subsidiaries, including New Century TRS and its subsidiaries, cannot exceed 20% of our total assets. In addition, at the end of each calendar quarter, at least 75% of our assets must be qualifying real estate assets, government securities and cash and cash items. The need to comply with these asset ownership requirements may cause us to acquire other assets that are qualifying real estate assets for purposes of the REIT requirements (for example, interests in other mortgage loan portfolios or mortgage-related assets) but are not part of our overall business strategy and might not otherwise be the best investment alternative for us. Moreover, we may be unable to acquire sufficient qualifying REIT assets, due to our inability to obtain adequate financing or otherwise, in which case we may fail to qualify as a REIT.

To qualify as a REIT, we must distribute to our stockholders with respect to each year at least 90% of our REIT taxable income (determined without regard to the dividends paid deduction and by excluding any net capital gain). After-tax earnings generated by our taxable REIT subsidiaries and not distributed to us are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax, at the regular corporate tax rate, on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we pay out to our stockholders in a calendar year is less than a minimum amount specified under federal tax laws. We could be required to seek to borrow funds on a short-term basis even if conditions are not favorable for borrowing, or to sell loans from our portfolio potentially at disadvantageous prices, to meet the REIT distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax. These alternatives could harm our financial condition and could reduce amounts available to originate mortgage loans.

If we fail to qualify or remain qualified as a REIT, our distributions will not be deductible by us, and we will be subject to federal income tax on our taxable income. This would substantially reduce our earnings, our cash available to pay distributions, your yield on your investment in our stock and our ability to make payments on the notes and the associated guarantees. We would not be required to make any distributions to stockholders. The resulting tax liability, in the event of our failure to qualify as a REIT, might cause us to borrow funds, liquidate some of our investments or take other steps that could negatively affect our operating results. Moreover, if our REIT status is terminated because of our failure to meet a technical REIT requirement or if we voluntarily revoke our election, we generally would be disqualified from electing treatment as a REIT for the four taxable years following the year in which REIT status is lost.

We may not qualify as a REIT if the value of our investment in our taxable REIT subsidiaries exceeds 20% of the value of our total assets at the close of any calendar quarter.

To qualify as a REIT, not more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries at the close of any calendar quarter, subject to a 30-day “cure” period following the close of the quarter and, for taxable years beginning on or after January 1, 2005, subject to certain relief provisions even after the 30-day cure period. See “Material U.S. Federal Income Tax Consequences—Asset Tests.” Our taxable REIT subsidiaries, including New Century TRS and its subsidiaries, conduct a substantial portion of our business activities, including a majority of our loan origination and servicing activities. Under our current business plan, we expect to accumulate a significant amount of earnings in our taxable REIT subsidiaries. We will monitor the value of our investment in New Century TRS and our other taxable REIT subsidiaries in relation to our other assets to comply with the 20% asset test. There cannot be complete assurance that we will be successful in that effort. In certain cases, we may need to borrow from third parties to acquire additional qualifying REIT assets or increase the amount and frequency of dividends from our taxable REIT subsidiaries in order to comply with the 20% asset test. Moreover, there can be no assurance that the Internal Revenue Service will not disagree with those determinations. If the Internal Revenue Service determines that the value of our investment in New Century TRS and other taxable REIT subsidiaries was more than 20% of the value of our total assets at the close of any calendar quarter, we could lose our REIT status.

We will incur excess inclusion income that will increase the tax liability of certain of our stockholders.

Excess inclusion income that is allocated to our tax-exempt stockholders will be fully taxable as unrelated business taxable income under Section 512 of the Internal Revenue Code. If the stockholder is foreign, it generally will be subject to U.S. federal income tax withholding on this income without reduction pursuant to any otherwise applicable income-tax treaty. U.S. stockholders will not be able to offset such income with net operating losses.

Excess inclusion income may be generated if we issue debt obligations with two or more maturities and the terms of the payments on these obligations bear a relationship to the payments that we received on our mortgage loans or mortgage-backed securities securing those debt obligations. To date, we have engaged in non-REMIC CMO securitizations. These CMO securitizations have been structured so that these borrowings will give rise to excess inclusion income, and it is possible that future CMO securitizations will be structured in a similar manner. We may also enter into various repurchase agreements that have differing maturity dates and afford the lender the right to sell any pledged mortgage securities if we default on our obligations. Excess inclusion income could also result if we were to hold a residual interest in a REMIC. Finally, we may invest in equity securities of other REITs and it is possible that we might receive excess inclusion income from those investments. The amount of excess inclusion income in any given year from these activities, transactions and investments could be significant.

Our use of taxable REIT subsidiaries may affect the price of New Century Financial common stock relative to the stock price of other REITs.

Following our election to be taxed as a REIT, we will conduct a substantial portion of our mortgage loan origination and servicing activities through one or more taxable REIT subsidiaries and possibly one or more qualified REIT subsidiaries. Taxable REIT subsidiaries are corporations subject to corporate-level tax. This REIT/taxable REIT subsidiary structure may cause the market to place a lower value on New Century Financial common stock than the stock of other publicly-traded REITs, which may not use taxable REIT subsidiaries as extensively as we plan to following our election to be taxed as a REIT.

Even if we qualify as a REIT, the income earned by our taxable REIT subsidiaries will be subject to federal income tax and we could be subject to an excise tax on non-arm’s-length transactions with our taxable REIT subsidiaries.

Our taxable REIT subsidiaries, including New Century TRS and its subsidiaries, expect to earn income from activities that are prohibited for REITs, and will owe income taxes on the taxable income from these activities. For example, we expect that New Century TRS and its subsidiaries will earn income from our loan origination and sales activities, as well as from other origination and servicing functions, which would generally not be qualifying income for purposes of the gross income tests applicable to REITs or might otherwise be subject to adverse tax liability if the income were generated by a REIT. New Century TRS and its subsidiaries will be taxable as C corporations and will be subject to federal, state and local income tax at the applicable corporate rates on their taxable income, notwithstanding our qualification as a REIT.

In the event that any transactions between us and New Century TRS and its subsidiaries are not conducted on an arm’s-length basis, we could be subject to a 100% excise tax on certain amounts from such transactions. We believe that all such transactions will be conducted on an arm’s-length basis, but there can be no assurance that the Internal Revenue Service will not successfully contest the arm’s-length nature of such transactions or that we will otherwise be able to avoid application of the 100% excise tax. Any such tax could affect our overall profitability and the amounts of cash available to pay interest and principal on the notes and the associated guarantees.

We may, at some point in the future, borrow funds from one or more of our corporate subsidiaries. Although any such intercompany borrowings will be structured so as to constitute indebtedness for all tax purposes, no assurance can be given that the Internal Revenue Service will not challenge such arrangements, in which case the borrowing may be recharacterized as a dividend distribution to us by our subsidiary. Any such recharacterization may cause us to fail one or more of the REIT requirements.

Complying with REIT requirements might cause us to forego otherwise attractive opportunities, including certain acquisitions.

In order to qualify as a REIT for U.S. federal income tax purposes, we must satisfy tests concerning, among other things, our sources of income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. We may also be required to make distributions to our stockholders at disadvantageous times or when we do not have funds readily available for distribution. Thus, compliance with REIT requirements may cause us to forego opportunities, including certain acquisitions, we would otherwise pursue.

The tax imposed on REITs engaging in “prohibited transactions” will limit our ability to engage in transactions, including certain methods of securitizing loans, that would be treated as sales for federal income tax purposes.

A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property but including any mortgage loans held in inventory primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were to sell a loan or securitize the loans in a manner that was treated as a sale of such inventory for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans other than through our taxable REIT subsidiaries and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial for us. In addition, this prohibition may limit our ability to restructure our portfolio of mortgage loans from time to time even if we believe it would be in our best interest to do so. However, the sales of loans we expect to make from New Century TRS and its subsidiaries will not be subject to this prohibited transaction tax since New Century TRS and its subsidiaries will be taxable REIT subsidiaries.

Misplaced reliance on legal opinions or statements by issuers of mortgage-backed securities and government securities could result in a failure to comply with REIT gross income or assets tests.

When purchasing mortgage-backed securities and government securities, we may rely on opinions of counsel for the issuer or sponsor of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute REIT real estate assets for purposes of the REIT asset tests and produce income that qualifies under the REIT gross income tests. The inaccuracy of any such opinions or statements may harm our REIT qualification and result in significant corporate level tax.

We may be harmed by changes in tax laws applicable to REITs, or the reduced 15% tax rate on certain corporate dividends.

Changes to the laws and regulations affecting us, including changes to securities laws and changes to the Internal Revenue Code applicable to the taxation of REITs may harm our business. New legislation may be enacted into law or new interpretations, rulings or regulations could be adopted, any of which could harm us and our stockholders, potentially with retroactive effect.

Generally, dividends paid by REITs are not eligible for the 15% U.S. federal income tax rate on certain corporate dividends, with certain exceptions discussed under the caption “Material U.S. Federal Income Tax Consequences—Taxation of U.S. Holders of New Century Financial Common Stock.” The more favorable treatment of regular corporate dividends could cause domestic non-corporate investors to consider stocks of other corporations that pay dividends as more attractive relative to stocks of REITs. It is not possible to predict whether the reduced 15% tax rate on certain corporate dividends will affect the market price of New Century Financial common stock or what the effect will be.

USE OF PROCEEDS

Neither New Century Financial nor New Century TRS will receive any proceeds from the sale of the notes or the shares of New Century Financial common stock offered by this prospectus. The proceeds from the sale of the notes and New Century Financial common stock offered pursuant to this prospectus are solely for the account of the selling securityholders.

Prior to the date of this prospectus, New Century Financial agreed to sell at fair market value, for cash, that number of shares of New Century Financial common stock as is necessary for New Century TRS to satisfy its obligation to deliver such shares in accordance with the terms and conditions of the indenture governing the notes. Assuming conversion of all $5.5 million aggregate principal amount of the notes payable solely in shares of New Century Financial common stock, New Century Financial will receive approximately $8.2 million from the sale of its common stock to New Century TRS, assuming a price of $50.72 per share. New Century Financial intends to use the proceeds it receives from the sale of its common stock to New Century TRS for general working capital purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the consolidated ratios of earnings to fixed charges of New Century TRS for the periods shown:

	Nine Months Ended September 30, 2004	Year Ended December 31,
		2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	3.12	4.43	6.50	2.39	0.54	2.14

The ratios of earnings to fixed charges were computed by dividing earnings of New Century TRS by fixed charges of New Century TRS. For this purpose, earnings consist of (a) pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees plus (b) fixed charges. Fixed charges consist of interest expense and that portion of rental expense considered to be a reasonable estimate of the interest factor.

MARKET PRICES OF COMMON STOCK

New Century Financial’s common stock has been listed on the NYSE under the symbol “NEW” since the effective date of the merger on October 1, 2004. From its initial public offering in June 1997 through September 30, 2004, New Century TRS’s common stock was listed on the Nasdaq National Market under the symbol “NCEN.” As a result of the merger, New Century TRS’s common stock is no longer listed on any national securities exchange or over-the-counter market. The following table shows, for the periods indicated, the high and low prices for New Century TRS common stock and, as of October 1, 2004, New Century Financial common stock:

	Common Stock Price
New Century TRS	High	Low
Year ended December 31, 2002
First Quarter	$15.93	$7.87
Second Quarter	23.32	14.16
Third Quarter	23.19	13.50
Fourth Quarter	18.74	10.89

Year ended December 31, 2003
First Quarter	$21.75	$16.34
Second Quarter	34.06	20.68
Third Quarter	31.45	21.51
Fourth Quarter	41.04	28.27

Year ended December 31, 2004
First Quarter	$51.80	$37.91
Second Quarter	50.76	38.50
Third Quarter	63.30	43.27

New Century Financial

Year ended December 31, 2004
Fourth Quarter	$66.95	$50.95

Year ending December 31, 2005
First Quarter (through February 28, 2005)	$64.38	$48.72

On February 28, 2005, the latest practicable date before the printing of this prospectus, the closing sale price of New Century Financial’s common stock, as reported on the NYSE was $50.72 per share. Such stock prices and the stock prices set forth above give effect to the three-for-two stock split effected by a stock dividend paid on New Century TRS common stock in July 2003. As of February 1, 2005, the number of holders of record of New Century Financial’s common stock was 69 and the number of outstanding shares of New Century Financial’s common stock was 55,075,566.

DISTRIBUTION POLICY

New Century Financial expects to make regular quarterly distributions to its stockholders. The actual timing and amount of our distributions, however, will be as determined and declared by New Century Financial’s board of directors and will depend on New Century Financial’s financial condition, earnings, and other factors, many of which are beyond its control. Our board of directors declared a cash distribution of $1.50 per share of New Century Financial common stock for the fourth quarter of 2004, which was paid on January 31, 2005 to stockholders of record at the close of business on January 15, 2005. Our board of directors declared a cash distribution of $1.55 per share of New Century Financial common stock for the first quarter of 2005, which will be paid on April 29, 2005 to stockholders of record at the close of business on April 15, 2005. In order to maintain New Century Financial’s qualification as a REIT under the Internal Revenue Code, New Century Financial is required to distribute (within a certain period after the end of each year) at least 90% of its REIT taxable income for such year (determined without regard to the dividends paid deduction and by excluding net capital gain). After-tax earnings generated by New Century Financial’s taxable REIT subsidiaries (including New Century TRS) and not distributed to New Century Financial are not subject to these distribution requirements and may be retained by such subsidiaries to provide for future growth, subject to the limitations imposed by REIT tax rules. To the extent that New Century Financial does not distribute 100% of its REIT taxable income, New Century Financial will be taxed on any undistributed amounts. In addition, we cannot assure you that we will have access to funds to meet the distribution and other REIT qualification requirements. We anticipate paying quarterly distributions during January, April, July and October of each year for the preceding quarter. We anticipate that distributions generally will be paid from cash available for distribution (generally equal to cash from operations and investing activities less capital expenditures and principal amortization on indebtedness); however, to the extent that cash available for distribution is insufficient to make such distributions, we intend to borrow funds from one of our subsidiaries or a third party in order to make distributions consistent with this policy. We cannot assure you as to the amount, if any, of future distributions.

CAPITALIZATION

The following table sets forth New Century Financial’s capitalization as of September 30, 2004, as adjusted to give effect to the completion of the merger, the public offering and the concurrent private placement of $770 million, the completed note conversion offer, and the termination of the call option and warrant associated with the notes, each as described under the heading “Summary.”

You should read this table in conjunction with our audited consolidated financial statements, which are included elsewhere in or incorporated by reference into this prospectus.

As of September 30, 2004
(in thousands, except share amounts)
Financing on mortgage loans held for investment(1)	$10,788,213
Convertible senior notes	5,199
Notes payable	31,261

Total long-term debt(2)	10,824,673

Stockholders’ equity(3):
Preferred stock, par value $0.01: 10,000,000 shares authorized and no shares issued and outstanding as adjusted	—
Common stock, par value $0.01: 300,000,000 shares authorized and 54,468,082 shares issued and outstanding, as adjusted	544
Additional paid in capital	1,095,108
Accumulated other comprehensive loss	(13,181)
Retained earnings, restricted	768,499
Treasury stock, at cost	(70)
Deferred compensation costs	(7,643)

Total stockholders’ equity	$1,843,257

Long-term debt and total stockholders’ equity	$12,667,930

(1)	Included in financing on mortgage loans held for investment and notes payable is $2.3 billion and $15.1 million, respectively, of financing which matures within one year of September 30, 2004.
(2)	This capitalization table does not include short-term debt under our credit facilities of approximately $3.8 billion.
(3)	Applicable to the transactions related to the completed note conversion offer, stockholders’ equity has been adjusted for shares of New Century Financial common stock issued upon conversion of the notes by $228.0 million, termination of the associated call option and warrant by $29.8 million and the related $14.6 million income tax benefit, inducement expense ($23.5 million), amortization of deferred debt issuance costs ($4.1 million), and offer expenses ($1.3 million), net of related income tax benefit of $11.8 million.

The table above excludes the following shares:

•	a total of 4,769,998 shares of New Century Financial common stock issuable upon exercise of options outstanding on January 31, 2005 with a weighted-average exercise price of $19.66 per share; and

•	a total of 1,490,647 shares of New Century Financial common stock available for awards under our stock incentive plans as of January 31, 2005.

DESCRIPTION OF NOTES

New Century TRS issued the notes to the initial purchasers on July 8, 2003 and July 14, 2003 under an indenture dated July 8, 2003 (the “indenture”) between New Century TRS and Wells Fargo Bank, N.A., as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended. In connection with the merger, New Century Financial, New Century TRS and the trustee entered into a first supplemental indenture dated as of September 30, 2004, pursuant to which New Century Financial agreed to issue shares of its common stock upon conversion of the New Century TRS notes under the indenture and New Century TRS will continue to be responsible for all other obligations under such indenture not assumed by New Century Financial. On February 14, 2005, New Century Financial, New Century TRS and the trustee entered into a second supplemental indenture pursuant to which New Century Financial agreed to fully and unconditionally guarantee the due and punctual payment of the notes.

The following section summarizes some, but not all, provisions of the indenture, as amended and supplemented by the first supplemental indenture, the second supplemental indenture and the registration rights agreement. We urge prospective investors to read the indenture, the first supplemental indenture, the second supplemental indenture and the registration rights agreement in their entirety because they, and not this description, define the rights of holders of the notes. We will provide copies of the forms of indenture, the first supplemental indenture, the second supplemental indenture and registration rights agreement to prospective investors upon request.

Brief Description of the Notes

The notes:

•	are limited to $210.0 million in aggregate principal amount;

•	were sold to the initial purchasers at an issue price of 100% of the principal amount of the notes, which is $1,000 per note, plus accrued interest, if any, from the date of issuance;

•	pay cash interest at an annual rate of 3.50% of the principal amount, payable semiannually in arrears on July 3 and January 3 of each year, commencing on January 3, 2004;

•	are New Century TRS’s general unsecured obligations, ranking equally with all of its other existing and future unsecured senior indebtedness and senior in right of payment with all of New Century TRS’s future subordinated indebtedness;

•	are fully and unconditionally guaranteed by New Century Financial;

•	are not subject to redemption at New Century TRS’s option prior to maturity;

•	are subject at a holder’s option to repurchase by New Century TRS upon a fundamental change, as described in this prospectus, at a repurchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest (including additional amounts), if any, to, but not including, the repurchase date;

•	may be converted by the holder into the common stock of New Century Financial at a conversion rate of 29.3862 per $1,000 principal amount, which represents an initial conversion price of approximately $34.03 per share, provided that New Century TRS has the right to pay cash in lieu of issuing shares of New Century Financial common stock or to deliver a combination of cash and shares of New Century Financial common stock upon conversion of a note:

•

if the closing sale price of New Century Financial’s common stock for at least 20 trading days in the 30 trading day period ending on the last day of the preceding calendar quarter is greater than or equal to 110% of the conversion price per share of common stock (the principal amount of a note divided by the then current conversion rate) on the last trading day of any calendar quarter, after which the notes will be convertible until maturity;

•	during any period in which the notes are rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Rating Group and the credit rating initially assigned to the notes by either rating agency is downgraded by two levels or more or the notes cease to be rated, provided that New Century TRS has no obligation to have the notes rated; or

•	upon the occurrence of specified corporate transactions described under “—Conversion of Notes;”

•	may be converted, at New Century TRS’s election, into a number of shares equal to the lesser of (a) the conversion rate of 29.3862 per $1,000 principal amount of the notes or (b) the quotient obtained by dividing the principal amount of such note by the closing price of New Century Financial’s common stock on the trading day immediately before the date of conversion, provided that New Century TRS has the right to pay cash in lieu of issuing shares of New Century Financial common stock or to deliver a combination of cash and shares of New Century Financial common stock upon conversion of a note, if:

•	during the five consecutive trading day period after any 10 consecutive trading day period in which the note price was less than 105% of the conversion value and the conversion value for each day of such 10 trading day period was less than 90% of the principal amount per note on such day; and

•	are due on July 3, 2008, payable in cash at maturity in an amount equal to the principal amount per note, plus accrued and unpaid interest (including additional amounts), if any, unless earlier converted or repurchased by New Century TRS at the holder’s option.

On May 21, 2003, New Century TRS declared a three-for-two stock split structured as a dividend that was paid on July 11, 2003. The conversion rate of the notes as described herein has been adjusted to account for the effects of the stock split and the dividend for the fourth quarter of 2004, which was paid on January 31, 2005 to New Century Financial stockholders of record at the close of business on January 15, 2005. The notes became convertible into shares of New Century TRS common stock on March 17, 2004 because the closing price of New Century TRS common stock exceeded $38.28 for more than 20 of the last 30 trading days during the three months ended March 31, 2004. As a result of the merger, the notes become convertible into shares of New Century Financial common stock and will remain convertible into such shares until maturity.

The indenture does not contain any financial covenants and does not restrict New Century TRS or New Century Financial from paying dividends, incurring additional indebtedness or issuing or repurchasing any other of their respective securities. In addition, New Century TRS’s subsidiaries are not restricted under the indenture from incurring additional indebtedness. The indenture also does not protect a holder of notes in the event of a highly leveraged transaction or a fundamental change of New Century TRS, except to the extent described under “—Repurchase of Notes at the Holder’s Option Upon a Fundamental Change” below.

The notes were issued in book-entry form in denominations of $1,000 principal amount and whole multiples thereof. Beneficial interests in the notes are shown on, and transfers of beneficial interests in the notes are effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.

A holder of notes may not sell or otherwise transfer the notes or the shares of New Century Financial common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “—Restrictions on Transfer; Legends” and “—Registration Rights.”

Payments on the Notes

Principal of and interest (including additional amounts, if any) on the notes is payable, and the notes are exchangeable and transferable, at New Century TRS’s office or agency maintained for such purposes (which initially will be the office of the trustee); provided, however, that payment of interest may be made at New Century TRS’s option by check mailed to the person entitled to such interest as shown on the security register.

No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed.

Interest

The notes bear cash interest at an annual rate of 3.50% of the principal amount at maturity of the notes from the issue date, or from the most recent date to which interest has been paid or provided for. The first such cash interest payment date was January 3, 2004. Cash interest is payable semi-annually in arrears on July 3 and January 3 of each year to holders of record at the close of business on June 17 or December 18 immediately preceding such interest payment date. Each payment of cash interest due on the notes will include interest accrued through the day before the applicable interest payment date (or purchase or, in certain circumstances, conversion date, as the case may be). Cash interest is calculated on a semi-annual basis of a 360-day year comprised of twelve 30-day months.

New Century TRS will repay the notes at their principal amount, plus accrued and unpaid interest (including additional amounts), if any, on July 3, 2008, unless earlier converted or repurchased by New Century TRS at the holder’s option.

Under the indenture, New Century TRS has agreed, and by purchasing or holding a beneficial interest in the notes each beneficial owner of the notes will be deemed to have agreed, among other things, for United States federal income tax purposes, to treat the notes as indebtedness. See “Material U.S. Federal Income Tax Consequences.”

New Century TRS will also pay additional amounts on the notes under the circumstances described below under “—Registration Rights” and “—Conversion of Notes.”

Cash interest otherwise payable will cease to accrue on a note upon its maturity, conversion or repurchase by New Century TRS at the option of a holder. Additional amounts may continue to accrue even after conversion if New Century TRS fails to comply with certain obligations as set forth below under “—Registration Rights.”

If a payment date is not a business day, payment will be made on the next succeeding business day, and no additional interest will accrue thereon.

The Guarantees

New Century Financial has fully and unconditionally guaranteed to each holder of the notes the full and punctual payment of principal of, premium, if any, interest on, and any additional amounts with respect to, the notes when due, whether at maturity, by acceleration, by redemption, repayment or otherwise, in accordance with the terms of the notes and of the indenture. If, for any reason, New Century TRS does not make any required payment on the notes when due, New Century Financial is obligated to make the required payment immediately. The holder may bring suit directly against New Century Financial to enforce its rights under the guarantee without first bringing suit against New Century TRS or any other person.

The guarantees constitute New Century Financial’s unsecured and unsubordinated obligations and rank equally and ratably with all other present and future unsecured and unsubordinated obligations of New Century Financial. The terms of the notes and the indenture, as amended and supplemented by the first supplemental indenture and the second supplemental indenture, do not limit New Century Financial or any of its subsidiaries’ ability, including New Century TRS, to incur additional indebtedness.

The guarantees are in uncertificated form and are embodied in the second supplemental indenture.

Conversion of Notes

General

Holders have the right, at their option, to convert their notes, or a portion of their notes, into shares of New Century Financial common stock, at any time prior to maturity under the circumstances described below, unless previously repurchased or converted, at a conversion rate of 29.3862 shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $34.03 per share) subject to the adjustments described under the caption “—Conversion Rate Adjustments” and New Century TRS’s right to pay cash in lieu of delivering shares of New Century Financial common stock or to deliver a combination of cash and shares of New Century Financial common stock, as described below in “—Settlement Upon Conversion.” The conversion rate of the notes as described herein has been equitably adjusted to account for the effects of New Century TRS’s three-for-two stock split effected by a stock dividend paid on July 11, 2003.

As required under the indenture, New Century TRS amended its certificate of incorporation to increase its authorized capital. Until New Century TRS completed that amendment to its certificate of incorporation to increase its authorized capital, New Century TRS would have been required to deliver upon conversion of each note (other than a conversion upon satisfaction of the note price conditions, as described below under “—Conversion Upon Satisfaction of Note Price Conditions”): (i) an amount of cash equal to the lesser of (a) the principal amount of such note, and (b) the conversion value of such note; and (ii) a number of shares of New Century TRS common stock, not to exceed 14.9600 shares (after the 2003 stock split, 22.4400 shares) of common stock per note, equal to the quotient of (x) the excess (if any) of the conversion value of the note over its principal amount divided by (y) the arithmetic average of the volume weighted average prices (defined below) of New Century TRS common stock during the cash settlement averaging period (defined below). The limit on the number of shares of New Century TRS common stock that would have been issued upon conversion under such circumstances would have precluded holders from participating in appreciation of the price of New Century TRS common stock above approximately $158.82 per share, giving effect to New Century TRS’s three-for-two stock split effected on July 11, 2003, until New Century TRS was able to increase its authorized capital. If New Century TRS had not increased its authorized capital by the date that is 120 days after the original issuance of the notes, the notes would have borne additional interest at a rate of 0.25% of the principal amount per annum. The additional interest would have increased to a rate of 0.75% of the principal amount per annum if New Century TRS had not increased its authorized capital by the date that is 210 days after the original issuance of the notes. New Century TRS agreed to use reasonable best efforts to amend our certificate of incorporation to increase the number of shares that it is authorized to issue, which amendment required the approval of its stockholders. Stockholder approval of the amendment was obtained at New Century TRS’s special meeting of stockholders held on September 10, 2003. As a result, such additional interest will not be payable and, upon conversion of each note, and as a result of the merger, New Century TRS will have the right to deliver shares of New Century Financial common stock, cash or a combination of cash and New Century Financial common stock, as described herein.

Furthermore, even though New Century TRS’s stockholders approved the amendment to its certificate of incorporation and New Century TRS increased its authorized capital, New Century TRS may satisfy its conversion obligation to holders by issuing either New Century Financial common stock into which the notes are convertible, the cash value of the New Century Financial common stock into which the notes are convertible, or a combination thereof. Accordingly, upon conversion of a note, a holder might not receive any shares of New Century Financial common stock, or it might receive fewer shares of New Century Financial common stock relative to the conversion value of the note.

Except as described herein, New Century TRS will not make any payment in cash or New Century Financial common stock or other adjustment for accrued and unpaid interest (including additional amounts relating to any failure to obtain stockholder approval to increase New Century TRS’s authorized capital) on the notes or dividends on any New Century Financial common stock issued upon conversion of the notes. If holders submit their notes for conversion between a record date for an interest payment and the opening of business on the next interest payment date, they will receive the semiannual cash interest payable on such notes on the corresponding interest payment date notwithstanding the conversion, and they must pay funds equal to the semi-annual cash interest payable on the principal amount to be converted.

On conversion of a note, except as described above, a holder will not receive any cash payment or additional shares in respect thereof representing additional amounts. The delivery to the holder of the full number of shares of New Century Financial common stock into which the note is convertible, or in lieu of New Century Financial common stock, the cash value of such New Century Financial common stock or a combination of New Century Financial common stock and the cash value of such New Century Financial common stock into which the note is convertible, together with any cash payment for such holder’s fractional shares, will be deemed to satisfy New Century TRS’s obligation to pay the principal amount of the note and to satisfy its obligation to pay any accrued and unpaid cash interest (including any additional amounts). As a result, accrued cash interest, and additional amounts are deemed paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued cash interest (including additional amounts), if any, will be payable upon any conversion of notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default under the notes.

Settlement Upon Conversion

New Century Financial will not issue fractional shares of its common stock upon conversion of notes. Instead, for each fractional share New Century TRS will pay a cash amount based upon the closing price of the New Century Financial common stock on the third trading day prior to the date on which the shares are given to the holder upon conversion. If at the time of receipt of the holder’s notice of conversion, New Century Financial has sufficient authorized capital stock to issue shares of New Century Financial common stock upon conversion of all the notes and New Century TRS receives a holder’s notice of conversion on or prior to the day that is 30 trading days prior to maturity (the “final notice date”) the following procedures will apply:

•	If New Century TRS chooses to satisfy all or any portion of its obligation (the “conversion obligation”) in cash, it will notify holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is five trading days following receipt of the holder’s notice of conversion (the “cash settlement notice period”).

•	If New Century TRS timely elects to pay cash for any portion of the shares otherwise issuable to the holders, the holders may retract the conversion notice at any time during the two trading day period beginning on the day after the final day of the cash settlement notice period (the “conversion retraction period”); no such retraction may be made (and a conversion notice shall be irrevocable) if New Century TRS does not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares).

•	If the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the third trading day following the final day of the 20 trading day period beginning on the third trading day following the final day of the conversion retraction period (the “cash settlement averaging period”). Settlement amount will be computed as follows, except as to conversions upon satisfaction of the note price conditions, as described below:

•	If New Century TRS elects to satisfy the entire conversion obligation in shares, New Century TRS will deliver to the holders a number of shares of New Century Financial common stock equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate.

•	If New Century TRS elects to satisfy the entire conversion obligation in cash, New Century TRS will deliver to the holders cash in an amount equal to the product of:

•	a number equal to (i) the aggregate principal amount of the notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate, and

•	the arithmetic average of the volume weighted average prices of New Century Financial common stock during the cash settlement averaging period.

•	If New Century TRS elects to satisfy a portion of the conversion obligation in cash (other than 100%), New Century TRS will deliver to the holder such cash amount (“cash amount”) and the number of shares of New Century Financial common stock equal to the greater of (i) zero and (ii) the excess, if any, of:

•	the number of shares equal to (i) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by (ii) the conversion rate, minus

•	the number of shares that are equal to the quotient of the cash amount divided by the arithmetic average of the volume weighted average prices of New Century Financial common stock during the cash settlement averaging period.

“Volume weighted average price” per share on any trading day will be the volume weighted average price as displayed on Bloomberg on the NYSE or any other national or regional securities exchange, the Nasdaq National Market or other over-the-counter market or such other market on which New Century Financial common stock is then listed or quoted, from 9:30 AM to 4:00 PM (New York City time) on that trading day (or if such volume weighted average price is not available, the market value of one share on such trading day as we determine in good faith using a volume weighted method).

In addition, New Century TRS will pay cash for all fractional shares of New Century Financial common stock.

If at the time of receipt of the holder’s notice of conversion, New Century Financial has sufficient authorized capital stock to issue shares of New Century Financial common stock upon conversion of all the notes and New Century TRS receives a holder’s notice of conversion after the final notice date, the following procedures will apply:

•	If New Century TRS chooses to satisfy all or any portion of the conversion obligation in cash, New Century TRS will have notified holders through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the final notice date.

•	Settlement amount will be computed and settlement dates will be determined in the same manner as set forth above except that the “cash settlement averaging period” shall be the 20 trading day period that begins on the date that is the 23rd trading day prior to the maturity date.

•	Settlement in cash will occur on the third trading day following the final day of such cash settlement averaging period and settlement in shares will occur at maturity.

•	A holder cannot retract such holder’s conversion notice if the holder delivers the notice after the day that is 30 trading days prior to the maturity date of the notes (and the conversion notice therefore will be irrevocable).

A “trading day” means a day on which the primary exchange on which New Century Financial stock is traded and applicable options exchanges are scheduled to be open.

“Undisrupted trading day” means a trading day on which New Century Financial common stock does not experience the following during the entire regular trading day:

•	any suspension of or limitation imposed on trading of New Century Financial common stock on any national or regional securities exchange or association or over-the-counter market;

•	any event (other than an event listed in the third bullet below) that disrupts or impairs the ability of market participants in general (i) to effect transactions in or obtain market values for New Century Financial common stock on any relevant national or regional securities exchange or association or over-the-counter market, or (ii) effect transactions in or obtain market values for, futures or options contracts relating to New Century Financial common stock on any relevant national or regional securities exchange or association or over-the-counter market; or

•	any relevant national or regional securities exchange or association or over-the-counter market on which New Century Financial common stock trades closes on any exchange business day prior to its scheduled closing time unless such earlier closing time is announced by the exchange at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such exchange and (ii) the submission deadline for orders to be entered into the exchange for execution on such business day.

Notwithstanding the above, if any trading day during a cash settlement averaging period is not a undisrupted trading day, then determination of the price for that day will be delayed until the next undisrupted trading day on which no price observation is occurring in relation to that cash settlement averaging period (whether because that day is a trading day during the cash settlement averaging period or because another delayed price observation is being made on that day). If this would result in a price being observed later than the eighth trading day after the last of the original 20 trading days in the cash settlement averaging period, then New Century TRS will determine all prices for all delayed and undetermined prices on that eighth trading day based on New Century TRS’s good faith estimate of New Century Financial common stock’s value on that date.

If any trading day during a cash settlement averaging period is not a undisrupted trading day settlement (in cash and/or shares) will occur on the third trading day following the final day on which a price is observed in relation to such cash settlement averaging period.

Furthermore, a holder cannot retract such holder’s notice of conversion (and the conversion notice will be irrevocable).

Conversion Procedure

To convert a note, a holder must (1) complete and manually sign a conversion notice and deliver the conversion notice to the conversion agent, (2) surrender the note to the conversion agent, (3) if required by the conversion agent, furnish appropriate endorsements and transfer documents and (4) if required, pay all transfer or similar taxes. The conversion rate will not be adjusted for any accrued and unpaid cash interest. A certificate for the number of full shares of New Century Financial common stock into which any note is converted (or, in lieu of common stock and at New Century TRS’s option, the full amount of the cash value of such stock or a combination of New Century Financial common stock and the cash value of such stock into which the note is convertible) together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

While New Century Financial has agreed to issue shares of its common stock upon conversion of the notes, the conversion obligation represents New Century TRS’s sole obligation and liability. Accordingly, New Century Financial has agreed to sell, and New Century TRS has agreed to purchase, for cash, that number of shares of New Century Financial common stock as is necessary for New Century TRS to satisfy its conversion obligation. All such sales and purchases shall be effected in an arm’s length manner, for the then-fair market value of such shares of New Century Financial common stock. Upon receipt of payment by New Century TRS, New Century Financial shall deliver shares of New Century Financial common stock to New Century TRS in order for New Century TRS to satisfy its conversion obligation, provided, however, that New Century TRS may direct that some or all of such shares of New Century Financial common stock be delivered directly to the holders upon conversion of a note.

If the notes are subject to repurchase following a fundamental change, a holder’s conversion rights on the notes so subject to repurchase will expire at the close of business on the second business day before the repurchase date, as the case may be, unless New Century TRS defaults in the payment of the repurchase price. If a holder has submitted a note for repurchase upon a fundamental change, a note may only be converted if a holder withdraws the election in accordance with the indenture. If a holder elects to convert, New Century TRS will have the right to deliver, in lieu of New Century Financial common stock and at New Century TRS’s option, cash or a combination of cash or New Century Financial common stock.

Conversion Upon Satisfaction of Common Stock Price Conditions

Holders may surrender any of their notes for conversion if the closing price of New Century Financial common stock for at least 20 trading days in the 30 trading day period ending on the last day of the preceding calendar quarter is greater than or equal to 110% of the conversion price per share of New Century Financial common stock. The conversion price per share as of any day will equal the principal amount of a note divided by the then current conversion rate. Upon the satisfaction of this condition and after the merger, the notes became convertible into shares of New Century Financial common stock and will remain convertible until maturity. This condition was triggered on March 17, 2004 because the closing price of New Century TRS common stock exceeded $38.28 for more than 20 of the last 30 trading days during the three months ended March 31, 2004.

The initial conversion trigger price per share of New Century Financial common stock is $38.28, giving effect to our three-for-two stock split effected on July 11, 2003. This conversion trigger price reflects the initial conversion price per share of New Century Financial common stock multiplied by 110%.

Conversion Upon Satisfaction of Note Price Conditions

Holders may surrender any of their notes for conversion into New Century Financial common stock during the 5 consecutive trading day period after any 10 consecutive trading day period in which:

•	the price of the notes for each day of such period was less than 105% of the conversion value, and

•	the conversion value for each day of such period was less than 90% of the principal amount per note.

We refer to these conditions as the “note price conditions.”

Upon a conversion of a note following satisfaction of the note price conditions, New Century TRS will deliver, at its election, a number of shares of New Century Financial common stock equal to the lesser of (a) the conversion rate of such note, or (b) the quotient obtained by dividing the principal amount of such note by the closing price of New Century Financial common stock on the trading day immediately before the date of conversion.

If New Century TRS elects to satisfy its entire conversion obligation in cash, New Century TRS will deliver to holders the lesser of:

•	the aggregate principal amount of notes to be converted, or

•	the product of (a) a number equal to the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by the conversion rate, and (b) the arithmetic average of the volume weighted average price of a share of New Century Financial common stock during the cash settlement averaging period.

If New Century TRS elects to satisfy a portion (other than 100%) of our conversion obligation in cash, New Century TRS will deliver such cash amount and the number of shares of New Century Financial common stock equal to the lesser of:

•	(a) the aggregate principal amount of notes to be converted divided by 1,000 and multiplied by the conversion rate, minus (b) the quotient of the cash amount divided by the arithmetic average of the volume weighted average price of a share of New Century Financial common stock during the cash settlement averaging period, or

•	(x) the aggregate principal amount of notes to be converted divided by the closing price of the New Century Financial common stock on the last trading day preceding the conversion date, minus (y) the quotient of the cash amount divided by the arithmetic average of the volume weighted average price of a share of New Century Financial common stock during the cash settlement averaging period.

“Conversion rate” is the number of shares of New Century Financial common stock into which each note is then convertible (assuming that the note was convertible as of such date).

“Conversion value” is equal to the product of the sale price for New Century Financial common stock on a given day multiplied by the then current conversion rate.

The “note price” on any date of determination means the average of the secondary market bid quotations per note obtained by New Century TRS or the bid solicitation agent for $5,000,000 principal amount at maturity of the notes at approximately 4:00 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers New Century TRS selects, provided that if at least three such bids cannot reasonably be obtained by New Century TRS, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by New Century TRS, this one bid shall be used. If New Century TRS cannot reasonably obtain at least one bid for $5,000,000 principal amount at maturity of the notes from a nationally recognized securities dealer or if, in New Century TRS’s reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes, then the note price will equal (a) the then-applicable conversion rate of the notes multiplied by (b) the sale price of New Century Financial common stock on such determination date.

New Century TRS will appoint a bid solicitation agent in accordance with the indenture. We may change the bid solicitation agent, but the bid solicitation agent will not be New Century TRS’s affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by New Century TRS to be willing to bid for the notes.

Conversion Upon a Credit Rating Event

Holders will have the right, at their option, to convert their notes at any time during any period in which the notes are rated by either Moody’s Investors Service, Inc., or Moody’s, or Standard & Poor’s Ratings Services, or S&P, and the credit rating initially assigned to the notes by either rating agency is downgraded by two levels or more or the notes cease to be rated, provided that New Century TRS is under no obligation to have the notes rated.

Conversion Upon Specified Corporate Transactions

Holders will have the right, at their option, to convert their notes in the event:

•	New Century Financial distributes to all holders of its common stock rights entitling them to purchase, for a period expiring within 60 days, New Century Financial common stock at less than the sale price of the New Century Financial common stock at the time of announcement of such distribution;

•	New Century Financial elects to distribute to all holders of its common stock, cash or other assets, debt securities or rights to purchase its securities which distribution (together with all other distributions covered by this clause not triggering a conversion right during the preceding 12 months) has a per share value exceeding 5% of the sale price of the New Century Financial common stock on the day preceding the declaration date for the distribution; or

•	a fundamental change (as defined below under “—Repurchase of Notes at a Holder’s Option Upon a Fundamental Change”) occurs.

In any such event, holders may convert their notes at any time after New Century TRS notifies them of such event (1) until the earlier of the close of business on the business day immediately prior to the ex-dividend date or the date of our announcement that the distribution will not take place, in the case of a distribution, or (2) until 40 days thereafter, in the case of a fundamental change. New Century TRS will notify holders at least 20 days prior to the ex-dividend date for a distribution or within 20 business days of the occurrence of a fundamental change, as the case may be, of the occurrence of any such event. In the case of a distribution, holders may not convert their note if they will otherwise participate in the distribution without conversion as a result of holding the notes.

In addition, if New Century TRS and/or New Century Financial is party to a consolidation, merger or binding share exchange pursuant to which shares of New Century Financial common stock would be converted into cash, securities or other property, holders may convert their notes at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. In the event holders do not convert their note during this time period, they will be entitled to receive, upon conversion, the kind and amount of cash, securities or other property that they would have received if they had converted the note immediately prior to such consolidation, merger or binding share exchange. If the transaction also constitutes a fundamental change, the holder can require us to repurchase all or a portion of its notes as described under “—Repurchase of Notes at a Holder’s Option Upon a Fundamental Change.”

Conversion Rate Adjustments

The conversion rate will be adjusted upon the occurrence of:

•	the issuance of shares of New Century Financial common stock as a dividend or distribution on New Century Financial common stock;

•	the subdivision or combination of outstanding New Century Financial common stock;

•	the issuance to all or substantially all holders of New Century Financial common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase New Century Financial common stock, or securities convertible into such common stock, at a price per share or a conversion price per share less than the then current sale price per share, provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

•	the distribution to all or substantially all holders of New Century Financial common stock of shares of New Century Financial capital stock, evidences of indebtedness or other non-cash assets or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in the first and third bullets above; and

•	dividends or distributions exclusively in cash referred to in the fifth bullet below;

•	the distribution to all or substantially all holders of New Century Financial common stock of distributions solely in cash, excluding:

(i)	any dividend or distribution in connection with our liquidation, dissolution or winding up; or

(ii)	any quarterly cash dividend on New Century Financial common stock that equals or exceeds the quarterly minimum dividend amount and, on an aggregate per-share basis, does not exceed the greater of:

•	the amount per share of New Century Financial common stock of the preceding quarterly cash dividend on New Century Financial common stock to the extent that such quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (ii), as adjusted to reflect subdivisions or combinations of New Century Financial common stock; and

•	0.4375% of the average of the closing sale price of New Century Financial common stock during the 10 days immediately prior to the declaration date of the dividend.

The quarterly minimum dividend amount will be adjusted in accordance with all conversion ratio adjustments that are not based on cash distributions.

If any quarterly dividend results in an adjustment because it exceeds both of the amounts set forth in this clause (ii), the adjustment would cause an increase in the conversion rate based upon the amount by which the dividend exceeds the greater of the two amounts set forth above in this clause (ii). If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution; or

(iii)	any quarterly cash dividend on New Century Financial common stock that is less than the quarterly minimum dividend amount and, on an aggregate per-share basis, is not less than the lower of:

•	the amount per share of New Century Financial common stock of the preceding quarterly cash dividend on New Century Financial common stock to the extent that such quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (iii), as adjusted to reflect subdivisions or combinations of New Century Financial common stock; and

•	0.25% of the average of the closing sale price of New Century Financial common stock during the 10 days immediately prior to the declaration of the dividend.

If any quarterly dividend results in an adjustment because it is less than both of the amounts set forth in this clause (iii), the adjustment would cause a reduction in the conversion rate based upon the amount by which the dividend is less than such amount;

•	the purchase of New Century Financial common stock pursuant to a tender offer made by New Century Financial or any of its subsidiaries to the extent that the same involves aggregate consideration the value of which together with:

•	any cash and the fair market value of any other consideration payable in respect of any tender offer by New Century Financial or any of its subsidiaries for New Century Financial common stock consummated within the preceding 12 months not triggering a conversion rate adjustment; and

•	all-cash distributions to all or substantially all holders of New Century Financial common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 5% of our market capitalization on the expiration date of such tender offer.

Notwithstanding the foregoing, adjustments to the conversion rate resulting from quarterly cash dividends may not cause the conversion rate to exceed the quotient obtained by dividing the principal amount of a note by the closing price of New Century TRS common stock on the trading day immediately prior to the date on which New Century TRS issued the notes. The maximum conversion rate described in the preceding sentence will be subject to adjustment in the same manner as the conversion rate adjusted described above, except no adjustment will be made to the maximum conversion rate as a result of cash distributions.

In the event of:

•	any reclassification of New Century Financial common stock, or

•	a consolidation, merger or combination involving New Century Financial, or

•	a sale or conveyance to another person of the property and assets of New Century Financial as an entirety or substantially as an entirety, in which holders of outstanding New Century Financial common stock would be entitled to receive stock, other securities, other property, assets or cash for their New Century Financial common stock,

holders of notes will generally be entitled to convert their notes into the same type of consideration received by holders of New Century Financial common stock immediately prior to one of these types of events.

New Century TRS is permitted to increase the conversion rate of the notes by any amount for a period of at least 20 days if its board of directors determines that such an increase would be in New Century TRS’s best interest. New Century TRS may also increase the conversion rate to avoid or diminish income tax to holders of New Century Financial common stock in connection with a dividend or distribution of stock or similar event. New Century TRS is required to give at least 15 days’ prior notice of any such increase in the conversion rate.

A holder of the New Century TRS notes or New Century Financial common stock may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Material U.S. Federal Income Tax Consequences—Taxation of U.S. Holders of the Notes—Adjustment of Conversion Rate.”

No adjustment in the conversion rate will be required unless it would result in a change in the conversion rate of at least 1.0%. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, New Century TRS will not adjust the conversion rate for the issuance of New Century Financial common stock or any securities convertible into or exchangeable for New Century Financial common stock or the right to purchase New Century Financial common stock or such convertible or exchangeable securities.

Ranking

The notes constitute a senior unsecured general obligation of New Century TRS (and not New Century Financial), ranking equally with other existing and future senior unsecured indebtedness that New Century TRS has incurred or may incur, ranking senior in right of payment to any future indebtedness that is expressly made subordinate to the notes and ranking subordinate to secured indebtedness New Century TRS has incurred. For these purposes, the indenture defines “indebtedness” as constituting (a) all obligations for borrowed money; (b) all obligations evidenced by notes or other similar instruments; (c) all obligations in respect of letters of credit or bankers acceptances or similar instruments (or reimbursement obligations with respect thereto); (d) all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (e) all obligations as lessee which are capitalized in accordance with generally accepted accounting principles; and (f) all indebtedness of others guaranteed by New Century TRS or any of its subsidiaries or for which New Century TRS or any of its subsidiaries is legally responsible or liable (whether by agreement to purchase indebtedness of, or to supply funds or to invest in, others).

Since the notes are obligations of New Century TRS only and not of its subsidiaries, the notes are effectively subordinated to the claims of creditors of New Century TRS’s subsidiaries. The amount of indebtedness which New Century TRS’s subsidiaries may incur is not limited under the indenture.

The associated guarantees constitute New Century Financial’s unsecured and unsubordinated obligations and rank equally and ratably with all other present and future unsecured and unsubordinated obligations of New Century Financial.

Repurchase of Notes at a Holder’s Option Upon a Fundamental Change

In the event of a fundamental change, a holder will have the right to require New Century TRS to repurchase for cash all or any part of the notes after the occurrence of a fundamental change at a repurchase price equal to 100% of the principal amount plus any accrued and unpaid interest (including additional amounts), if any, to, but excluding, the repurchase date. Notes submitted for repurchase must be $1,000 or an integral multiple thereof.

On or before the 20th day after the occurrence of a fundamental change, New Century TRS will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things, the procedures that holders must follow to require New Century TRS to repurchase their notes.

Simultaneously with providing such notice, New Century TRS will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as New Century TRS may use at that time.

To exercise the repurchase right, a holder must deliver, on or before the 30th business day after the date of New Century TRS’s notice of a fundamental change, subject to extension to comply with applicable law, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Option of Holder to Elect Purchase” on the reverse side of the notes duly completed, to the paying agent. The purchase notice must state:

•	if certificated, the certificate numbers of notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

A holder may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if notes have been certificated, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

New Century TRS will be required to repurchase the notes no later than 35 business days after the date of New Century TRS’s notice of the occurrence of the relevant fundamental change subject to extension to comply with applicable law. A holder will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the notes. If the paying agent holds cash sufficient to pay the fundamental change repurchase price of the notes on the business day following the fundamental change repurchase date, then:

•	the notes will cease to be outstanding and interest (including additional amounts), if any, will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price and any previously accrued and unpaid interest (including additional amounts), if any, upon delivery or transfer of the notes).

A fundamental change will be deemed to have occurred if any of the following occurs:

•	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding voting stock of New Century TRS;

•	during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of New Century TRS (together with any new directors whose election to such board or whose nomination for election by the stockholders of New Century TRS, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office;

•	New Century TRS consolidates with or merges with or into any person or conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into or with New Century TRS, in any such event pursuant to a transaction in which the outstanding voting stock of New Century TRS is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding voting stock of New Century TRS is not changed or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of New Century TRS), or where (A) the outstanding voting stock of New Century TRS is changed into or exchanged for (x) voting stock of the surviving corporation which is not disqualified equity interests (as defined below) or (y) cash, securities and other property (other than equity interests of the surviving corporation) and (B) no “person” or “group” owns immediately after such transaction, directly or indirectly, more than 50% of the total outstanding voting stock of the surviving corporation;

•	New Century TRS is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under “—Consolidation, Merger, Sale of Assets”; or

•	New Century Financial common stock ceases to be listed on the NYSE system or another established securities exchange or automated over-the-counter trading market in the United States.

Pursuant to the first supplemental indenture, in order to protect the interests of the holders, the occurrence of any of the events described above with respect to New Century Financial may also be deemed to constitute a fundamental change under the indenture.

“Disqualified equity interests” means any equity interest that, either by their terms or by the terms of any security into which they are convertible or exchangeable or otherwise, are, or upon the happening of an event or passage of time would be, required to be redeemed before July 3, 2008 or are redeemable at the option of the holder thereof at any time before July 3, 2008 (other than upon a fundamental change or sale of assets by New Century Financial in circumstances where the holders of the notes would have similar rights), or are convertible into or exchangeable for debt securities at any time before July 3, 2008 at the option of the holder thereof.

However, a fundamental change will not be deemed to have occurred if either:

•	the last sale price of New Century Financial common stock for any five trading days within:

•	the period of 10 consecutive trading days immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change resulting solely from a fundamental change under the first bullet point above, or

•	the period of 10 consecutive trading days immediately preceding the fundamental change, in the case of a fundamental change under the second, third and fourth bullet points above, is at least equal to 105% of the quotient where the numerator is the principal amount per note and the denominator is the conversion rate in effect on such date; or

•	in the case of a merger or consolidation, at least 95% of the consideration, excluding cash payments for fractional shares in the merger or consolidation constituting the fundamental change, consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market system (or which will be so traded or quoted when issued or exchanged in connection with such fundamental change) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

In addition, no bona fide securitization of assets shall constitute a fundamental change under the assets.

For purposes of this fundamental change definition, “voting stock” means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

The term “all or substantially all” as used in the definition of fundamental change will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure holders how a court would interpret this phrase under applicable law.

New Century TRS will under the indenture:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by New Century TRS to repurchase the notes upon a fundamental change.

This fundamental change repurchase feature may make more difficult or discourage a takeover of New Century TRS and the removal of incumbent management. However, New Century TRS is not aware of any specific effort to accumulate shares of New Century Financial capital stock or to obtain control of New Century Financial by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change repurchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a result of negotiations between New Century TRS and the initial purchaser.

New Century TRS could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt or equity outstanding or otherwise adversely affect a holder. Neither New Century TRS nor any of its subsidiaries are prohibited from incurring debt under the indenture. The incurrence of significant amounts of additional debt could harm New Century TRS’s ability to service its debt, including the notes.

If a fundamental change were to occur, New Century TRS may not have sufficient funds to pay the fundamental change repurchase price for the notes tendered by holders. In addition, New Century TRS currently has outstanding debt and may in the future incur debt that has similar fundamental change provisions that permit holders of such debt to accelerate or require New Century TRS to repurchase such debt upon the occurrence of events similar to a fundamental change. Our failure to repurchase the notes upon a fundamental change will result in an event of default under the indenture.

Events of Default

An event of default will occur under the indenture if:

•	there is a failure by New Century TRS to pay any interest (including additional amounts) on any note when it becomes due and payable, if such failure continues for a period of 30 days;

•	there is a failure by New Century TRS to pay the principal of (or premium, if any) on any note at its maturity (upon acceleration, required repurchase or otherwise);

•

(a) there is a failure of New Century TRS to perform any other covenant required of us in the indenture, if such failure continues for a period of 60 days after written notice has been given, by certified mail, (x)

to New Century TRS by the trustee or (y) to New Century TRS and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes; (b) there shall be a default in the performance or breach of the provisions described in “—Consolidation, Merger, Sale of Assets”; or (c) New Century TRS shall have failed to repurchase all or any part of the notes in accordance with the provisions of “—Repurchase of Notes at a Holder’s Option Upon a Fundamental Change”;

•	there is a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of New Century TRS or any of its subsidiaries for money borrowed whether such indebtedness now exists, or is created after the date of the indenture, which default:

(i)	involves the failure to pay the principal of or any premium or interest on such indebtedness when such indebtedness becomes due and payable at the stated maturity thereof, and such default shall continue after any applicable grace period, or

(ii)	results in the acceleration of such indebtedness prior to its stated maturity without such acceleration having been cured, waived or annulled for a period of 20 days after written notice to New Century TRS by the trustee or to New Century TRS and the trustee by the holders of at least 25% in aggregate principal amount of the notes outstanding, and in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness so unpaid at its stated maturity or the stated maturity of which has been so accelerated, aggregates $10.0 million or more;

•	there is a failure by New Century TRS or any of its subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

•	there shall have been certain events in bankruptcy, insolvency or reorganization of New Century TRS or any of its significant subsidiaries.

Pursuant to the first supplemental indenture in order to protect the interests of the holders, the failure of New Century Financial to perform its obligations under the indenture or comply with the other events described above may also be deemed to constitute an event of default under the indenture.

If an event of default (other than as specified in the sixth bullet immediately above) shall occur and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the notes outstanding may, and the trustee at the request of such holders shall, declare an amount equal to the principal amount of the notes and any accrued and unpaid cash interest (including additional amounts), if any, on the notes through the date of such declaration, to be due and payable immediately by a notice in writing to New Century TRS (and to the trustee if given by the holders of the notes). Thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceeding. If an event of default specified in the sixth bullet immediately above occurs and is continuing, then an amount equal to the principal amount of all the notes, together with any accrued and unpaid cash interest (including additional amounts), if any, through the occurrence of such event, shall automatically become due and payable.

After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of notes outstanding, by written notice to New Century TRS and the trustee, may rescind and annul such declaration if (a) New Century TRS has paid or deposited with the trustee a sum sufficient to pay (1) all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel, (2) all overdue interest (including additional amounts) on all notes, (3) the principal amount of any notes which have become due otherwise than by such declaration of acceleration and interest thereon (including additional amounts) at a rate borne by the notes and (4) to the extent that payment of such interest is lawful, interest upon overdue interest (including additional amounts) at the rate borne by the notes; and (b) all events of default, other than the non-payment of the principal amount and any accrued and unpaid cash interest (including any additional amounts), which have become due solely by such declaration of acceleration, have been cured or waived.

The holders of not less than a majority in aggregate principal amount of the notes outstanding may on behalf of the holders of all the notes waive any past default under the indenture and its consequences, except a default in the payment of the principal of, premium, if any, or any accrued and unpaid interest (including additional amounts) on any note, fundamental change repurchase price of any note, or in respect of a failure to convert any note into New Century Financial common stock, cash or a combination of New Century Financial common stock and cash as required, or in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each note outstanding.

New Century TRS is also required to notify the trustee within five business days of the occurrence of any default. New Century TRS is required to deliver to the trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the indenture, including whether or not any default has occurred. The trustee is under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes unless such holders offer to the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred thereby.

The Trust Indenture Act contains limitations on the rights of the trustee, should it become a creditor of New Century TRS to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an event of default or else resign.

Modification and Waiver

Modifications and amendments of the indenture relating to the notes may be made by New Century TRS and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

•	change the stated maturity of the principal of, or any installment of interest (including additional amounts) on, any note or reduce the principal amount at maturity thereof or the rate of interest (including additional amounts) thereon, or change the coin or currency in which the principal of any note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof or with respect to the conversion of notes;

•	amend, change or modify the obligation of New Century TRS to repurchase all or any part of the notes in the event of a fundamental change in accordance with “—Repurchase of Notes at a Holder’s Option Upon a Fundamental Change,” including amending, changing or modifying any definitions with respect thereto;

•	reduce the percentage in principal amount of outstanding notes, the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the indenture or certain defaults;

•	modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding notes required for such actions or to provide that certain other provisions of the indenture relating to the notes cannot be modified or waived without the consent of the holder of each note affected thereby;

•	except as otherwise permitted under “—Consolidation, Merger, Sale of Assets,” consent to the assignment or transfer by New Century TRS of any of its rights and obligations under the indenture;

•	amend or modify any of the provisions of the indenture relating to the subordination of the notes in any manner adverse to the holders of the notes;

•	adversely affect the right of holders to convert notes other than as provided in the indenture; or

•	reduce the principal amount at issuance, principal amount or the fundamental change repurchase price of any note, or amend or modify in any manner adverse to the holders of notes New Century TRS’s obligations to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise.

Without the consent of any holders, New Century TRS, when authorized by a resolution of its board of directors, and the trustee, at any time and from time to time, may enter into one or more supplemental indentures or agreements, in form and substance satisfactory to the trustee, for any of the following purposes:

•	to evidence the succession of another person to New Century TRS or any other obligor upon the notes, and the assumption by any such successor of the covenants of New Century TRS or obligor under the indenture and in the notes, in each case in compliance with the provisions of the indenture;

•	to add to the covenants of New Century TRS or any other obligor upon the notes for the benefit of the holders or to surrender any right or power conferred in the indenture upon New Century TRS or any other obligor upon the notes, as applicable, in the indenture or in the notes;

•	to cure any ambiguity, to correct or supplement any provision in the indenture which may be defective or inconsistent with any other provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture or the notes; provided that, in each case, such provisions shall not adversely affect the interests of the holders;

•	to comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act, as contemplated by the indenture or otherwise;

•	to add a guarantor;

•	to evidence and provide the acceptance of the appointment of a successor trustee under the indenture;

•	to mortgage, pledge, hypothecate or grant a security interest in favor of the trustee for the benefit of the holders as additional security for the payment and performance of the indenture obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the trustee pursuant to this indenture or otherwise; or

•	to provide for uncertificated notes in place of or in addition to certificated notes.

The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain provisions of the indenture relating to the notes, unless (1) New Century TRS fails to pay principal or interest (including additional amounts) on any note when due, (2) New Century TRS fails to convert any note into common stock, cash or a combination of common stock and cash as required by the indenture, or (3) New Century TRS fails to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

Any notes held by New Century TRS or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with New Century TRS shall be disregarded (from both the numerator and denominator) for purposes of determining whether the holders of a majority in principal amount of the outstanding notes have consented to a modification, amendment or waiver of the terms of the indenture.

Consolidation, Merger, Sale of Assets

New Century TRS shall not, in a single transaction or a series of related transactions, consolidate with or merge with or into any other person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of New Century TRS’s properties and assets to any person or group of affiliated persons, or permit any of its subsidiaries to enter into any such transaction or transactions if such transaction or transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of New Century TRS and its subsidiaries on a consolidated basis to any other person or group of affiliated persons, unless at the time and after giving effect thereto:

•	either (a) New Century TRS shall be the continuing corporation or (b) the person (if other than New Century TRS) formed by such consolidation or into which New Century TRS is merged or the person which acquires by sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of New Century TRS and its subsidiaries on a consolidated basis (the “surviving entity”) shall be a corporation, a limited liability company, limited partnership, partnership, trust or other entity duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such person assumes, by a supplemental indenture in a form reasonably satisfactory to the trustee, all of New Century TRS’s obligations under the notes and the indenture and the registration rights agreement, and the indenture and the registration rights agreement shall remain in full force and effect;

•	immediately before and immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing; and

•	New Century TRS or the surviving entity shall have delivered, or caused to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an officers’ certificate and an opinion of counsel, each to the effect that such consolidation, merger, transfer, sale, assignment, lease or other transaction and the supplemental indenture in respect thereto comply with the provisions of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been complied with.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraph in which New Century TRS is not the continuing corporation, the successor person formed or remaining shall succeed to, and be substituted for, and may exercise each of New Century TRS’s rights and powers and New Century TRS would be discharged from its obligations under the indenture, the notes and the registration rights agreements.

Notwithstanding the foregoing, New Century TRS may merge or consolidate with or into or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to a direct or indirect wholly owned subsidiary of New Century TRS’s without complying with the above provisions in a transaction or series of transactions in which New Century TRS remain the obligor on the notes.

An assumption by any person of New Century TRS’s obligations under the notes and the indenture might be deemed for United States federal income tax purposes to be an exchange of the notes for new notes by the holders thereof, resulting in recognition of gain or loss for such purposes and possibly other adverse tax consequences to the holders. Holders should consult their own tax advisors regarding the tax consequences of such an assumption.

Registration Rights

New Century TRS and the initial purchasers have entered into a registration rights agreement. Pursuant to the registration rights agreement, New Century TRS agreed to file, at its expense, with the Securities and Exchange Commission within 120 days of the date on which New Century TRS issued the notes a shelf registration statement, of which this prospectus forms a part, on Form S-1 or Form S-3, if the use of such form was then available, or any other appropriate form under the Securities Act permitting registration of the registrable securities to cover resales of registrable securities by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement. New Century TRS agreed to use its reasonable best efforts to cause the shelf registration statement to be declared effective by the Securities and Exchange Commission no later than 210 days of the date on which New Century TRS issued the notes.

Notwithstanding the foregoing, New Century TRS will be permitted to prohibit offers and sales of registrable securities pursuant to the shelf registration statement or the additional shelf registration statement, if applicable, under certain circumstances and subject to certain conditions for a period not to exceed an aggregate of 30 days in any three-month period (any period during which offers and sales are prohibited being referred to as a “suspension period”) and not to exceed an aggregate of 60 days in any 365-day period.

“Registrable securities” means each note and any underlying share of New Century Financial common stock or any security into or for which such common stock has been converted or any security issued with respect thereto upon any stock dividend, split or similar event until the earliest of (i) its effective registration under the Securities Act and resale in accordance with the registration statement covering it, (ii) expiration of the holding period that would be applicable thereto under Rule 144(k) under the Securities Act were it not held by an affiliate of New Century TRS, (iii) its sale to the public pursuant to Rule 144 under the Securities Act and (iv) the date that is two years after the later of the original issuance of the notes and the last date that New Century TRS or any of its affiliates was the owner of such notes (or any predecessor thereto); and as a result of the events described in this paragraph, the transfer restriction legends are removed or removable.

Holders of the registrable securities are required to deliver information to be used in connection with, and to be named as selling securityholders in, the shelf registration statement or the additional shelf registration statement, if applicable, within 30 business days after receipt of a request for information in order to have their registrable securities included in the shelf registration statement or the additional shelf registration statement, if applicable. If a holder fails to do so, the registrable securities held by such holder will not be entitled to be registered and such holder will not be entitled to receive any of the additional amounts described in the following paragraph. There can be no assurance that New Century TRS will be able to maintain an effective and current registration statement as required. The absence of such a registration statement may limit the holder’s ability to sell such registrable securities or adversely affect the price at which such registrable securities can be sold.

New Century TRS will:

•	provide to each holder for whom a shelf registration statement was filed copies of the prospectus that is a part of such shelf registration statement;

•	notify each such holder when a shelf registration statement has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the registrable securities.

If:

•	the shelf registration statement is not filed with the Securities and Exchange Commission within 120 days of the date on which New Century TRS issued the notes,

•	the shelf registration statement has not been declared effective by the Securities and Exchange Commission no later than 210 days of the date on which New Century TRS issued the notes, or

•

the shelf registration statement is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by an additional registration statement filed and declared effective) or usable for the offer and sale of registrable securities for a period of time (including any suspension period) which shall exceed 30 days in the aggregate in any three-month period or 60 days in the aggregate in any 365-day period (each such event referred to in the bullets above being referred to as a “registration default”), New Century TRS will pay additional amounts to each holder of registrable securities, from and including the date following the registration default but excluding the day on which all registration defaults have been cured, who has timely provided the required selling securityholder information to New Century TRS. The amount of additional amounts payable during any period during which a registration default shall have occurred and be continuing is:

•	in the case of notes, at a rate per year equal to 0.250% for the first 90-day period and at a rate per year equal to 0.500% thereafter of the principal amount of such notes, or

•	in the case of common stock issued upon conversion of the notes, at a rate per year equal to 0.250% for the first 90-day period and 0.500% thereafter of the principal amount of the holder’s converted notes.

No additional amounts shall be payable in respect of cash issued in lieu of New Century Financial common stock upon conversion of the notes.

So long as a registration default continues, New Century TRS will pay additional amounts in cash on July 3 and January 3 of each year to the holder of record of the notes or shares of New Century Financial common stock issued upon conversion of the notes, as the case may be, on the immediately preceding June 17 or December 18. Following the cure of all registration defaults, additional amounts will cease to accrue with respect to such registration default.

New Century TRS will use its reasonable best efforts to cause the shelf registration statement to be effective for a period ending on the earliest of (1) two years after the later of the last date of original issuance of any of the notes and the date on which New Century TRS or any of its affiliates owned any of the notes, (2) the date on which holders of registrable securities are able to sell all of the registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act, (3) the date when all of the registrable securities of those holders that have provided the information required are registered under the shelf registration statement and disposed of in accordance with the terms of the shelf registration statement, and (4) the date when all of the registrable securities of those holders that have provided the information required have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

The foregoing summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the registration rights agreement. Copies of the registration rights agreement are available from us or the initial purchasers upon request.

Satisfaction and Discharge

New Century TRS may satisfy and discharge its obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the paying agent or the conversion agent, as the case may be, after the notes have become due and payable, whether at maturity, or any repurchase date, or upon conversion or otherwise, cash or shares of New Century Financial common stock (at New Century TRS’s option) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided herein, New Century TRS will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the sale price of New Century Financial common stock, accrued interest payable on the notes and the conversion price of the notes. New Century TRS will make all these calculations in good faith and, absent manifest error, New Century TRS’s calculations will be final and binding on holders of notes. New Century TRS will provide a schedule of its calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward New Century TRS’s calculations to any holder of notes upon the request of that holder.

Transfer and Exchange

New Century TRS expects to appoint a security registrar, paying agent, bid solicitation agent, calculation agent and conversion agent. New Century TRS reserves the right to:

•	vary or terminate the appointment of the security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent;

•	appoint additional paying agents, bid solicitation agents, calculation agents or conversion agents; or

•	approve any change in the office through which any security registrar, paying agent, bid solicitation agent, calculation agent or conversion agent acts.

Repurchase and Cancellation

All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

New Century TRS may, to the extent permitted by law, repurchase notes in the open market or by tender offer at any price or by private agreement. Any notes repurchased by New Century TRS, to the extent permitted by law, may be reissued or resold or may, at New Century TRS’s option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

New Century TRS will replace mutilated, destroyed, stolen or lost notes at a holder’s expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to New Century TRS and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and New Century TRS may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

Wells Fargo Bank, N.A. has agreed to serve as the trustee under the indenture. The trustee is permitted to deal with New Century TRS and any affiliate of New Century TRS with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

Book-Entry, Delivery and Form

New Century TRS issued the notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part only to DTC or another nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee. Holders may hold their beneficial interests in the global security directly through DTC if they have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called “certificated securities”) will be issued only in certain limited circumstances described below.

DTC has advised New Century TRS that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 85 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, (also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to depository system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC’s participants are on file with the Securities and Exchange Commission.

DTC was created to hold securities of institutions that have accounts with DTC (called “participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the initial purchaser, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies (called, the “indirect participants”) that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

New Century TRS expects that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into New Century Financial common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, holders will not be entitled to have the notes represented by the global security registered in their name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. New Century TRS understands that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

New Century TRS will make payments of principal and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither New Century TRS, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

New Century TRS expects that DTC or its nominee, upon receipt of any payment of principal or interest will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. New Century TRS also expects that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. New Century TRS will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised New Century TRS that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies New Century TRS that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither New Century TRS nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Restrictions on Transfer; Legends

The notes and the shares of New Century Financial common stock which are issued upon conversion will be subject to certain restrictions on transfer set forth on the notes and in the indenture and on the share certificates, and certificates evidencing the notes and shares of New Century Financial common stock will bear legends regarding such transfer restrictions.

DESCRIPTION OF NEW CENTURY FINANCIAL CAPITAL STOCK

The following is a summary description of the material terms of New Century Financial common stock and undesignated preferred stock as set forth in our charter and that govern the rights of our common stock. While we believe that the following description covers the material terms of our capital stock, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, our charter and the other documents we refer to for a more complete understanding of our capital stock.

General

As of February 1, 2005, New Century Financial had 55,075,566 shares of New Century Financial common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our charter provides that we may issue up to 300,000,000 shares of New Century Financial common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Under Maryland General Corporation Law, or the MGCL, stockholders generally are not liable for the corporation’s debts or obligations.

Common Stock

The shares of New Century Financial common stock offered hereby will upon issuance and payment therefor be duly authorized, validly issued, fully paid and non-assessable. Subject to the preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on transfer of stock, holders of shares of New Century Financial common stock are entitled to receive dividends on such stock if, as and when authorized and declared by our board of directors out of assets legally available therefor and to share ratably in our assets legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of or adequate provision for all its known debts and liabilities.

Subject to the provisions of our charter regarding the restrictions on ownership and transfer of stock and the terms of any other class or series of our capital stock, each outstanding share of New Century Financial common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of our stock, the holders of such shares of New Century Financial common stock possess the exclusive voting power. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the outstanding shares of New Century Financial common stock can elect all of the directors then standing for election in which case the holders of the remaining shares will not be able to elect any of our directors.

Shares of New Century Financial common stock have no preference, conversion, exchange, sinking fund, or redemption and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership transfer of stock, shares of New Century Financial common stock have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not fewer than a majority of all of the votes entitled to be cast by the stockholders on the matter) is set forth in the corporation’s charter. Our charter provides that any such action shall be effective and valid if taken or authorized by our stockholders by the affirmative vote of a majority of all the votes entitled to be cast on the matter, except that amendments to the provisions of our charter relating to the removal of directors must be approved by our stockholders by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.

Our charter authorizes our board of directors to reclassify any unissued shares of New Century Financial common stock into other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

Preferred Stock

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by the MGCL and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deterring or preventing a transaction or a change of control that might involve a premium price for New Century Financial common stock or otherwise be in your best interest. Further, to the extent we issue preferred stock, holders of the preferred stock will likely have preferential rights to distributions made by us. As of the closing of this offering, no shares of our preferred stock will be outstanding and we have no present plans to issue any preferred stock.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of New Century Financial common stock or preferred stock and to classify or reclassify unissued shares of New Century Financial common or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as New Century Financial common stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Our board of directors could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for New Century Financial common stock or otherwise be in your best interest and could result in the entrenchment of our board of directors and management, regardless of their performance.

Transfer Restrictions

Our charter, subject to certain exceptions, contains certain restrictions on the number of shares of our stock that a person may own. Our charter contains a stock ownership limit which will prohibit any person from acquiring or holding, directly or indirectly, shares of stock in excess of 9.8% of the lesser of the total number or value of any class or series of our stock. Our board of directors, in its sole discretion, may exempt a person from the stock ownership limit. However, our board of directors may not grant such an exemption to any person whose ownership, direct or indirect, of in excess of 9.8% of the lesser of the number or value of the outstanding shares of our stock would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT. The person seeking an exemption must represent to the satisfaction of our board of directors that it will not violate the aforementioned restriction. The person also must agree that any violation or attempted violation of any of the foregoing restriction will result in the automatic transfer of the shares of stock causing such violation to the trust (as defined below). Our board of directors may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

Our charter further prohibits:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT; and

•	any person from transferring shares of our stock if such transfer would result in shares of our stock being owned by fewer than 100 persons.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our stock that resulted in a transfer of shares to the trust in the manner described below, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on us.

If any transfer of shares of our stock occurs that, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded to the nearest greatest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the prohibited owner shall not acquire any rights in such shares. Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Shares of stock held in the trust shall be issued and outstanding shares of our stock. The prohibited owner shall not benefit economically from ownership of any shares of stock held in the trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust shall have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust, which rights shall be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of stock have been transferred to the trustee shall be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee. Any dividend or distribution so paid to the trustee shall be held in trust for the charitable beneficiary. The prohibited owner shall have no voting rights with respect to shares of stock held in the trust and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion):

•	to rescind as void any vote cast by a prohibited owner prior to the discovery by us that such shares have been transferred to the trust; and

•	to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote.

Within 20 days after receiving notice from us that shares of our stock have been transferred to the trust, the trustee shall sell the shares of stock held in the trust to a person, designated by the trustee, whose ownership of the shares will not violate any of the ownership limitations set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows. The prohibited owner shall receive the lesser of:

•	the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of such shares on the day of the event causing the shares to be held in the trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the trust, in each case reduced by the costs incurred to enforce the ownership limits as to the shares in question. Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid immediately to the charitable beneficiary.

If, prior to the discovery by us that shares of our stock have been transferred to the trust, such shares are sold by a prohibited owner, then

•	such shares shall be deemed to have been sold on behalf of the trust; and

•	to the extent that the prohibited owner received an amount for such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to the aforementioned requirement, such excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift); and

•	the market price on the date we, or our designee, accept such offer.

We shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the prohibited owner.

All certificates representing shares of New Century Financial common stock and preferred stock, if issued, will bear a legend referring to the restrictions described above.

Every owner of more than 1% (or such lower percentage as required by the Internal Revenue Code or the related regulations) of all classes or series of our stock, including shares of New Century Financial common stock, within 30 days after the end of each fiscal year, shall be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of our stock which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the stock ownership limits. In addition, each stockholder shall upon demand be required to provide to us such information as we may reasonably request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance. We may request such information after every sale, disposition or transfer of New Century Financial common stock.

These ownership limits could delay, defer or prevent a change in control or other transaction that might involve a premium price for New Century Financial common stock or otherwise be in your best interest.

Transfer Agent and Registrar

Mellon Investor Services LLC has agreed to act as the transfer agent and registrar for shares of New Century Financial common stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF NEW CENTURY FINANCIAL’S CHARTER AND BYLAWS

The following summary highlights the material provisions of Maryland law that are applicable to us and the material provisions of our charter and bylaws. You should refer to Maryland law, including the MGCL, and to our charter and our bylaws for a full description. Copies of our charter and our bylaws are filed as exhibits to the registration statement of which this prospectus is a part. You can also obtain copies of our charter and our bylaws and every other exhibit to our registration statement. Please see “Where You Can Find Additional Information” below and “Risk Factors—Certain provisions of Maryland law and our charter and bylaws could hinder, delay or prevent a change in control of New Century Financial.”

Classification of Board of Directors

Our bylaws provide that the number of directors may be established, increased or decreased by our board of directors but may not be fewer than the minimum number required by the MGCL (which currently is one) nor more than 15. Under our bylaws, we have elected to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to determine the number of directors and the exclusive right, by the affirmative vote of a majority of the remaining directors, to fill vacancies on the board even if the remaining directors do not constitute a quorum. These provisions of Maryland law, which are applicable even if other provisions of Maryland law or the charter or bylaws provide to the contrary, also provide that any director elected to fill a vacancy will hold office for the remainder of the full term of the class of directors in which the vacancy occurred, rather than the next annual meeting of stockholders as would otherwise be the case, and until his or her successor is elected and qualified.

Pursuant to our charter, our board of directors is divided into three classes of directors. Beginning in 2004, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The initial terms of the Class II, Class III and Class I directors will expire in 2005, 2006 and 2007, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Holders of shares of New Century Financial common stock will not have the right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of New Century Financial common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, deter or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast by our stockholders generally in the election of our directors. This provision of our charter will preclude our stockholders from removing incumbent directors except upon the existence of cause for removal and a substantial affirmative vote. Also, our election in our bylaws to be subject to certain provisions of Maryland law which vest in our board of directors the exclusive right to fill vacancies on our board of directors will prevent our stockholders, even if they are successful in removing incumbent directors, from filling the vacancies created by such removal with their own nominees.

Limitation of Liability and Indemnification

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision which eliminates such liability to the maximum extent permitted by the MGCL.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any person who is or was a party to, or is threatened to be made a party to, any threatened or pending proceeding by reason of the fact that such person is or was a director or officer of our company, or while a director or officer of our company is or was serving, at our request, as a director, officer, agent, partner or trustee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the maximum extent permitted by Maryland law, the indemnification provided for in our charter and bylaws shall include expenses (including attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by us in advance of the final disposition of any such proceeding.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation, and

•	a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or certain issuances or reclassifications of equity securities) between a Maryland corporation and any “interested stockholder” or any affiliate of an interested stockholder are prohibited for five years after the most recent date on which a person or entity becomes an interested stockholder. An interested stockholder is any person or entity who beneficially owns 10% or more of the voting power of the corporation’s outstanding shares, or any affiliate of the corporation who was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation at any time within the two-year period prior to the date in question. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which such person would otherwise have become an interested stockholder. After the five-year period has elapsed, any such business combination must be recommended by our board of directors and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by our board of directors prior to the time that the interested stockholder becomes an interested stockholder.

Our board of directors has adopted a resolution exempting the company from the provisions of the MGCL relating to business combinations with interested stockholders or affiliates of interested stockholders. However, such resolution can be altered or repealed, in whole or in part, at any time by our board of directors.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share” acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third;

•	one-third or more, but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply:

•	to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction; or

•	to acquisitions approved or exempted by our charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or eliminated at any time in the future.

Amendments to the Charter

Except as provided below, our charter, including its provisions on classification of our board of directors, may be amended only if approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter. Amendments to the provisions of our charter relating to the removal of directors will be required to be approved by our stockholders by the affirmative vote at least two-thirds of all votes entitled to be cast on the matter.

Dissolution

Our dissolution must be approved by our stockholders by the affirmative vote of not fewer than a majority of all of the votes entitled to be cast on the matter.

Meetings of Stockholders; Advance Notice of Director Nominations and New Business

Annual meetings. Our annual meeting of stockholders will be held each May. Our bylaws provide that with respect to an annual meeting of stockholders, director nominations and stockholder proposals may be made only:

•	pursuant to our notice of the meeting;

•	at the direction of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

For nominations or other proposals to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice in writing to our corporate secretary and any such proposal must otherwise be a proper matter for stockholder action.

To be timely, a stockholder’s notice must be delivered to our corporate secretary at our principal executive offices not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; except that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the 10th calendar day following the calendar day on which we first make a public announcement of the date of such meeting.

A stockholder’s notice must set forth:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitation of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A of the Exchange Act, including such person’s written consent to be named as a nominee and serving as a director if elected;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and of any such stockholder’s affiliates and of any person who is the beneficial owner, if any, of such stock; and

•	as to the stockholder giving notice and each beneficial owner, if any, of such stock, the name and address of such stockholder, as they appear on the company’s stock ownership records, and the name and address of each beneficial owner of such stock, and the class and number of shares of stock of the company which are owned of record or beneficially by each such person.

Special meetings. Special meetings of our stockholders may be called only by our president or by our board of directors, unless otherwise required by law. Special meetings of our stockholders shall also be called by our secretary upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at such meeting. The date, time and place of any special meetings will be set by our board. Our bylaws provide that with respect to special meetings of our stockholders, only the business specified in our notice of meeting may be brought before the meeting, and nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

If the resolution of our board of directors and the applicable provisions in our bylaws exempting us from the business combination provisions and the control share acquisition provisions of the MGCL are rescinded, the business combination provisions and the control share acquisition provisions of the MGCL, the provisions of our charter on classification of our board of directors and removal of directors, the advance notice provisions of our bylaws and certain other provisions of our charter and bylaws and the MGCL could delay, deter or prevent a change in control of us or other transactions that might involve a premium price for holders of New Century Financial common stock or otherwise be in their best interest.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Introduction

The following general discussion summarizes the material U.S. federal income tax considerations regarding our qualification and taxation as a REIT and material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes and the New Century Financial common stock received upon an exchange, conversion or redemption of the notes. It applies to you only if you hold the notes or New Century Financial common stock as a capital asset for U.S. federal income tax purposes. This discussion is based on interpretations of the Internal Revenue Code, regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may adversely affect the federal income tax consequences described herein. This summary does not discuss all of the tax consequences that may be relevant to particular noteholders or stockholders or to noteholders or stockholders subject to special treatment under the federal income tax laws, such as:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax exempt organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currencies;

•	traders in securities that elect to apply a mark to market method of accounting;

•	foreign holders;

•	persons that hold their notes or shares of New Century Financial common stock as part of a hedge against currency risk, appreciated financial position, straddle, constructive sale or conversion transaction;

•	holders that acquired their notes or shares of New Century Financial common stock upon the exercise of stock options or otherwise as compensation; or

•	entities treated as partnerships for U.S. federal income tax purposes.

The summary below does not address all of the tax consequences that may be relevant to you. In particular, it does not address:

•	the U.S. federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of the notes or shares of New Century Financial common stock; or

•	state, local or foreign tax consequences of the purchase, ownership or disposition of the notes or shares of New Century Financial common stock.

For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or other flow-through entity is attributed to its partners or owners. Accordingly, if a partnership or other flow-through entity holds the notes or shares of New Century Financial common stock, the tax treatment of a holder will generally depend on the status of the partner or other owner and the activities of the partnership or other entity.

Accordingly, you are urged to consult your own tax advisors with respect to the U.S. federal, state and local tax consequences of owning the notes or shares of New Century Financial common stock, as well as any consequences arising under the laws of any other taxing jurisdiction to which you may be subject.

O’Melveny & Myers LLP has reviewed the discussion set forth below and is of the opinion that the statements made in this discussion, to the extent such statements summarize material U.S. federal tax consequences of the beneficial ownership of the notes and the New Century Financial common stock into which the notes will be convertible, are correct in all material respects. The opinion of O’Melveny & Myers LLP has been filed as an exhibit to the registration statement of which this prospectus forms a part. O’Melveny & Myers LLP’S opinion is based on various assumptions, including that certain factual representations and covenants made by one of our officers are and remain accurate; moreover, the opinion is subject to limitations, and is not binding on the Internal Revenue Service or any court. The Internal Revenue Service may challenge the opinion of O’Melveny & Myers LLP, and such a challenge could be successful.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of the notes, shares of New Century Financial common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of your ownership and our REIT election, and regarding potential changes in applicable tax laws.

Taxation as a REIT

General. New Century TRS formed New Century Financial as a Maryland corporation on April 12, 2004 as a wholly-owned subsidiary. On October 1, 2004, a wholly-owned subsidiary of New Century Financial merged with and into New Century TRS with New Century TRS as the surviving entity. As a result, New Century TRS became a wholly-owned subsidiary of New Century Financial.

We have elected to be taxed as a REIT under Sections 856 through 859 of the Internal Revenue Code for our taxable year ended December 31, 2004. A REIT generally is not subject to federal income tax on the income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for qualification as a REIT. We intend to be organized and to operate in such a manner as to qualify for taxation as a REIT. However, no assurance can be given that we will operate in a manner so as to qualify or remain qualified as a REIT.

We have received an opinion of O’Melveny & Myers LLP, filed as an exhibit to the registration statement of which this prospectus is a part, to the effect that we are organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and, commencing with our taxable year ended December 31, 2004, and continuing thereafter, our proposed method of operations will enable us to satisfy the requirements for qualification and taxation as a REIT under the Internal Revenue Code. It must be emphasized, however, that the opinion of O’Melveny & Myers LLP will be based on various assumptions related to our organization and proposed operations and will be conditioned on representations and covenants made by our management regarding our organization, assets, sources of gross income and other matters related to the conduct of our business operations. You should be aware that opinions of counsel are not binding on the Internal Revenue Service, and no assurance can be given that the Internal Revenue Service will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual (or in some cases quarterly) operating results, various requirements under the Internal Revenue Code, with regard to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels, and the diversity of ownership of our stock. O’Melveny & Myers LLP will not review our compliance with the requirements on a continuing basis. Our ability to satisfy the asset and gross income tests applicable to a REIT depends, among other things, on the fair market values of our assets and the fair market value of the real estate that is collateral for our mortgage loans. Such values may not be susceptible to a precise determination. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances, no assurance can be given by O’Melveny & Myers LLP or by us that we will so qualify for any particular year. For a discussion of the tax consequences of the failure to qualify as a REIT, see “—Failure to Qualify.”

The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its stockholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative interpretations thereof.

In any year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our REIT taxable income that we distribute currently to our stockholders. However, our stockholders will generally be taxed on dividends that they receive at ordinary income rates unless such dividends are designated by us as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose domestic noncorporate stockholders are generally taxed on dividends they receive at the 15% rate on qualified dividend income, and whose corporate stockholders generally receive the benefit of a dividends received deduction that substantially reduces the effective rate that they pay on such dividends. In general, income earned by a REIT and distributed to its stockholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed and taxed to stockholders.

While we are generally not subject to corporate income taxes on income that we distribute currently to our stockholders, we will be subject to federal tax as follows:

•	We will be taxed at regular corporate rates on any taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under some circumstances, we may be subject to the “alternative minimum tax” due to our undistributed items of tax preference and alternative minimum tax adjustments.

•	If we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other non-qualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income.

•	Our income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of either (i) the amount by which 75% of our gross income exceeds the amount qualifying under the 75% gross income test for the taxable year or (ii) the amount by which 90% of our gross income (95% in taxable years beginning on or after January 1, 2005) exceeds the amount of our income qualifying under the 95% gross income test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability.

•	We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid, if we fail to distribute during each calendar year at least the sum of:

•	85% of our REIT ordinary income for the year;

•	95% of our REIT capital gain net income for the year; and

•	any undistributed taxable income from prior taxable years, over excess distributions made with respect to prior years.

•	We may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder would include its proportionate share of our undistributed capital gain (to the extent we made a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain and would be allowed a credit for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the U.S. stockholder in our stock.

•	We will be subject to a 100% penalty tax on certain amounts received by us (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between us and a taxable REIT subsidiary, as further described below, are not comparable to similar arrangements between unrelated parties.

•	If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income, or “phantom” taxable income, that we derive from REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Similar rules may apply if we own all of the equity interests in a taxable mortgage pool. To the extent that we own a REMIC residual interest or a taxable mortgage pool through a taxable REIT subsidiary, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “—Taxable mortgage pools and REMICs.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•	any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative.

For this reason, our charter prohibits disqualified organizations from owning our shares.

If we acquire any assets from a non-REIT C corporation in a carry-over basis transaction, we could be liable for specified tax liabilities inherited from that non-REIT C corporation with respect to that corporation’s “built-in gain” in its assets. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. Applicable Treasury regulations, however, allow us to avoid the recognition of gain and the imposition of corporate level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a non-REIT C corporation unless and until we dispose of that built-in gain asset during the 10-year period following its acquisition, at which time we would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

In general, we will not be treated as acquiring the assets of New Century TRS or its subsidiaries in a carryover basis transaction. However, in connection with the merger and related transactions, we have acquired all of the capital stock of New Century Credit, which was an indirect wholly-owned subsidiary of New Century TRS. New Century Credit became a qualified REIT subsidiary, and we were deemed to acquire the assets of New Century Credit in a carryover basis transaction. We do not believe the built-in gain in such assets, if any, acquired in the transaction is material.

In addition, notwithstanding our status as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any taxable REIT subsidiary in which we own an interest, including New Century Financial and its subsidiaries, will be subject to federal corporate income tax on its taxable income.

Requirements for qualification as a REIT. The Internal Revenue Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

(4)	that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	of which not more than 50% in value of the outstanding shares are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) after applying certain attribution rules;

(7)	that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year, which has not been terminated or revoked; and

(8)	that meets other tests, described below, regarding the nature of its income and assets.

Conditions (1) through (4), inclusive, must be met during the entire taxable year. Condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months other than the first taxable year for which an election to become a REIT is made. Condition (6) must be met during the last half of each taxable year other than the first taxable year for which an election to become a REIT is made. For purposes of determining the ownership of shares under condition (6), a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Section 401(a) of the Internal Revenue Code generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6). We believe that we will issue sufficient shares of stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6) above. In addition, our charter will contain restrictions regarding the transfer of our stock that are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we may fail to qualify as a REIT.

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (6) above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder.

Qualified REIT subsidiaries. If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” the separate existence of that subsidiary is disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

Other disregarded entities and partnerships. An unincorporated domestic entity, such as a partnership or limited liability company, which has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. If we own 100% of the interests of such an entity and such entity has not elected to be treated as a corporation for U.S. federal income tax purposes, we will be treated as owning its assets and receiving its income directly. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share, based on percentage capital interests, of the assets, liabilities and items of income of any partnership, joint venture or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT subsidiaries. A “taxable REIT subsidiary” is an entity that is taxable as a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary. However, an entity will not qualify as a taxable REIT subsidiary if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We will have several direct and indirect subsidiaries, including New Century TRS, most of which we intend to elect to treat as taxable REIT subsidiaries. As taxable REIT subsidiaries, these entities will be subject to federal income tax, and state and local income tax where applicable, on their taxable income. To the extent that New Century TRS and its subsidiaries are required to pay taxes, they will have less cash available for distribution to us. If dividends are paid by these taxable REIT subsidiaries to us, then the dividends we pay to our non-corporate stockholders, up to the amount of dividends that we receive from our taxable REIT subsidiaries, will generally be eligible to be taxed at the reduced 15% rate applicable to qualified dividend income. See “Taxation of U.S. Holders of the Notes-Qualified Dividend Income.”

Income earned by a taxable REIT subsidiary is not attributable to the REIT. As a result, income that might not be qualifying income for purposes of the income tests applicable to REITs, such as fees from the origination and/or servicing of loans for third parties, could be earned by a taxable REIT subsidiary without affecting our status as a REIT. We expect to continue to sell all of our loans that we do not hold in our portfolio, and to perform other origination functions, through New Century TRS and its subsidiaries.

Several provisions of the Internal Revenue Code regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to its REIT parent. We currently do not anticipate that this limitation will apply to interest payments, if any, made by taxable REIT subsidiaries to us. In addition, we would be obligated to pay a 100% penalty tax on some payments that we receive from, or on certain expenses deducted by, our taxable REIT subsidiaries if the Internal Revenue Service were to assert successfully that the economic arrangements between us and our subsidiaries are not comparable to similar arrangements among unrelated parties.

Taxable mortgage pools and REMICs. An entity, or a portion of an entity, that does not elect to be treated as a REMIC may be classified as a taxable mortgage pool under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•	the entity has issued debt obligations (liabilities) that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under the Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a taxable mortgage pool.

We will make investments or enter into financing and securitization transactions that give rise to our being considered to be, or to own an interest in, one or more taxable mortgage pools or REMICs, although we do not intend to engage in REMIC securitization transactions other than through a taxable REIT subsidiary.

Where an entity, or a portion of an entity, is classified as a taxable mortgage pool, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary that is a taxable mortgage pool. The portion of a REIT’s assets held directly or through a qualified REIT subsidiary that is classified as a taxable mortgage pool is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the taxable mortgage pool classification does not affect the tax status of the REIT. Rather, the consequences of the taxable mortgage pool classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a taxable mortgage pool.

A portion of our income from a REMIC residual interest or taxable mortgage pool, including non-cash accrued income, or “phantom” taxable income, will be treated as excess inclusion income. Excess inclusion income is an amount, with respect to any calendar quarter, equal to the excess, if any, of (i) income allocable to the holder of a residual interest in a REMIC or taxable mortgage pool interest during such calendar quarter over (ii) the sum of an amount for each day in the calendar quarter equal to the product of (a) the adjusted issue price of the interest at the beginning of the quarter multiplied by (b) 120% of the long term federal rate (determined on the basis of compounding at the close of each calendar quarter and properly adjusted for the length of such quarter). This non-cash or “phantom” income would nonetheless be subject to the distribution requirements that apply to us and could therefore adversely affect our liquidity. See “—Annual Distribution Requirements Applicable to REITs.” To the extent that a REMIC residual interest or taxable mortgage pool is owned through a taxable REIT subsidiary, any excess inclusion income generated by the REMIC residual interest or taxable mortgage pool will be recognized by the taxable REIT subsidiary, and we will not be subject to the distribution requirements with respect to any such amounts.

Our excess inclusion income would be allocated among our stockholders. A stockholder’s share of excess inclusion income generally (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (i.e., 30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “Taxation of Non-U.S. Holders of New Century Financial Common Stock—Distributions” and “Taxation of Tax-Exempt Holders.” The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to our stockholders is not entirely clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in New Century Financial common stock.

If we were to own less than all of the equity interests in an entity that is classified as a taxable mortgage pool, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for federal income tax purposes, and its taxable income would be subject to corporate income tax. In addition, this characterization could adversely affect our compliance with the REIT gross income and asset tests. We currently do not own, and currently do not intend to own, some, but less than all, of the equity interests in an entity that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Income Tests

To qualify as a REIT, we must satisfy two gross income requirements, each of which is applied on an annual basis. First, at least 75% of our gross income, excluding gross income from prohibited transactions, for each taxable year generally must be derived directly or indirectly from:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, stock in other REITs;

•	gain from the sale of real property or mortgage loans;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

•	income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•	interest or dividend income from investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term.

Second, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must be derived from sources that qualify for purposes of the 75% gross income test, and from (i) dividends, (ii) interest, (iii) for taxable years beginning before January 1, 2005, payments under certain qualifying hedging instruments and (iv) gain from the sale or disposition of stock, securities, or, for taxable years beginning before January 1, 2005, some hedging instruments. If less than 95% of the assets of a REMIC in which we hold an interest are real estate assets, we will be treated as receiving directly our proportionate share of the REMIC’s income for purposes of the gross income tests.

Our income for purposes of these tests includes our allocable share of all income earned by any entities in which we own an interest that are partnerships or disregarded entities for income tax purposes (including qualified REIT subsidiaries), and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The income tests described above are based on our gross income. For U.S. federal income tax purposes, we will be treated as earning interest income on all of our loans that have been securitized and with respect to which we have not made a REMIC election. Although we will have a partially offsetting interest expense with respect to the interest owed on the securities issued pursuant to these securitizations, this interest expense will not reduce the gross income that we are considered to recognize for purposes of the gross income tests.

Gross income from servicing loans for third parties and loan origination fees is not qualifying income for purposes of either gross income test. In addition, gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. We will monitor the amount of our non-qualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss some of the specific applications of the gross income tests to us.

Dividends. Our share of any dividends received from our taxable REIT subsidiaries or any other corporation in which we may own an interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. We expect to limit any dividends from our corporate subsidiaries to stay within the limit on nonqualifying income under the 75% gross income test.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. We do not expect that any of our mortgage loans will be based in whole or in part on the income or profits of any person.

Interest on debt secured by mortgages on real property or on interests in real property, including, for this purpose, prepayment penalties, loan assumption fees and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

The interest, original issue discount, and market discount income that we receive from our mortgage loans generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the property of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test. We expect that all or substantially all of our interest from our mortgage loans will be qualifying income for purposes of the 75% and 95% gross income tests.

Fee income. We may receive various fees in connection with the mortgage loans. The fees will be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property, and the fees are not determined by income and profits. Therefore, commitment fees will generally be qualifying income for purposes of the income tests. Other fees, such as fees received for servicing loans for third parties and origination fees, are not qualifying income for purposes of either income test. Currently, we intend that all loan origination fees will be earned through our taxable REIT subsidiaries. In this case, the income earned by such subsidiaries from these services will not be included for purposes of our gross income tests.

Hedging transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Such hedging activities may include entering into interest rate swaps, caps, and floors, options, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, any periodic income or gain from the disposition of that contract attributable to the carrying or acquisition of the real estate assets should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. Effective for the taxable years beginning on or after January 1, 2005, however, such amounts will generally not constitute gross income and therefore will be disregarded for purposes of the 95% gross income test if certain identification and other requirements are satisfied and will be treated as nonqualifying income for the 95% and 75% gross income tests if such requirements are not satisfied. To the extent that we hedge with other types of financial instruments, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Rents from real property. We currently do not own any real property (other than a small amount of real property acquired through the foreclosure of mortgage loans). To the extent that we acquire real property or an interest therein in the future, rents we receive will generally qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage of percentages of receipts or sales. Second, rents received from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless, generally, the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants (determined on specified testing dates) and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. Finally, for rents to qualify as “rents from real property” for purposes of the gross income tests, we are generally only allowed to provide services that are both “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant,” except through a taxable REIT subsidiary or an independent contractor from which the REIT itself does not derive or receive any income.

Prohibited transactions tax. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our portfolio assets are held-for-sale to customers and that a sale of any of our portfolio assets would not be in the ordinary course of our business. Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. We cannot provide assurance that we will avoid owning property that may be characterized as property that we hold primarily for sale to customers in the ordinary course of a trade or business. After completing this offering, our taxable REIT subsidiaries will continue to sell a portion of the loans that they originate on a whole loan sale basis and any other loans the sale of which could be subject to the prohibited transactions tax. Sales of loans by our taxable REIT subsidiaries will not be subject to this 100% tax but such subsidiaries will be subject to regular corporate taxes on their net income.

We currently intend that any securitizations that we may undertake following this offering with regard to our loans will not be treated as sales for tax purposes. If we were to transfer a mortgage loan to a REMIC, this transfer would be treated as a sale for tax purposes and the sale may be subject to the prohibited transactions tax. As a result, REMICs are not a viable option for us to securitize our mortgage loans. Instead, we intend to structure our securitizations as non-REMIC collateralized mortgage obligation transactions, which are treated as financings for tax purposes.

Foreclosure property. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of the REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor.

Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, income from foreclosure property, including gain from the sale of foreclosure property held-for-sale in the ordinary course of a trade or business, will qualify for purposes of the 75% and 95% gross income tests.

We may have the option to foreclose on mortgage loans when a borrower is in default. The foregoing rules would affect the implications of a decision by us to foreclose on a particular mortgage loan and may affect whether we will choose to foreclose with regard to a particular mortgage loan.

Failure to satisfy income tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Internal Revenue Code. These relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect, we attach a schedule of the sources of our income to our federal income tax return and any incorrect information on the schedule is not due to fraud with intent to evade tax. Effective for taxable years beginning on or after January 1, 2005, these relief provisions generally will be available if our failure to meet the tests is due to reasonable cause and not due to willful neglect and if we satisfy certain specified filing and disclosure requirements set forth in the Internal Revenue Code. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally recognize exceeds the limits on nonqualifying income, the Internal Revenue Service could conclude that the failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances, we could fail to qualify as a REIT. Even if these relief provisions apply, a penalty tax would be imposed based on the amount of nonqualifying income. See “Taxation as a REIT—General.”

Asset Tests

At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

•	First, at least 75% of the value of our total assets must be represented by the following:

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs;

•	cash and cash items;

•	government securities;

•	investments in stock or debt instruments attributable to the temporary investment of new capital during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt obligations with at least a five-year term; and

•	regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets directly, we will be treated as holding directly our proportionate share of the assets of such REMIC.

•	Second, not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

•	Third, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

•	Fourth, we may not own more than 10% of any one issuer’s outstanding voting securities.

•	Fifth, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify for the “straight debt” exception discussed below.

•	Sixth, no more than 20% of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

For purposes of the third, fourth and fifth asset tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, other securities included in the 75% asset class above, or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership or another REIT. However, “straight debt” securities and certain other obligations, including loans to individuals or estates, certain specified loans to partnerships, certain specified rental agreements and securities issued by REITs, are not treated as “securities” for purposes of the fifth asset test. “Straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors (subject to certain specified exceptions) and (iii) the issuer is either not a corporation or a partnership or the only securities of the issuer held by us, and certain of our taxable REIT subsidiaries, subject to a de minimis exception, are straight debt.

As discussed in “—Taxation as a REIT—Other Disregarded Entities and Partnerships,” our assets for purposes of these tests include our allocable share of all assets held by any entities in which we own an interest that are partnerships or disregarded entities (including qualified REIT subsidiaries) for income tax purposes, and the subsidiaries of these partnerships or disregarded entities that are partnerships or disregarded entities for income tax purposes.

The asset tests described above are based on our total assets. With regard to any securitizations following this offering for federal income tax purposes, we will be treated as owning both the loans we hold directly and the loans that we have securitized in non-REMIC collateralized mortgage obligation transactions. Although we will have a partially offsetting obligation with respect to the securities issued pursuant to the securitizations, these offsetting obligations will not reduce the total assets we are considered to own for purposes of the asset tests.

We believe that all or substantially all of the mortgage loans that we will be considered to own for purposes of these rules will be qualifying assets for purposes of the 75% asset test. For purposes of these rules, however, if the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan, a portion of such loan likely will not be a qualifying real estate asset under the federal income tax laws. Although the law on the matter is not entirely clear, it appears that the non-qualifying portion of that mortgage loan will be equal to the portion of the loan amount that exceeds the value of the associated real property that is security for that loan. To the extent that we own debt securities issued by other REITs or C corporations that are not secured by mortgages on real property, those debt securities will not be qualifying assets for purposes of the 75% asset test. We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirement, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in taxable REIT subsidiaries and our other assets to ensure compliance with the 20% asset test applicable to our investment in one or more taxable REIT subsidiaries. Although we will seek to be prudent in making these estimates, there can be no assurances that the Internal Revenue Service will not disagree with these determinations, in which case we might not satisfy the asset tests and could fail to qualify as a REIT.

After initially meeting the asset tests on June 30, 2004, we will not lose our status as a REIT if we fail to satisfy the asset tests at the end of a later quarter solely by reason of changes in the relative values of our assets. If the failure to satisfy the asset tests results from the acquisition of securities or other property during a quarter, the failure can be cured by a disposition of sufficient non-qualifying assets or acquisition of sufficient qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure that these steps always will be successful. If we fail to cure the noncompliance with the asset tests within this 30-day period, we could fail to qualify as a REIT.

In addition, effective for taxable years beginning on or after January 1, 2005, we may avoid disqualification in the event of certain failures if (i) the failure was due to reasonable cause and not willful neglect, (ii) the failure is timely corrected, (iii) a penalty amount is paid and (iv) other requirements are met; or the failure was de minimis and timely corrected.

We currently believe that the loans, securities and other assets that we expect to hold will satisfy the foregoing asset test requirements. However, in many cases, no independent appraisals will be obtained to support our conclusions as to the value of our assets, securities and the real estate collateral for the mortgage loans that we hold. Moreover, values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the Internal Revenue Service will not contend that our interest in securities and other assets will not cause a violation of the asset tests applicable to REITs.

Annual Distribution Requirements Applicable to REITs

To qualify as a REIT, we generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to:

•	the sum of (i) 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and (ii) 90% of our net income after tax, if any, from foreclosure property; minus

•	the excess of the sum of specified items of non-cash income (including original issue discount on our mortgage loans) over 5% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain.

Distributions generally must be made during the taxable year to which they relate. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. In addition, distributions may be made in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that we do not distribute all of our net capital gain or we distribute at least 90%, but less than 100% of our REIT taxable income, as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates.

Furthermore, we will incur a 4% nondeductible excise tax on the excess of the required distribution over the sum of the distributed amount if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the excess of the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, over any excess distributions from prior years.

We may elect to retain rather than distribute all or a portion of our net capital gains and pay the tax on the gains. In that case, we may elect to have our stockholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by us. For purposes of the 4% nondeductible excise tax described above, any retained amounts for which we elect this treatment would be treated as having been distributed.

We intend to make timely distributions sufficient to satisfy the distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt of cash, including the receipt of distributions from subsidiaries, and (ii) the inclusion of items of income by us for federal income tax purposes. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•	We will recognize phantom taxable income from any retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt that we own.

•	We will recognize taxable income in advance of the related cash flow if any of our mortgage loans are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize taxable market discount income when we receive the proceeds from the disposition of, or principal payments on, loans that have a stated redemption price at maturity that is greater than our tax basis in those loans, although such proceeds often will be used to make non-deductible principal payments on related borrowings.

•	We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	Although several types of non-cash income are excluded in determining the annual distribution requirement, we may incur corporate income tax and a 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis.

As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under some circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Record Keeping Requirements

We are required to comply with applicable record keeping requirements. Failure to comply could result in monetary fines. For example, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding common stock.

Failure to Qualify

If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. This would significantly reduce both our cash available for distribution to our stockholders and our earnings. If we fail to qualify as a REIT, we will not be required to make any distributions to stockholders and any distributions that are made will not be deductible. Moreover, all distributions to stockholders would be taxable as dividends to the extent of our current and accumulated earnings and profits, whether or not attributable to our capital gains. Subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to those distributions, and domestic noncorporate distributees may be eligible for the reduced income tax rate of 15% on such dividends. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. We cannot state whether in all circumstances we would be entitled to this statutory relief.

Taxation of U.S. Holders

For purposes of this summary, a U.S. holder is a beneficial owner of a note or shares of New Century Financial common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation created or organized in or under the laws of the U.S. or any political subdivision of the U.S.;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

A beneficial owner of notes or shares of New Century Financial common stock that is an individual, a corporation, an entity treated as a corporation for U.S. federal income tax purposes, an estate, or a trust and is not a U.S. Holder is referred to herein as a “Non-U.S. holder.”

Taxation of U.S. Holders of the Notes

Classification of the Notes. We have treated the notes as indebtedness for U.S. federal income tax purposes. Such treatment, however, is not binding on the IRS, and there can be no assurance that a court would not determine that the notes should be characterized, in whole or in part, as equity for U.S. federal income tax purposes. If it is determined that for U.S. federal income tax purposes the notes do not constitute indebtedness, the tax consequences with respect to the notes may be different than that described below, possibly with adverse effects.

Pursuant to the transaction documents relating to the notes, we have agreed, and each beneficial holder of a note, by acceptance of a note, has agreed, to treat the notes as indebtedness for U.S. federal income tax purposes. It is assumed for the remainder of this discussion that the notes are treated as indebtedness for U.S. federal income tax purposes. Holders should consult their tax advisors concerning the tax treatment of holding the notes and particularly the tax consequences if the notes are not considered to be indebtedness for U.S. federal income tax purposes.

Taxation of Interest. U.S. holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments, other than fixed periodic interest, that exceed the issue price of the instrument, the holder may be required to recognize additional interest as “original issue discount” over the term of the instrument. We believe that the notes were not issued with original issue discount, and the remainder of this discussion assumes that the notes are not issued with original issue discount.

Contingent Payments. As described under “Description of Notes—Registration Rights,” New Century TRS may be required to pay holders of the notes additional interest as liquidated damages in the event of a registration default. This obligation may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” If the notes were deemed to be contingent payment debt instruments, you might, among other things, be required to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. The regulations applicable to contingent payment debt instruments have not been the subject of authoritative interpretation and therefore the scope of the regulations is not certain. We intend to take the position that the likelihood that such payments will be made is remote and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on you unless you explicitly disclose in a statement attached to your timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the note that your determination is different. It is possible, however, that the Internal Revenue Service may take a contrary position from that described above, in which case the timing and character of your income from the notes and with respect to the payments of liquidated damages may be different than described herein. If you are considering the purchase of notes, you should consult your tax advisor regarding the possible application of the contingent payment debt instrument rules to the notes.

Market Discount. A U.S. holder that purchases notes for an amount that is less than the issue price of the notes will be treated as having purchased such note at a “market discount,” unless the amount of such market discount is less than a specified de minimis amount. Since the notes were not issued with original issue discount, the issue price of a note will generally equal its principal amount. Under the market discount rules, a U.S. holder will be required to treat any gain on the maturity, sale, exchange, retirement or other disposition of notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such notes at the time of such disposition. In addition, a U.S. holder may be required to defer, until the maturity of the notes or earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the notes, unless the U.S. holder elects to accrue on a constant yield method. A U.S. holder of notes may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. U.S. holders should consult with their own tax advisors regarding this election.

Amortizable Bond Premium. A U.S. holder that purchases notes for an amount greater than the sum of all amounts payable on the notes after the purchase date, will be considered to have purchased such notes with a “bond premium.” Bond premium, however, does not include any amount attributable to the conversion feature of the notes. The amount of bond premium that is attributable to the conversion feature is the excess, if any, of the note’s purchase price over what the note’s fair market value would be if there were no conversion feature.

Subject to certain limitations, a U.S. holder may elect to deduct the allowable amortizable bond premium when computing such holder’s taxable income. Any election to amortize bond premium applies to all debt obligations (other than debt obligations the interest on which is excludible from gross income) held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder, and may not be revoked without the consent of the IRS. U.S. holders should consult with their own tax advisors regarding this election.

Sale, Conversion of Notes into New Century Financial Common Stock, Exchange or Other Disposition of the Notes. Upon the sale, conversion of notes into New Century Financial common stock, exchange or other disposition of the notes, except (i) to the extent attributable to accrued interest on the notes (as discussed below) and (ii) with respect to market discount (as described above), a U.S. holder will generally recognize capital gain or loss equal to the difference between (a) the amount of cash and the fair market value of any property received upon the sale, conversion, exchange or other disposition and (b) the U.S. holder’s adjusted tax basis in the notes. Such gain or loss will be long-term if the U.S. holder’s holding period in respect of such notes is more than one year. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. A U.S. holder’s basis in any New Century Financial common stock received upon a conversion or exchange should be equal to the fair market value of such stock, and the holding period of such shares should commence on the day following the conversion or exchange. Non-corporate U.S. holders may be entitled to a preferential tax rate on capital gains. Deductions of capital losses may be subject to limitations.

Adjustment of Conversion Rate. The conversion rate of the notes is subject to adjustment under certain circumstances. See “Description of Notes—Conversion of Notes—Conversion Rate Adjustments.” Certain adjustments to (or the failure to make such adjustments to) the conversion rate of the notes that increase the proportionate interest of U.S. holders in our assets or earnings and profits may result in a taxable constructive distribution to the holders of the notes, whether or not the holders ever convert the notes. This could occur, for example, if the conversion rate is adjusted to compensate holders of notes for certain distributions of cash or property to our stockholders. Such a constructive distribution will be treated as a dividend, resulting in income to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. As a result, U.S. holders of notes could have taxable income as a result of an event pursuant to which they receive no cash or property.

Taxation of U.S. Holders of New Century Financial Common Stock

Distributions generally. As long as we qualify as a REIT, distributions made to taxable U.S. holders of New Century Financial common stock out of current or accumulated earnings and profits that are not designated as capital gain dividends or “qualified dividend income” will be taken into account by them as ordinary income taxable at ordinary income tax rates and will not qualify for the maximum 15% rate that generally applies to distributions by non-REIT C corporations to stockholders who are taxed as individuals. In determining the extent to which a distribution constitutes a dividend for tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to New Century Financial common stock. Corporate stockholders will not be eligible for the dividends received deduction with respect to these distributions.

Distributions in excess of both our current and accumulated earnings and profits will not be taxable to a U.S. holder to the extent that the distributions do not exceed the adjusted basis of the holder’s stock. Rather, such distributions will reduce the adjusted basis of the stock. To the extent that distributions exceed the adjusted basis of a U.S. holder’s stock, the distributions will be taxable as capital gains, assuming the stock is held as a capital asset in the hands of the U.S. holder.

Distributions will generally be taxable, if at all, in the year of the distribution. However, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend and the stockholder will be treated as having received the dividend on December 31 of the year in which the dividend was declared.

Capital gain dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Capital gain dividends are taxed to U.S. holders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the stockholders have held their stock. If we designate any portion of a dividend as a capital gain dividend, the amount that will be taxable to the stockholder as capital gain will be indicated to U.S. holders on IRS Form 1099-DIV. Corporate stockholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

Instead of paying capital gain dividends, we may elect to require stockholders to include our undistributed net capital gains in their income. If we make such an election, U.S. holders (i) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (ii) will be deemed to have paid their proportionate share of the tax paid by us on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. holder will increase the basis in its stock by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. Our earnings and profits will be adjusted appropriately.

We must classify portions of our designated capital gain dividend into the following categories:

•	a 15% gain distribution, which would be taxable to non-corporate U.S. holders at a maximum rate of 15%; or

•	an unrecaptured Section 1250 gain distribution, which would be taxable to non-corporate U.S. holders of our stock at a maximum rate of 25%.

Recipients of capital gain dividends that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on those dividends.

Qualified dividend income. Dividends paid to a U.S. holder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders. Because we are not generally subject to federal income tax on the portion of our taxable income distributed to our stockholders, dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, ordinary REIT dividends from us will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to ordinary REIT dividends from us, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, (ii) attributable to income earned in non-REIT taxable years, or (iii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold New Century Financial common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which the New Century Financial common stock becomes ex-dividend.

Other tax considerations. Distributions made by us and gain arising from the sale or exchange by a U.S. holder of our stock will not be treated as passive activity income, and as a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. A non-corporate U.S. holder of our stock may elect to treat capital gain dividends, capital gains from the disposition of stock and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gains will be taxed at ordinary income tax rates. U.S. holders may not include in their individual income tax returns any of our net operating losses or capital losses. We would carryover our operating or capital losses for potential offset against future income, subject to applicable limitations.

We may recognize taxable income in excess of our economic income, known as phantom income, in the early years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, U.S. holders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes.

Any excess inclusion income that we recognize generally will be allocated among our stockholders to the extent it exceeds our undistributed REIT taxable income in a particular year. A U.S. holder’s share of excess inclusion income would not be offset by any net operating losses of the U.S. holder that would otherwise be available. See “Taxation as a REIT—Taxable Mortgage Pools and REMICs.”

Sales of New Century Financial common stock. Upon any taxable sale or other disposition of New Century Financial common stock, a U.S. holder will recognize capital gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between:

•	the amount of cash and the fair market value of any property received on such disposition; and

•	the U.S. holder’s adjusted basis in such common stock for tax purposes.

The applicable tax rate will depend on the holder’s holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the holder’s tax bracket. A U.S. holder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 15%. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT common stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” We do not expect any material amount of such unrecaptured Section 1250 gain. Holders are advised to consult with their own tax advisors with respect to their capital gain tax liability. A corporate U.S. holder will be subject to tax at a maximum rate of 35% on capital gain from the sale of our stock. Deduction of capital losses may be subject to limitations.

In general, any loss upon a sale or exchange of New Century Financial common stock by a U.S. holder who has held such stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions received by such U.S. holder that are required to be treated by such U.S. holder as long-term capital gains.

Taxation of Non-U.S. Holders of the Notes

Taxation of Interest. Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exemption will not apply to payments of interest to a non-U.S. holder that:

•	owns, actually or constructively, at least 10 percent of our voting stock, or

•	is a “controlled foreign corporation” that is related, directly or indirectly, to us.

In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock (by vote or value) is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation’s voting stock. Even if the portfolio interest exemption does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax at a 30 percent rate, or might be subject to withholding tax at a reduced rate, under the terms of a tax treaty between the U.S. and the non-U.S. holder’s country of residence.

The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form under penalties of perjury to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership. The portfolio interest exception, described above, may not apply to non-U.S. holders holding the notes in connection with the conduct of a U.S. trade or business (through a U.S. permanent establishment, in the case of a non-U.S. holder entitled to the benefits of an applicable tax treaty). In such case, a non-U.S. holder will be subject to U.S. federal income tax on receipt of interest that is effectively connected with the conduct of such trade or business (and attributable to such permanent establishment, in the case of a non-U.S. holder entitled to the benefits of an applicable tax treaty); and, if the non-U.S. holder is a corporation, a U.S. branch profits tax equal to 30% of its “effectively connected earnings and profits” as adjusted for the taxable year, unless the holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty.

Contingent Payments. As described under “Description of Notes—Registration Rights,” New Century TRS may be required to pay holders of the notes additional interest as liquidated damages in the event of a registration default. It is possible that such payments might be subject to U.S. federal withholding tax at a rate of 30% or lower treaty rate, if applicable. If you are considering the purchase of notes, you should consult your tax advisor regarding the tax considerations that relate to the potential payment of liquidated damages.

Sale, Conversion of Notes into New Century Financial Common Stock, Exchange or Other Disposition of the Notes. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized on a conversion of notes into New Century Financial common stock, exchange or other disposition of notes unless (i) the gain is effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder or (ii) in the case of a non-U.S. holder who is a nonresident alien individual, such holder is present in the U.S. for 183 or more days during the taxable year and certain other requirements are met. See “Taxation of U.S. Holders of the Notes—Sale, Conversion of Notes into New Century Financial Common Stock, Exchange or Other Disposition of the Notes” above regarding the calculation of gain. Any such gain that is effectively connected with the conduct of a U.S. trade or business by a non-U.S. holder (and attributable to a U.S. permanent establishment, in the case of a non-U.S. holder entitled to the benefits of an applicable tax treaty) will be subject to U.S. federal income tax on a net income basis and, if such non-U.S. holder is a corporation, may also be subject to the branch profits tax described above.

Adjustment of Conversion Rate

The conversion rate of the notes is subject to adjustment under certain circumstances. Any such adjustment could, in certain circumstances, give rise to a deemed distribution to non-U.S. holders of the notes which could be treated as a dividend for U.S. federal income tax purposes. See “Taxation of U.S. Holders of the Notes—Adjustment of Conversion Rate” above. In such case, the deemed dividend would be subject to the rules below regarding withholding of U.S. federal tax on dividends in respect of common stock. See “Taxation of Non-U.S. Holders of New Century Financial Common Stock—Distributions” below.

Taxation of Non-U.S. Holders of New Century Financial Common Stock

Distributions. Distributions by us to a non-U.S. holder of New Century Financial common stock that are neither attributable to gain from sales or exchanges by us of “U.S. real property interests” nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. These distributions ordinarily will be subject to U.S. federal income tax on a gross basis at a rate of 30%, or a lower rate as permitted under an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and attributable to a U.S. permanent establishment, in the case of a non-U.S. holder entitled to the benefits of an applicable tax treaty). Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Further, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is excess inclusion income. Excess inclusion income will generally be allocated to stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “Taxation as a REIT—Taxable Mortgage Pools and REMICs.” Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. holders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate non-U.S. holder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. We expect to withhold U.S. income tax at the rate of 30% on any dividend distributions not designated as (or deemed to be) capital gain dividends made to a non-U.S. holder unless:

•	a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate; or

•	the non-U.S. holder files an Internal Revenue Service Form W-8ECI claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current or accumulated earnings and profits that do not exceed the adjusted basis of the non-U.S. holder in New Century Financial common stock will reduce the non-U.S. holder’s adjusted basis in New Century Financial common stock and will not be subject to U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits that do exceed the adjusted basis of the non-U.S. holder in New Century Financial common stock will be treated as gain from the sale of our stock, the tax treatment of which is described below. See “—Sales of New Century Financial Common Stock.”

We may be required to withhold at least 10% of any distribution in excess of our current and accumulated earnings and profits, even if a lower treaty rate applies or the non-U.S. holder is not liable for tax on the receipt of that distribution. However, a non-U.S. holder may seek a refund of these amounts from the Internal Revenue Service if the non-U.S. holder’s U.S. tax liability with respect to the distribution is less than the amount withheld.

Distributions to a non-U.S. holder that are designated by us at the time of the distribution as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation unless:

•	the investment in the common stock is effectively connected with the non-U.S. holder’s trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain, except that a holder that is a foreign corporation also may be subject to the 30% branch profits tax, as discussed above; or

•	the non-U.S. holder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s capital gains.

Under the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the non-U.S. holder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. holders will be taxed on this gain at the same rates applicable to U.S. holders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a non-U.S. holder that is a corporation. We generally do not expect to pay dividends that are subject to FIRPTA.

Notwithstanding the foregoing and effective for taxable years beginning on or after January 1, 2005, distributions (including capital gain distributions) with respect to any class of stock of a REIT which is regularly traded on an established securities market located in the United States will not be treated as gain recognized from the sale or exchange of a U.S. real property interest if the non-U.S. holder does not own 5% of such class of stock at any time during the taxable year.

We will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to non-U.S. holders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend, whether or not attributable to sales of U.S. real property interests. Distributions can be designated as capital gains to the extent of our net capital gain for the taxable year of the distribution. The amount withheld, which for individual non-U.S. holders may exceed the actual tax liability, is creditable against the non-U.S. holder’s U.S. federal income tax liability.

Sales of New Century Financial common stock. Gain recognized by a non-U.S. holder upon the sale or exchange of New Century Financial stock generally would not be subject to U.S. taxation unless:

•	the investment in common stock is effectively connected with the non-U.S. holder’s U.S. trade or business (and attributable to a U.S. permanent establishment in the case of a non-U.S. holder entitled to the benefits of an applicable tax treaty), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to any gain;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and other requirements are met, in which case the nonresident alien individual will be subject to a 30% tax on the individual’s net capital gains for the taxable year; or

•	the common stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

New Century Financial common stock will not constitute a U.S. real property interest if we either are not a U.S. real property holding corporation or are a domestically-controlled REIT. Whether we are a U.S. real property holding corporation will depend upon whether the fair market value of U.S. real property interests owned by us equals or exceeds 50% of the fair market value of our assets. Because our assets will consist primarily of single-family residential mortgage loans, we do not expect that our assets will cause us to be considered a U.S. real property holding corporation. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by non-U.S. holders. We cannot guarantee that we will be a domestically-controlled REIT.

In addition, even if we are a U.S. real property holding corporation and do not qualify as a domestically-controlled REIT at the time a non-U.S. holder sells its stock, the gain from such a sale by such a non-U.S. holder will not be subject to FIRPTA tax if:

•	the class or series of stock sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

•	the selling non-U.S. holder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold during the shorter of the period during which the non-U.S. holder held such class or series of stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of New Century Financial common stock were subject to taxation under FIRPTA, the non-U.S. holder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. holder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals.

Taxation of Tax-Exempt Holders

Provided that a tax-exempt holder has not held the notes or New Century Financial common stock as “debt financed property” within the meaning of the Internal Revenue Code and the notes or New Century Financial common stock are not being used in an unrelated trade or business, interest on the notes and dividends on the

New Century Financial common stock generally will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt holder. Similarly, income from the sale of the notes or New Century Financial common stock will not constitute UBTI unless the tax-exempt holder has held the notes or New Century Financial common stock as debt financed property within the meaning of the Internal Revenue Code or has used the notes or New Century Financial common stock in a trade or business. However, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income will be subject to tax as UBTI. Excess inclusion income will generally be allocated to stockholders to the extent we have excess inclusion income that exceeds our undistributed REIT taxable income in a particular year. See “Taxation as a REIT—Taxable Mortgage Pools and REMICs.”

Further, for a tax-exempt holder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code, respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax exempt organizations, income from an investment in the notes or New Century Financial common stock will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax-exempt holders should consult their own tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension held REIT” are treated as UBTI as to any trust that is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as “pension trusts.”

A REIT is a “pension held REIT” if it meets the following two tests:

•	it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that stock owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

•	either (i) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (ii) a group of pension trusts each individually holding more than 10% of the value of the REIT’s stock, collectively owns more than 50% of the value of the REIT’s stock.

The percentage of any REIT dividend from a “pension held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is not a “pension held REIT” (for example, if the REIT is able to satisfy the “not closely held requirement” without relying on the “look through” exception with respect to pension trusts). Based on the limitations on transfer and ownership of common stock in our charter, we should not be classified as a “pension held REIT.”

Backup Withholding Tax and Information Reporting

Backup withholding generally will not apply to interest payments made to a holder in respect of the notes or dividends paid in respect of New Century Financial common stock if such holder furnishes appropriate documentation of its non-U.S. status. However, certain information reporting will apply with respect to interest and dividend payments even if certification is provided. The payment of proceeds from a holder’s conversion or disposition of notes or disposition of New Century Financial common stock to or through the U.S. office of any broker, domestic or foreign, will be subject to information reporting and possible backup withholding unless such holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that such holder is a U.S. person or that the conditions of an exemption are not, in fact, satisfied. The payment of proceeds from a holder’s conversion or disposition of notes or disposition of New Century Financial common stock to or through a non-U.S. office of either a U.S. broker or a non-U.S. broker that is a U.S.-related person will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files that such holder is not a U.S. person and the broker has no knowledge to the contrary, or such holder establishes an exemption. For this purpose, a “U.S.-related person” is (i) a CFC for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for certain periods is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership that is either engaged in the conduct of a trade or business in the United States or of which 50% or more of its income or capital interests are held by U.S. persons. Neither information reporting nor backup withholding will apply to a payment of the proceeds of a holder’s conversion or disposition of notes or disposition of New Century Financial common stock by or through a non-U.S. office or a non-U.S. broker that is not a U.S.-related person. Copies of any information returns filed with the IRS may be made available by the IRS, under the provisions of a specific treaty or agreement, to the taxing authorities of the country in which a holder resides.

Backup withholding is not an additional tax. Holders generally will be entitled to credit any amounts withheld under the backup withholding rules against their U.S. federal income tax liability, provided the required information is furnished to the IRS in a timely manner.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR NOTES OR NEW CENTURY FINANCIAL COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for capital gains of 15% (rather than 20%) for taxpayers taxed at noncorporate rates, qualified dividend income, including the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective investors should consult their own tax advisors regarding the effect of sunset provisions on an investment in the notes or in New Century Financial common stock.

State and Local Taxes

New Century Financial, New Century TRS noteholders and New Century Financial stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they transact business or reside. New Century Financial’s state and local tax treatment, that of New Century TRS’s noteholders and that of New Century Financial stockholders may not conform to the federal income tax treatment discussed above. Consequently, prospective investors should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the notes and in New Century Financial common stock.

A portion of our income will be earned through our taxable REIT subsidiaries and is subject to federal and state income tax at normal applicable corporate rates. In addition, such subsidiaries may be limited in their ability to deduct some payments made to us. To the extent that we and our subsidiaries are required to pay federal, state and local taxes, we will have less cash available to pay interest and principal on the notes and for distribution to New Century Financial stockholders.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase, ownership and disposition of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA; plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “similar laws”); and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a “plan”).

General Fiduciary Matters

ERISA impose certain duties on persons who are fiduciaries of a plan subject to Title I of ERISA (an “ERISA plan”) and prohibit certain transactions involving the assets of an ERISA plan or a plan subject to Section 4975 of the Code (each a “benefit plan”) and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a benefit plan or the management or disposition of the assets of such a benefit plan, or who renders investment advice for a fee or other compensation to such a benefit plan, is generally considered to be a fiduciary of the benefit plan.

In considering the purchase of notes to be held as the assets of any plan, a fiduciary should determine whether the investment in the notes is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit benefit plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person that engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA plan that engaged in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA.

Whether or not any of our underlying assets are deemed to be “plan assets,” as described below, the purchase and holding of the notes by a benefit plan with respect to which we or the transferor of the notes is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 or ERISA and/or Section 4975 of the Code, unless the notes are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction lass exemptions, or “PTCEs,” that may apply to the purchase and holding of the notes. These class exemptions include, without limitation, PTCE 91-38 regarding bank collective investment funds, PTCE 90-1 regarding insurance company pooled separate accounts, PTCE 84-14 regarding transactions determined by independent qualified professional asset managers, PTCE 95-50 regarding life insurance company general accounts and PTCE 96-23 regarding transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

ERISA and the Code do not define “plan assets.” However, regulations (the “plan asset regulations”) promulgated under ERISA by the DOL generally provide that when a benefit plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the benefit plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the plan asset regulations. Although there is little pertinent authority, is is anticipated that the notes will not constitute an equity interest in New Century TRS. However, the common stock issuable upon conversion of the notes will constitute an equity interest in New Century TRS.

It is not anticipated that (i) we will be an investment company registered under the Investment Company Act or (ii) we will monitor whether investment in the common stock issuable upon conversion of the notes by benefit plan investors will be “significant” for purposes of the plan asset regulations. It is anticipated that we will quality as an “operating company” and/or the common stock issuable upon conversion of the notes will constitute “publicly-offered securities,” each within the meaning of the plan asset regulations, although no assurances can be given in this regard.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the need to hold such assets in trust, (ii) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, which could materially affect our operations, (iii) potential liability of persons having investment discretion over the plan assets provided to us should our use or investment of such assets not conform to ERISA’s prudence and fiduciary standards, and (iv) the possibility that certain transactions in which we might engage would constitute “prohibited transactions” under ERISA and the Code.

Representation

Accordingly, by acceptance of the notes (or any interest therein) or the New Century Financial common stock issuable upon conversion of the notes (or any interest therein), each purchaser and subsequent transferee of the notes will be deemed to have represented and warranted either that (i) for the entire period during which such purchaser or transferee holds its interest in the notes, or the New Century Financial common stock issuable upon conversion of the notes, no portion of the assets used by such purchaser or transferee to acquire and hold its interest in the notes or New Century Financial common stock issuable upon conversion of the notes constitute assets of any plan or (ii) the acquisition and holding of the notes (or any interest therein) or the New Century Financial common stock issuable upon conversion of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any applicable similar laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing notes or New Century Financial common stock issuable upon conversion of the notes on behalf of, or with the assets of, any plan, consult with their counsel to determine whether such plan is subject to Title 1 of ERISA, Section 4975 of the Code or any similar laws.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information as of February 1, 2005 with respect to the beneficial ownership of New Century Financial common stock by:

•	each person known by us to beneficially own more than 5% of outstanding shares of New Century Financial common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and named executive officers as a group.

For purposes of this table and except as otherwise indicated, beneficial ownership includes both voting and investment power with respect to the shares shown.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Share Equivalents(3)	Percent of class(4)
5% or More Stockholders
Greenlight Capital, L.L.C.(5)	3,330,000	—	6.05%
Executive Officers and Directors
Robert K. Cole(6)	1,851,528	—	3.33%
Edward F. Gotschall(7)	1,780,723	—	3.20%
Brad A. Morrice(8)	1,637,383	—	2.96%
Patrick J. Flanagan(9)	420,927	—	*
Kevin M. Cloyd(10)	72,380	—	*
Harold A. Black	—	—	*
Fredric J. Forster(11)	105,717	532	*
Donald E. Lange(12)	39,217	—	*
William J. Popejoy(13)	35,717	—	*
Michael M. Sachs(14)	866,340	709	1.57%
Terrence P. Sandvik(15)	90,919	—	*
Richard A. Zona(16)	43,217	—	*
Executive Officers & Directors as a Group (14 persons)(17)	7,018,597	1,240	12.32%

*	Less than one percent.
(1)	Each of the directors and named executive officers listed can be contacted through New Century Financial Corporation at 18400 Von Karman, Suite 1000, Irvine, California 92612.
(2)	If a stockholder holds options or other securities that are exercisable or otherwise convertible into New Century Financial common stock within 60 days of February 1, 2005, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate that stockholder’s percentage ownership of New Century Financial common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder.
(3)	Reflects the number of stock units credited as of February 1, 2005 to the account of each non-employee director participating in New Century Financial’s Directors Deferred Compensation Plan. These units generally will be paid solely in shares of New Century Financial common stock. Payment of the units will be paid following the director’s termination of service. The units themselves carry no voting or other stockholder rights.
(4)	Calculated based on 55,075,566 shares of New Century Financial common stock outstanding at February 1, 2005.
(5)	Beneficial ownership information and the following information is based on information contained in the Schedule 13D/A filed with the Securities and Exchange Commission jointly on April 20, 2004 by

Greenlight Capital, L.L.C. (“Greenlight LLC”), Greenlight Capital, Inc. (“Greenlight Inc.”) and Mr. David Einhorn. Mr. Einhorn is the principal of Greenlight LLC and Greenlight Inc. Of the reported shares, Greenlight LLC and Greenlight Inc. direct the voting and disposition of 1,715,000 and 1,614,900 shares of common stock, respectively. Greenlight LLC and Greenlight Inc. are located at 420 Lexington Avenue, Suite 1740, New York, New York 10170.

(6)	Includes 591,506 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1, 2005.
(7)	Includes 603,855 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1 , 2005.
(8)	Includes 287,679 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1, 2005, 18,154 shares owned by the Samantha H. Morrice Trust, the sole beneficiary of which is Mr. Morrice’s daughter, and 100,000 shares owned by the 2004 Bradley A. Morrice Grantor Retained Annuity Trust, of which Mr. Morrice is the sole trustee and Mr. Morrice, his wife and his children are the beneficiaries.
(9)	Includes 108,695 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1, 2005.
(10)	Includes 27,369 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1 , 2005.
(11)	Includes 67,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1 , 2005.
(12)	Includes 32,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1 , 2005.
(13)	Includes 32,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1, 2005.
(14)	Includes 337,848 shares of New Century Financial common stock owned by Westrec PS Plan, of which Mr. Sachs is the trustee and sole beneficiary, 200,000 shares of New Century Financial common stock owned by the Michael M. and Maureen Sachs Living Trust, of which Mr. Sachs is the sole trustee and Mr. Sachs and his wife are the beneficiaries, and 5,250 shares of New Century Financial common stock owned by Mr. Sachs’ wife. Also includes 12,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1, 2005.
(15)	Includes 72,500 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1, 2005.
(16)	Includes 35,000 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1, 2005.
(17)	Includes 1,897,298 shares of New Century Financial common stock issuable pursuant to options exercisable within 60 days of February 1, 2005.

SELLING SECURITYHOLDERS

The notes were originally issued by New Century TRS to Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the initial purchasers) and resold by them in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by them to be “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling securityholders may from time to time offer and sell pursuant to this prospectus any or all of the notes and the associated guarantees and the New Century Financial common stock into which the notes are convertible. When we refer to the “selling securityholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted transferees, pledgees, donees, assignees, successors and others who later hold any of the selling securityholders’ interests.

The table below sets forth the name of each selling securityholder, the principal amount of notes and the associated guarantees that each selling securityholder may offer pursuant to this prospectus and the number of shares of New Century Financial common stock into which the notes and the associated guarantees are convertible. The table below does not set forth the names of the selling securityholders who tendered their notes in the note conversion offer. Unless set forth below, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

Based on the information provided to us by the selling securityholders, assuming that the selling securityholders sell all of the notes and the associated guarantees or shares of New Century Financial common stock beneficially owned by them that have been registered by us and do not acquire any additional shares of New Century Financial common stock during the offering, the selling securityholders will not own any notes and the associated guarantees or shares of New Century Financial common stock, other than the shares of New Century Financial common stock appearing under the column entitled “Beneficial Ownership After Offering—Number of Shares of Common Stock.” We cannot advise you as to whether the selling securityholders will in fact sell any or all of such notes and the associated guarantees or shares of New Century Financial common stock. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the notes and the associated guarantees or shares of New Century Financial common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below.

Selling Securityholder	Aggregate Principal Amount of Notes Owned Before Offering and That May Be Sold	Percentage of Notes Outstanding Before Offering	Number of Shares of Common Stock Held Before Offering(1)	Number of Shares of Common Stock Offered for Sale(1)(2)	Beneficial Ownership After Offering
					Number of Shares of Common Stock(3)	Percentage of Shares of Common Stock(3)(4)
Liberty View—Neuberger Berman	$5,000,000	91%	146,931	146,931	—	*
HSBC Asset Management (Europe) Ltd.	500,000	9	14,693	14,693	—	*

Totals(5)(6)(7)	$5,500,000	100.00%	161,624	161,624	—	*	%

*	Less than one percent (1%).
(1)	Assumes conversion of all of the holder’s notes and the associated guarantees based upon the conversion price of approximately $34.03 per share of New Century Financial common stock. This is equivalent to a conversion rate of approximately 29.3862 shares per $1,000 principal amount of notes. This conversion rate is subject to adjustment as described under “Description of the Notes—Conversion of Notes.” As a result, the number of shares of New Century Financial common stock issuable upon conversion of the notes and the associated guarantees may increase in the future. In addition, the number of shares of New Century Financial common stock listed for each holder does not include fractional shares. Holders will receive a cash payment for any fractional share resulting from conversion of the notes, as described under “Description of Notes—Conversion of Notes.”

(2)	Except as noted, the shares of common stock that may be sold upon conversion of the notes and the associated guarantees by any selling securityholder will not represent 1% or more of our outstanding New Century Financial common stock.
(3)	Assumes all of the notes, the associated guarantees and shares of common stock issuable upon their conversion are sold in the offering.
(4)	Based on 55,075,566 shares outstanding as of February 1, 2005. In calculating this amount, we treated as outstanding the number of shares of New Century Financial common stock issuable upon conversion of this selling securityholder’s notes, but we did not assume conversion of any other selling securityholder’s notes.
(5)	New selling securityholders, if any, will be set forth from time to time in post-effective amendments to the registration statement of which this prospectus is a part or supplements to this prospectus, as required.
(6)	Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes do not beneficially own any common stock other than the common stock issuable upon conversion of the notes.
(7)	The sum of the listed principal amount of notes beneficially owned by selling securityholders is actually more than $5,500,000 because certain of the selling securityholders may have transferred notes pursuant to Rule 144A or otherwise reduced their position prior to selling pursuant to this prospectus, and as a result we have received beneficial ownership information from additional selling securityholders. The maximum principal amount of notes that may be sold under this prospectus will not exceed $5,500,000.

Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in prospectus supplements if and when required.

PLAN OF DISTRIBUTION

New Century TRS is registering for resale the notes and New Century Financial is registering for resale the shares of New Century Financial common stock and the associated guarantees covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. Neither we nor New Century TRS will receive any of the proceeds from the offering of notes and the associated guarantees or the shares of New Century Financial common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders or pledgees, donees or transferees of, or other successors in interest to, the selling securityholders may sell all or a portion of the notes and the associated guarantees and shares of New Century Financial common stock beneficially owned by them and offered hereby from time to time:

•	directly; or

•	through underwriters, broker-dealers or agents, who may act solely as agents or who may acquire the notes and the associated guarantees or shares of New Century Financial common stock as principals, and who may receive compensation in the form of discounts, commissions or concessions from the selling securityholders or from the purchasers of the notes and the associated guarantees and shares of New Century Financial common stock for whom they may act as agent.

The notes and the associated guarantees and the shares of New Century Financial common stock may be sold from time to time in one or more transactions at:

•	fixed prices, which may be changed;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the notes and the associated guarantees or shares of New Century Financial common stock offered by them hereby will be the purchase price of the notes and the associated guarantees or shares of New Century Financial common stock less discounts and commissions, if any.

The sales described in the preceding paragraph may be effected in transactions:

•	on any national securities exchange or quotation service on which the notes or shares of New Century Financial common stock may be listed or quoted at the time of sale, including the NYSE in the case of the shares of New Century Financial common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing of options whether the options are listed on an option exchange or otherwise; or

•	through the settlement of short sales.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the notes, the associated guarantees and shares of New Century Financial common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers.

These broker dealers may in turn engage in short sales of the notes, the associated guarantees and shares of New Century Financial common stock in the course of hedging their positions.

The selling securityholders may also sell the notes, the associated guarantees and shares of New Century Financial common stock short and deliver notes, the associated guarantees and shares of New Century Financial common stock to close out short positions, or loan or pledge notes, the associated guarantees and shares of New Century Financial common stock to broker-dealers that in turn may sell the notes, the associated guarantees and shares of New Century Financial common stock.

No selling securityholder may satisfy its obligations in connection with short sale or hedging transactions entered into before the effective date of the registration statement of which this prospectus is a part by delivering securities registered under such registration statement.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the associated guarantees and the shares of New Century Financial common stock by the selling securityholders. Selling securityholders might not sell any, or might not sell all, of the notes and the shares of our common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer the notes and the associated guarantees or the shares of New Century Financial common stock by other means not described in this prospectus.

To the extent required, upon being notified by a selling securityholder that any arrangement has been entered into with any agent, underwriter or broker-dealer for the sale of notes and the associated guarantees or New Century Financial common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by any agent, underwriter or broker-dealer(s), the name(s) of the selling securityholder(s) and of the participating agent, underwriter or broker-dealer(s), specific notes and the associated guarantees and/or New Century Financial common stock to be sold, the respective purchase prices and public offering prices, any applicable commissions or discounts, and other facts material to the transaction will be set forth in a supplement to this prospectus or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate.

In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

The outstanding shares of New Century Financial common stock are listed for trading on the NYSE. We do not intend to list the notes and the associated guarantees for trading on the NYSE or any other national securities exchange and can give no assurance that any trading market for the notes will develop.

In order to comply with the securities laws of some states, if applicable, the notes, the associated guarantees and underlying shares of New Century Financial common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes and the associated guarantees or the shares of New Century Financial common stock may be deemed to be “underwriters” within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the notes and the associated guarantees or the shares of New Century Financial common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions. If a selling securityholder is deemed to be an underwriter, the selling securityholder may be subject to certain statutory liabilities including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling securityholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes, the associated guarantees and the underlying shares of New Century Financial common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes, the associated guarantees and the underlying shares of New Century Financial common stock to engage in market-making activities with respect to the particular notes, the associated guarantees and the underlying shares of New Century Financial common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the notes, the associated guarantees and the underlying shares of New Century Financial common stock and the ability of any person or entity to engage in market-making activities with respect to the notes, the associated guarantees and the underlying shares of New Century Financial common stock.

New Century TRS entered into a registration rights agreement for the benefit of the holders of the notes to register their notes and underlying common stock under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreement provides that the selling securityholders will indemnify New Century TRS and the initial purchasers and their respective directors, officers and controlling persons and New Century TRS will indemnify the selling securityholders and the initial purchasers and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the underlying common stock, including liabilities under the Securities Act, or will be entitled to contribution in connection with those liabilities. New Century TRS has agreed to pay all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and shares of New Century Financial common stock.

New Century TRS has agreed under the registration rights agreement to use its reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

(1)	two years after the later of the last date of original issuance of any of the notes and the date on which New Century TRS or any of its affiliates owned any of the notes;

(2)	the date on which holders of registrable securities are able to sell all of the registrable securities immediately without restriction pursuant to Rule 144(k) under the Securities Act;

(3)	the date when all of the registrable securities of those holders that have provided the information required are registered under the shelf registration statement and disposed of in accordance with the terms of the shelf registration statement; and

(4)	the date when all of the registrable securities of those holders that have provided the information required have ceased to be outstanding (whether as a result of repurchase and cancellation, conversion or otherwise).

New Century TRS may suspend the selling securityholders’ use of this prospectus and offers and sales of the notes and shares of New Century Financial common stock pursuant to this prospectus for a period not to exceed 30 days in the aggregate in any three-month period, and not to exceed 60 days in the aggregate in any 365-day period under certain circumstances related to the possibility that the registration statement contains an untrue statement of a material fact or omits to state a material fact and disclosure of the event would have, in New Century TRS’s reasonable, good faith belief, a material adverse effect on our business. If New Century TRS does not maintain the effectiveness of the registration statement of which this prospectus is a part in accordance with the registration rights agreement, subject to the permitted suspension periods, New Century TRS may be required to pay additional cash interest as liquidated damages as specified in the registration rights agreement.

The anti-manipulation rules under the Exchange Act may apply to sales of the notes and the associated guarantees or shares of New Century Financial common stock in the market and to the activities of the selling securityholders and their affiliates.

LEGAL MATTERS

Certain legal matters, including certain tax matters, will be passed upon for us by O’Melveny & Myers LLP, San Francisco, California. The validity of the shares of New Century Financial common stock to be sold in this offering and certain other matters of Maryland law will be passed upon for us by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

EXPERTS

The consolidated financial statements of New Century TRS and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated balance sheet of New Century Financial and subsidiary as of August 31, 2004, on a pre-as if pooling of interests basis, has been included in this prospectus in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, included herein, and upon the authority of said firm as experts in accounting and auditing.

The supplemental consolidated financial statements of New Century Financial and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, Independent Registered Public Accounting Firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report covering the supplemental consolidated financial statements includes a paragraph that states that the supplemental consolidated financial statements give retroactive effect to the merger of a wholly-owned subsidiary of New Century Financial with and into New Century TRS on October 1, 2004, which has been accounted for similar to a pooling of interests.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

New Century Financial files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these materials may be examined without charge at the public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, the Securities and Exchange Commission maintains a web site, http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the Securities and Exchange Commission.

This prospectus incorporates important business and financial information about New Century Financial and New Century TRS from documents filed with the Securities and Exchange Commission that are not included in or delivered with this prospectus. The Securities and Exchange Commission permits us to “incorporate by reference” important information by referring you to another document filed separately with the Securities and Exchange Commission. This means that the information incorporated by reference is deemed to be part of this prospectus, unless superseded by information contained directly in this prospectus or by information in documents that we incorporate by reference now but do not actually file with or furnish to the Securities and Exchange Commission until later.

Specifically, we incorporate herein by reference the documents set forth below:

New Century TRS Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed on March 15, 2004, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 10, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 9, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 9, 2004; and

•	Current Reports on Form 8-K filed on January 14, 2004, April 7, 2004, May 20, 2004, June 1, 2004, June 17, 2004, June 28, 2004, July 2, 2004, July 7, 2004, July 13, 2004, July 22, 2004, August 2, 2004, August 17, 2004, September 1, 2004, September 10, 2004, September 15, 2004, September 27, 2004, October 1, 2004, October 5, 2004, October 6, 2004, October 26, 2004, November 4, 2004 and December 23, 2004.

New Century Financial Filings

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 9, 2004; and

•	Current Reports on Form 8-K filed on October 1, 2004, October 5, 2004, October 6, 2004, October 8, 2004, October 14, 2004, October 26, 2004, November 2, 2004, November 4, 2004, November 17, 2004, December 2, 2004, December 7, 2004, December 22, 2004, December 23, 2004, December 29, 2004, January 5, 2004, January 7, 2005, January 13, 2005, February 3, 2005, February 14, 2005 and February 18, 2005.

In addition, we also incorporate by reference into this prospectus additional information that New Century Financial may subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the termination of the offering. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. After the date of this prospectus, New Century TRS does not intend to file periodic reports with the Securities and Exchange Commission under Sections 13(a) and 15(d) of the Exchange Act in reliance upon the exemption provided under Rule 12h-5 of the Exchange Act. At such time, noteholders and stockholders should refer to documents filed by New Century Financial with the Securities and Exchange Commission, including financial statements of New Century Financial, which will include, among other things, certain condensed consolidating financial information about New Century TRS.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that we disclose under Items 9 or 12 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

You may not have some of the documents incorporated by reference, but you can obtain any of them through the Securities and Exchange Commission as described above or from us at no cost by directing a written or oral request to us at New Century Financial Corporation, 18400 Von Karman, Suite 1000, Irvine, California, 92612, Attention: Vice President of Investor Relations, or by telephone at (949) 440-7030, or email at cmarrell@ncen.com, or at our website at www.ncen.com. Except for the documents described above, information on our website is not otherwise incorporated by reference into this prospectus.

You should rely only on the information in this prospectus or incorporated by reference into this prospectus. No one has been authorized to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front page. We are not making any offer to sell (or soliciting any offer to buy) any securities, or soliciting any proxy, in any state where it is unlawful to do so.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

New Century REIT, Inc.:

We have audited the accompanying consolidated balance sheet of New Century REIT, Inc. as of August 31, 2004. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of New Century REIT, Inc. as of August 31, 2004 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Los Angeles, California

September 8, 2004

NEW CENTURY REIT, INC.

CONSOLIDATED BALANCE SHEET

As of August 31, 2004

ASSETS
Cash and cash equivalents	$20,000

Total assets	$20,000

LIABILITIES AND STOCKHOLDER’S EQUITY
Total liabilities	$—
Common stock, $0.01 par value. Authorized 1,000,000 shares; issued and outstanding 20,000 shares	200
Additional paid-in capital	19,800

Total stockholder’s equity	20,000

Total liabilities and stockholder’s equity	$20,000

See accompanying note to consolidated balance sheet.

NEW CENTURY REIT, INC.

NOTE TO THE CONSOLIDATED BALANCE SHEET

August 31, 2004

1. Organization

On April 12, 2004, New Century REIT, Inc. (“New Century REIT”) was incorporated under the laws of the State of Maryland and was authorized to issue 1,000,000 shares of $0.01 par value common stock. New Century Financial Corporation (“New Century Financial”) formed New Century REIT solely for the purpose of effecting the restructuring of New Century Financial. New Century REIT is a wholly-owned subsidiary of New Century Financial. In the restructuring, NC Merger Sub, Inc., a wholly-owned subsidiary of New Century REIT, will be merged into New Century Financial, making New Century Financial a wholly-owned subsidiary of New Century REIT. The business of New Century REIT will initially be the business currently conducted by New Century Financial, and New Century REIT will change its name to “New Century Financial Corporation.” New Century Financial anticipates that, upon completion of certain restructuring transactions, New Century REIT will qualify as a REIT for U.S. federal income tax purposes. It will conduct substantially all operating businesses, including substantially all of those currently conducted by New Century Financial and its subsidiaries, through taxable REIT subsidiaries.

From the date of inception on April 12, 2004 through August 31, 2004, New Century REIT has not conducted any activities other than those incident to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of issuance and distribution

New Century TRS is paying all of the selling securityholders’ expenses related to this offering, except that the selling securityholders will pay any applicable brokers’ commissions and expenses. The following table sets forth an estimate of the fees and expenses payable by New Century Financial and New Century TRS in connection with the registration of the securities offered hereby. All of such fees and expenses, except for the Registration Fee, are estimated:

Registration Fee—Securities and Exchange Commission	$73,938
Accounting Fees and Expenses	12,500
Legal Fees and Expenses	35,000
Printing Fees and Expenses	5,000
Trustee and Transfer Agent Fees	15,000
Miscellaneous	8,562

Total	$150,000

Item 15. Indemnification of directors and officers

New Century Financial’s charter and bylaws require New Century Financial to indemnify its directors and officers to the fullest extent required or permitted by law and to indemnify other employees and agents to such extent as may be authorized by the board of directors. The Maryland General Corporation Law, or the MGCL, requires a corporation (unless its charter provides otherwise, which the charter of New Century Financial does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the receipt by the corporation of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Under Section 145 of the Delaware General Corporation Law, or the DGCL, New Century TRS has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended. The Restated Certificate of Incorporation of New Century TRS, as implemented by the Certificate of Merger of New Century TRS, provides that a director of New Century TRS shall not be liable to New Century TRS or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent provided by applicable law for any breach of the director’s duty of loyalty to New Century TRS or its stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the DGCL or for any transaction from which the director derives an improper personal benefit. Under the DGCL, liability of a director may not be limited (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,

(iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of New Century TRS’ Restated Certificate of Incorporation is to eliminate the rights of New Century TRS and its stockholders (through stockholders’ derivative suits on behalf of New Century TRS) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except as provided in the Restated Certificate of Incorporation and in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of New Century TRS or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

New Century TRS’ Second Amended and Restated Bylaws provide that New Century TRS will indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to certain limitations.

New Century Financial and New Century TRS have each entered into agreements with their respective directors and officers pursuant to which they have agreed to indemnify such directors or officers from claims, liabilities, damages, expenses, losses, costs, penalties or amounts paid in settlement incurred by such directors or officers in or arising out of their capacities as a director, officer, employee and/or agent of the applicable company or any other corporation of which such person is a director or officer at the request of the applicable company to the maximum extent provided by applicable law. In addition, such directors or officers are entitled to an advance of expenses to the maximum extent authorized or permitted by law.

At present, there is no pending litigation or proceeding involving a director or officer of New Century Financial or New Century TRS as to which indemnification is being sought nor are we aware of any threatened litigation that may result in claims for indemnification by any officer or director.

New Century Financial maintains a policy providing directors’ and officers’ liability insurance, which insures directors and officers of New Century Financial in certain circumstances with a liability limit of $55 million per claim and in the aggregate, subject to varying retentions. This coverage is on a claims made basis.

The foregoing summaries are necessarily subject to the complete text of the MGCL, the DGCL, the registrants’ charter documents, the indemnity agreements entered into between by each of the registrants and each of their respective directors and officers and New Century Financial’s directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.

Item 16. Exhibits and financial statement schedules

(a) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated as of April 21, 2004, by and among New Century Financial, New Century TRS and NC Merger Sub, Inc.(1)

2.2	Certificate of Merger filed September 30, 2004 with the Secretary of State of the State of Delaware and effective on October 1, 2004(5)

4.1	Specimen Certificate for New Century Financial’s Common Stock(7)

4.2	Indenture, dated as of July 8, 2003, by and between New Century TRS and Wells Fargo Bank, N.A., as Trustee(3)

4.3	Form of 3.50% Convertible Senior Note (included as part of Exhibit 4.2 hereto)(3)

4.4	First Supplemental Indenture, dated as of September 30, 2004, by and among New Century Financial, New Century TRS and Wells Fargo Bank, N.A., as Trustee(4)

4.5	Second Supplemental Indenture, dated as of February 14, 2005, by and among New Century Financial, New Century TRS and Wells Fargo Bank, N.A., as Trustee(8)

4.6	Registration Rights Agreement, dated as of July 8, 2003, by and among New Century TRS, Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated(2)

5.1	Opinion of O’Melveny & Myers LLP regarding legality of the securities being registered(7)

5.2	Opinion of Ballard Spahr Andrews & Ingersoll LLP regarding legality of the securities being registered(7)

5.3*	Opinion of O’Melveny & Myers LLP regarding the legality of the guarantees.

8.1	Opinion of O’Melveny & Myers LLP regarding certain tax matters(7)

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges(7)

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm to the incorporation by reference of its report dated January 21, 2004, with respect to New Century TRS’s financial statements

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm to the inclusion of its report dated September 8, 2004, with respect to New Century Financial’s consolidated balance sheet

23.3*	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated October 11, 2004 with respect to New Century Financial’s consolidated financial statements

23.4	Consents of O’Melveny & Myers LLP (included as part of Exhibits 5.1 and 8.1 hereto)

23.5	Consent of Ballard Spahr Andrews & Ingersoll LLP (included as part of Exhibit 5.2)

24.1†	Power of Attorney

25.1	Form T-1 Statement of Eligibility of Trustee under the Indenture(6)

*	Filed herewith.
†	Filed herewith and previously included on the signature pages to New Century Financial Corporation’s Form S-3 Registration Statement (No. 333-119753) as filed with the Securities and Exchange Commission on October 14, 2004 and New Century TRS’s Form S-3 Registration Statement (No. 333-109727) as filed with the Securities and Exchange Commission on October 15, 2003.
(1)	Incorporated by reference from Annex A to the proxy statement/prospectus that is part of New Century Financial’s Registration Statement on Form S-4, as amended (No. 333-114709).

(2)	Incorporated herein by reference to New Century TRS’s Form 10-Q as filed with the Securities and Exchange Commission on August 13, 2003.
(3)	Incorporated by reference to New Century TRS’s Form 8-K as filed with the Securities and Exchange Commission on December 11, 2003.
(4)	Incorporated herein by reference to New Century Financial’s Form 8-K as filed with the Securities and Exchange Commission on October 1, 2004.
(5)	Incorporated herein by reference to New Century TRS’s Form 8-K as filed with the Securities and Exchange Commission on October 1, 2004.
(6)	Incorporated herein by reference to New Century TRS’s Form S-3 Registration Statement (No. 333-109727) as filed with the Securities and Exchange Commission on October 15, 2003.
(7)	Incorporated herein by reference to the joint filing of New Century Financial Corporation’s Form S-3 Registration Statement (No. 333-119753) and New Century TRS’s Post-Effective Amendment No. 3 to the Form S-3 Registration Statement (No. 333-109727), as filed with the Securities and Exchange Commission on October 14, 2004.
(8)	Incorporated herein by reference to the joint filing of New Century Financial Corporation’s Post Effective Amendment No. 1 to the Form S-3 Registration Statement (No. 333-119753) and New Century TRS’s Post-Effective Amendment No. 5 to the Form S-3 Registration Statement (No. 333-109727), as filed with the Securities and Exchange Commission on February 14, 2005.

(b) Financial Statement Schedules

None.

Item 17. Undertakings

(a) Each of the undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Commission by the registrant under Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Each of the undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, New Century Financial Corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 1st day of March, 2005.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ ROBERT K. COLE
Robert K. Cole Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Robert K. Cole and Brad A. Morrice, and each of them, acting individually and without the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President and Chief Operating Officer	March 1, 2005

/S/ PATTI M. DODGE Patti M. Dodge	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2005

/S/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 1, 2005

/S/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman-Finance and Director	March 1, 2005

/S/ HAROLD A. BLACK Harold A. Black	Director	March 1, 2005

/S/ FREDRIC J. FORSTER Fredric J. Forster	Director	March 1, 2005

Signature	Title	Date

/S/ DONALD E. LANGE Donald E. Lange	Director	March 1, 2005

/S/ WILLIAM J. POPEJOY William J. Popejoy	Director	March 1, 2005

/S/ MICHAEL M. SACHS Michael M. Sachs	Director	March 1, 2005

/S/ TERRENCE P. SANDVIK Terrence P. Sandvik	Director	March 1, 2005

/S/ RICHARD A. ZONA Richard A. Zona	Director	March 1, 2005

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, New Century Financial Corporation, has duly caused this Post-Effective Amendment to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 1st day of March, 2005.

NEW CENTURY FINANCIAL CORPORATION

By:	/s/ ROBERT K. COLE
Robert K. Cole Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President and Chief Operating Officer	March 1, 2005

/S/ PATTI M. DODGE Patti M. Dodge	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2005

/S/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 1, 2005

/S/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman-Finance and Director	March 1, 2005

* Harold A. Black	Director	March 1, 2005

* Fredric J. Forster	Director	March 1, 2005

* Donald E. Lange	Director	March 1, 2005

* William J. Popejoy	Director	March 1, 2005

Signature	Title	Date

* Michael M. Sachs	Director	March 1, 2005

* Terrence P. Sandvik	Director	March 1, 2005

* Richard A. Zona	Director	March 1, 2005

By:	/S/ ROBERT K. COLE
Robert K. Cole Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, New Century TRS Holdings, Inc., has duly caused this Post-Effective Amendment to Form S-3 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 1st day of March, 2005.

NEW CENTURY TRS HOLDINGS, INC.

By:	/s/ ROBERT K. COLE
Robert K. Cole Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BRAD A. MORRICE Brad A. Morrice	Vice Chairman, President and Chief Operating Officer	March 1, 2005

/S/ PATTI M. DODGE Patti M. Dodge	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2005

/S/ ROBERT K. COLE Robert K. Cole	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	March 1, 2005

/S/ EDWARD F. GOTSCHALL Edward F. Gotschall	Vice Chairman-Finance and Director	March 1, 2005

EXHIBIT INDEX

Pursuant to Item 601(a)(2) of Regulation S-K, this exhibit index immediately precedes the exhibits.

The following exhibits are included, or incorporated by reference, in this Form S-3 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated as of April 21, 2004, by and among New Century Financial, New Century TRS and NC Merger Sub, Inc.(1)

2.2	Certificate of Merger filed September 30, 2004 with the Secretary of State of the State of Delaware and effective on October 1, 2004(5)

4.1	Specimen Certificate for New Century Financial’s Common Stock(7)

4.2	Indenture, dated as of July 8, 2003, by and between New Century TRS and Wells Fargo Bank, N.A., as Trustee(3)

4.3	Form of 3.50% Convertible Senior Note (included as part of Exhibit 4.2 hereto)(3)

4.4	First Supplemental Indenture, dated as of September 30, 2004, by and among New Century Financial, New Century TRS and Wells Fargo Bank, N.A., as Trustee(4)

4.5	Second Supplemental Indenture, dated as of February 14, 2005, by and among New Century Financial. New Century TRS and Wells Fargo Bank, N.A., as Trustee(8)

4.6	Registration Rights Agreement, dated as of July 8, 2003, by and among New Century TRS, Bear, Stearns & Co. Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated(2)

5.1	Opinion of O’Melveny & Myers LLP regarding legality of the securities being registered(7)

5.2	Opinion of Ballard Spahr Andrews & Ingersoll LLP regarding legality of the securities being registered(7)

5.3*	Opinion of O’Melveny & Myers LLP regarding the legality of the guarantees.

8.1	Opinion of O’Melveny & Myers LLP regarding certain tax matters(7)

12.1	Statement re: Computation of Ratio of Earnings to Fixed Charges(7)

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated January 21, 2004, with respect to New Century TRS’s financial statements

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the inclusion of its report dated September 8, 2004, with respect to New Century Financial’s consolidated balance sheet

23.3*	Consent of KPMG LLP, Independent Registered Public Accounting Firm, to the incorporation by reference of its report dated October 11, 2004 with respect to New Century Financial’s consolidated financial statements

23.4	Consents of O’Melveny & Myers LLP (included as part of Exhibits 5.1 and 8.1 hereto)

23.5	Consent of Ballard Spahr Andrews & Ingersoll LLP (included as part of Exhibit 5.2)

24.1†	Power of Attorney

25.1	Form T-1 Statement of Eligibility of Trustee under the Indenture(6)

*	Filed herewith.

†	Filed herewith and previously included on the signature pages to New Century Financial Corporation’s Form S-3 Registration Statement (No. 333-119753) as filed with the Securities and Exchange Commission on October 14, 2004 and New Century TRS’s Form S-3 Registration Statement (No. 333-109727) as filed with the Securities and Exchange Commission on October 15, 2003.
(1)	Incorporated by reference from Annex A to the proxy statement/prospectus that is part of New Century Financial’s Registration Statement on Form S-4, as amended (No. 333-114709).
(2)	Incorporated herein by reference to New Century TRS’s Form 10-Q as filed with the Securities and Exchange Commission on August 13, 2003.
(3)	Incorporated by reference to New Century TRS’s Form 8-K as filed with the Securities and Exchange Commission on December 11, 2003.
(4)	Incorporated herein by reference to New Century Financial’s Form 8-K as filed with the Securities and Exchange Commission on October 1, 2004.
(5)	Incorporated herein by reference to New Century TRS’s Form 8-K as filed with the Securities and Exchange Commission on October 1, 2004.
(6)	Incorporated herein by reference to New Century TRS’s Form S-3 Registration Statement (No. 333-109727) as filed with the Securities and Exchange Commission on October 15, 2003.
(7)	Incorporated herein by reference to the joint filing of New Century Financial Corporation’s Form S-3 Registration Statement (No. 333-119753) and New Century TRS’s Post-Effective Amendment No. 3 to the Form S-3 Registration Statement (No. 333-109727), as filed with the Securities and Exchange Commission on October 14, 2004.
(8)	Incorporated herein by reference to the joint filing of New Century Financial Corporation’s Post Effective Amendment No. 1 to the Form S-3 Registration Statement (No. 333-119753) and New Century TRS’s Post-Effective Amendment No. 5 to the Form S-3 Registration Statement (No. 333-109727), as filed with the Securities and Exchange Commission on February 14, 2005.